Filed Pursuant to Rule 424B3

File No. 333-261400

PROSPECTUS

128,995,031 Shares of Common Stock underlying Warrants

Iconic Brands, Inc.

This prospectus relates to the resale, from time to time, by the selling stockholders named herein (the “Selling Stockholders”) of an aggregate of 128,995,031 shares of common stock, par value $0.001 per share, issuable upon exercise of certain outstanding warrants to purchase 87,643,130 shares of common stock and unissued warrants to purchase 41,351,901 shares of common stock  (collectively, the “Warrants”).

We are not selling any securities under this prospectus and we will not receive proceeds from the sale of the common stock by the Selling Stockholders. However, we may receive proceeds from the cash exercise of the Warrants, which, if exercised in cash at the current applicable exercise price with respect to all of the 128,995,031 shares of common stock, would result in gross proceeds to us of approximately $40,300,000.

We will pay the expenses of registering the shares of common stock offered by this prospectus, but all selling and other expenses incurred by the Selling Stockholders will be paid by the Selling Stockholders. The Selling Stockholders may sell our shares of common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the Selling Stockholders may sell shares of common stock will be determined by the prevailing market price for our common stock or in negotiated transactions.

Our common stock is quoted on the OTCQB markets, under the symbol “ICNB.” On November 24, 2021, the last reported sale price for our common stock was $0.80.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 21, 2021.

i

ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part that we have filed with the Securities and Exchange Commission, or SEC, includes exhibits that provide more detail of the matters discussed in this prospectus.

You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find Additional Information.”

You should rely only on the information contained in this prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

The Selling Stockholders are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the Selling Stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus applicable to that jurisdiction.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC under which the Selling Stockholders may offer from time to time up to an aggregate of 128,995,031 shares of common stock in one or more offerings. If required, each time the Selling Stockholders offer shares of Common Stock, we will provide you with, in addition to this prospectus, a prospectus supplement that will contain specific information about the terms of that offering. We may also use a prospectus supplement to add, update or change any of the information contained in this prospectus. This prospectus, together with any applicable prospectus supplements, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus and any prospectus supplement before buying any of the shares of common stock offered.

Unless the context otherwise requires, the terms “ our company,” “Company, ”“we,” “us” and “our” refer to Iconic Brands, Inc. and its subsidiaries.

All service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ®, © and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

1

PROSPECTUS SUMMARY

This summary highlights principal features of this offering and certain information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the information incorporated by reference herein, before making an investment decision.

Our Company

Overview

We are a lifestyle branding company with expertise in developing, from inception to completion, and branding alcoholic beverages for ourselves and third parties. We market and place products into national distribution through long-standing industry relationships. We believe we are a leader in “Celebrity Branding” of beverages in which we procure superior and unique products from around the world and brand such products with internationally-recognized celebrities. We currently market and sell the following products:

•

Bellissima Prosecco – these products comprise a line of all-natural and Vegan Prosecco and Sparkling Wine made with organic grapes, including a Zero Sugar, Zero Carb option, a DOC Brut and a Sparkling Rose. The Bellissima line of Prosecco and Sparkling Wines includes two new flavor profiles, a Zero Sugar/Zero Carb Sparkling Rose and a Rose Prosecco; and

•

Bella Sprizz Apertifs - these products comprise a line of aperitifs consisting of three different expressions, a classic Italian aperitif, an all-natural elderflower aperitif and a classic Italian bitter.

In addition, we also develop and market private label spirits for established domestic and international chains.

As a result of our July 2021 acquisition of 100% of the equity of TopPop LLC (“TopPop”), we now have a fully, vertically-integrated company for alcohol brands. TopPop is a premier product development, contract manufacturing and packaging company that specializes in flexible packaging applications in the food, beverage and health categories. TopPop has the federal and state licenses necessary to manufacture and blend malt, wine and spirits-based products and, in June 2020, it opened a 27,000-square-foot FDA-approved manufacturing facility in Marlton, New Jersey with a Safe Quality Food certification. In September 2021, TopPop leased an additional 65,000 square feet for manufacturing in Pennsauken, New Jersey. Construction is currently ongoing, and the facility is expected to be operational by January 1, 2022. The facility will include approximately $4 million of high-speed packaging equipment and is expected to increase our production capacity by three times.

For its first product line, TopPop identified the single serve, ready-to-drink (“RTD”) and ready-to-freeze (“RTF”) segments as ripe for product and packaging innovation. TopPop introduced an alcohol-infused ice pop in June 2020, and successfully marketed the concept to major alcohol companies. In addition, it developed its own product line trademarked under the name BoozyPopz® which will be sold through e-commerce platforms and directly to sports and entertainment venues. Despite launching during the COVID-19 pandemic, TopPop manufactured approximately 10 million ice pops from the launch in June through December 31, 2020. It has produced approximately 36 million ice pops during the nine-month period ending September 30, 2021. TopPop has also developed a robust pipeline in the single serve, RTD alcohol cocktail market and anticipates launching a line of products in this market in 2022. TopPop designs and markets flexible packaging for its RTD and RTF products with formulations that are low calorie and contain healthy and natural ingredients. With the opening of TopPop’s new facility expected in January 2022, we expect to have the capacity to manufacture over 150 million units in 2022.

We believe TopPop brings to us additional synergies and opportunities for cross-promoting new and existing products to a broader customer base and positions our company, including our wholly owned subsidiary TopPop, as a company that establishes and supports brands, innovates, produces, licenses, packages and sells alcohol and non-alcohol beverages and creates sustainable packaging solutions to the consumable goods market. Our focus on lifestyle branding and the rising “Better-for-You”, “Better-for-Planet” consumer category has made us a leader in developing celebrity brands worldwide such as our Bellissima Prosecco by Christie Brinkley. TopPop is a pioneer in flexible packaging. The company’s creative solutions from inception to full scale production, like its RTF alcohol ice pops, make it a harbinger in the “pouch market”, one of the fastest growing segments of the beverage industry. TopPop’s proprietary and visionary applications has made the company a leader in providing these increasingly desirable products and services, from “design through delivery”, to some of the largest Fortune 500 and multinational alcohol beverage companies and brands today.

Our mission is to be an industry leader in the brand development, marketing and sales of alcoholic beverages and related products by capitalizing on our ability to procure products from around the world and to develop unique and innovative packaging to create brand and product line extensions. We plan to leverage our relationships with internationally-recognized celebrities and social media influencers to add value to products and create brand awareness in unbranded niche categories.

2

Recent Developments

COVID-19

As a result of COVID-19, we have seen a shift away from the traditional brick-and-mortar business to a direct-to-consumer business. Although we expect brick-and-mortar to rebound, we also expect the director-to-consumer model to stay post-COVID-19, as consumers embrace the convenience of having their alcoholic beverages delivered to their doorstep. As we expand our relationship with QVC and our own direct-to-consumer platform through our website, we believe we are well positioned to execute on this opportunity.

TopPop Acquisition

On July 26, 2021, we completed the acquisition of TopPop. In connection with such acquisition, the former TopPop members received, in the aggregate: (a) $3,995,551 in cash by transfer of immediately available funds, (b) 26,009,600 shares of our common stock,which shares were valued in the aggregate at $8,128,000, or $0.3125 per share, (c) $4,900,000.00 aggregate principal amount of our promissory notes and (d) future additional cash payments as earnout consideration. The earn-out payments, if any, will be made (i) following the 12-month period commencing on August 1, 2021, in an aggregate amount equal to the excess, if any, of: (A) 1.96 times TopPop’s EBITDA for the period over (B) the aggregate amount of the closing promissory notes repaid in cash during period; provided, however, no such amount shall be payable if (i)(A) does not exceed (i)(B); and (ii) following the 12-month period commencing on August 1, 2022, in an aggregate amount equal to the excess, if any, of: (A) 1.96 times TopPop’s EBITDA for such period over (B) the aggregate amount of the closing promissory notes repaid in cash during the period; provided, however, no such amount shall be payable if (ii)(A) does not exceed (ii)(B). The earn-out payments will be made, at the election of each former TopPop member, in cash or in shares of our common stock or a combination thereof, less any reserve for possible indemnification payments, provided that not less than 45% of the value of each earn-out payment shall be paid in common stock. If paid in shares of common stock, such shares shall be valued at the then-prevailing market rate.

Series A-2 Convertible Preferred Stock Financing

On July 26, 2021, we entered into securities purchase agreements dated as of July 26, 2021 with certain accredited investors for the sale of an aggregate of 32,303.11 shares of our newly-created Series A-2 Convertible Preferred Stock, par value $0.001 per share (the “Series A-2 Preferred Stock”), an aggregate of 11,320,201 shares of common stock, and warrants (the “Warrants”) to purchase an aggregate of 114,690,150 shares of common stock, for gross proceeds of $35,840,672, before deducting placement agent and other offering expenses. Pursuant to the purchase agreements, the shares of Series A-2 Preferred Stock, common stock and Warrants were sold in two tranches, the first of which closed on July 26, 2021 for gross proceeds of $22,918,203 for the sale of an aggregate of 20,724.70 shares of Series A-2 Preferred Stock, an aggregate of 7,019,196 shares of common stock, and Warrants to purchase an aggregate of 73,338,203 shares of common stock. Of the $22,918,203 gross proceeds we received upon the closing of the first tranche, $18,147,354 was paid in cash, $676,708 was paid by assignment to us of $676,708 aggregate principal amount, and accrued interest, of our outstanding original issue discount promissory notes and $3,762,000 was paid by assignment to us of $3,762,000 aggregate principal amount of TopPop’s outstanding original issue discount promissory notes, all of which notes were cancelled by us. A $332,141 discount was applied to the cash component of the purchase price received upon the closing of the first tranche.

Pursuant to the purchase agreements, the closing of the second tranche, which will include the sale of an additional 11,578.40 shares of Series A Preferred Stock, 4,301,005 shares of common stock, and Warrants to purchase an additional 41,351,901 shares of common stock for gross proceeds of $12,690,901, all of which will be paid in cash, will occur within five trading days of the date of this prospectus. The closing of the transactions contemplated by the purchase agreements were subject to the satisfaction of certain closing conditions, including the execution of the Registration Rights Agreement (as defined below), and the consummation of the transactions contemplated by the TopPop acquisition agreement, the Exchange Agreement (as defined below), and the United Purchase Agreement (as defined below).

3

The Warrants are exercisable for a period of five years from the date of issuance at an exercise price of $0.3125 per share. The Warrants may be exercised on a cashless basis if the shares of common stock underlying the Warrants are not then registered for resale pursuant to an effective registration statement under the Securities Act, including the registration statement of which this prospectus forms a part.

In connection with this offering, we entered into a Placement Agency Agreement with Dawson James Securities, Inc. (the “Placement Agent”), pursuant to which at the closing of the first tranche under the purchase agreements we paid to the Placement Agent a cash fee in the amount of $2,350,000 and we agreed to pay to the Placement Agent in connection with the closing of the second tranche under the purchase agreements a cash fee in the amount of $1,150,000. In addition, we agreed to pay to the Placement Agent a fee in connection with any cash exercise of any of the Warrants in an amount equal to 10% of the cash amount received by us upon any such exercise. Pursuant to the Placement Agency Agreement, as additional consideration for the services of the Placement Agent, we also issued to the Placement Agent or its designees in connection with the closing of the first tranche under the purchase agreements 2,194 shares of Series A-2 Preferred Stock and agreed to issue to the Placement Agent or its designees in connection with the closing of the second tranche under the purchase agreements an additional 1,096 shares of Series A-2 Preferred Stock.

Exchange of Issued and Outstanding Series E, F and G Convertible Preferred Stock and Series E, F and G Common Stock Purchase Warrants

On July 26, 2021, we entered into securities exchange agreements with the holders of our outstanding (a) Series E Convertible Preferred Stock, Series F Convertible Preferred Stock and Series G Convertible Preferred Stock (the “Existing Preferred Stock”), and (b) Series E Common Stock Purchase Warrants, Series F Common Stock Purchase Warrants and Series G Common Stock Purchase Warrants (the “Existing Warrants” and together with the Existing Preferred Stock, collectively, the “Existing Securities”), pursuant to which such holders exchanged (i) all Existing Preferred Stock held by each holder for shares of Series A-2 Preferred Stock and Warrants, and (ii) all Existing Warrants held by each holder for shares of common stock. In connection with such exchange, the holders exchanged all of their Existing Securities for an aggregate of 3,704.80 shares of Series A-2 Preferred Stock, Warrants to purchase an aggregate of 14,304,880 shares of common stock, and 2,449,517 shares of common stock. Upon such exchange, the Existing Securities were cancelled and all contractual (or similar) rights, preferences and obligations relating to such Existing Securities became null and void and of no further effect whatsoever.

Redemption of Series F Convertible Preferred Stock

On July 26, 2021, we entered into redemption agreements with the former holders of our Series F Convertible Preferred Stock, pursuant to which we redeemed all outstanding shares of our Series F Convertible Preferred Stock for an aggregate purchase price of $225,000 in accordance with the terms of such redemption agreements.

Exchange of Issued and Outstanding Series A Preferred Stock

On July 26, 2021, we entered into a securities exchange agreement dated as of July 26, 2021 with Richard DeCicco, who, at the time of execution and delivery of such agreement, was our Chief Executive Officer, Chief Financial Officer, chairman of our board of directors and the holder of our one issued and outstanding share of Series A Preferred Stock, and is currently our Chairman of the Board and President. Pursuant to such agreement, Mr. DeCicco exchanged his one share of Series A Preferred Stock for 25,600,000 shares of our common stock. Upon such exchange, the Series A Preferred Stock, which previously gave Mr. DeCicco two votes for every one vote of our outstanding voting securities, was cancelled and all contractual (or similar) rights, preferences and obligations relating to such Series A Preferred Stock became null and void and of no further effect whatsoever.

4

Purchase of all Issued and Outstanding Capital Stock of United Spirits, Inc.

On July 26, 2021, we entered into a securities purchase agreement with Mr. DeCicco pursuant to which we purchased from Mr. DeCicco all of the issued and outstanding capital stock of United Spirits, Inc., a New York corporation (“United”). Pursuant to such purchase agreement, Mr. DeCicco transferred to us 100% of the issued and outstanding capital stock of United in exchange for a purchase price of $1,000,000. The purchase agreement contains customary representations, warranties and covenants of the parties thereto, and the closing of the transactions contemplated by such purchase agreement was subject to the satisfaction of certain closing conditions, including, without limitation, certain approvals from various state liquor authorities. Prior to the closing of such transaction, we marketed and sold our wine and spirts products pursuant to an exclusive marketing and distribution agreement between United and us.

Amended and Restated LLC Agreements of Bellissima Spirits LLC and BiVi LLC

On July 26, 2021, we, and each other member identified therein, including Mr. DeCicco and Rosanne Faltings, our vice president of sales and a member of the Board, entered into an Amended and Restated Limited Liability Company Agreement dated as of July 26, 2021 of Bellissima. Such agreement provides that the manager of Bellissima, currently Mr. DeCicco, may cause Bellissima to make distributions of available cash flow to the members pro rata in accordance with their cash flow ratios, of which we are entitled to 100% of any such distribution of available cash flow. Such agreement also provides that the manager shall cause Bellissima to make distributions of net proceeds attributable to certain capital events to members pro rata in accordance with their membership interest percentage, of which we are entitled to 54% of any such distribution of net proceeds and Mr. DeCicco and Ms. Faltings are entitled to 15.34% and 15.33%, respectively. Transfers of membership interests in Bellissima are generally restricted and such agreement provides for preemptive rights, rights of first refusal, and rights of co-sale, in each case, in accordance with the terms and conditions set forth therein.

On July 26, 2021, we, and each other member identified therein, including Mr. DeCicco and Ms. Faltings, entered into an Amended and Restated Limited Liability Company Agreement dated as of July 26, 2021 of BiVi. Such agreement provides that the manager of BiVi, currently Mr. DeCicco, may cause BiVi to make distributions of available cash flow to the members pro rata in accordance with their cash flow ratios, of which we are entitled to 100% of any such distribution of available cash flow. Such agreement also provides that the manager shall cause BiVi to make distributions of net proceeds attributable to certain capital events to members pro rata in accordance with their membership interest percentage, of which we are entitled to 54% of any such distribution of net proceeds and Mr. DeCicco and Ms. Faltings are entitled to 15.34% and 15.33%, respectively. Transfers of membership interests in BiVi are generally restricted and such agreement provides for preemptive rights, rights of first refusal, and rights of co-sale, in each case, in accordance with the terms and conditions set forth therein.

Risks Associated With Our Business

Our ability to execute our business strategy is subject to numerous risks, as more fully described in the section captioned “Risk Factors” immediately following this prospectus summary. You should read these risks before you invest in our common stock. In particular, risks associated with our business include, but are not limited to, the following:

•	We face significant risks relating to our recent acquisition of TopPop.

•	We have a history of losses, and may not achieve or maintain profitability in the future.

•	Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

5

•	If we fail to obtain the capital necessary to fund our operations, we will be unable to continue our operations and you will likely lose your entire investment.

•	Any additional funding that we raise may be on terms that are dilutive to you.

•	Widespread health developments, including the recent global COVID-19 pandemic, could materially and adversely affect our business, financial condition and results of operations.

•	We face risks related to our inventory, and if we fail to accurately predict demand for products, we may face write-downs or other charges.

•	Disruptions in our supply chain could have a substantial adverse impact on our ability to produce our wines and the cost of our raw materials.

•	Contamination and degradation of product quality from diseases, pests and weather conditions may have a material adverse effect on our business and results of operation.

•	Climate change and environmental regulatory compliance may have an adverse effect on our operations.

•	A potential decline in the consumption of the products we sell could have a material adverse effect on our business.

•	We face significant competition which could adversely affect our business.

•	Our business depends on the effectiveness of our advertising and marketing programs, including the strength of our social media presence, to attract and retain members and subscribers.

•	The loss of one or more of our current customers could adversely affect our results of operations.

•	Any changes to our relation with QVC or retail outlets may have a material adverse effect on our business.

•	We may engage in strategic transactions that fail to enhance shareholder value.

•	We may not be successful in hiring and retaining key employees, including executive officers.

•	Our operations may be adversely affected by our failure to maintain or renegotiate distribution, supply, manufacturing or license agreements on favorable terms.

•	Class action or other litigation relating to alcohol abuse or the misuse of alcohol could adversely affect our business.

•	Regulatory decisions and changes in the legal, and regulatory environment could increase our costs and liabilities or limit our business activities.

•	We are subject to cybersecurity risks.

Corporate Information

Our corporate headquarters are located in Amityville, NY. Our mailing address is 44 Seabro Avenue, Amityville, NY 11701, and our telephone number is (631) 464-4050. We file electronically with the SEC our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. We make available on our website at www.iconicbrandsusa.com., free of charge, copies of these reports as soon as reasonably practicable after filing or furnishing these reports with the SEC. Information contained on our website is not incorporated into, and does not constitute any part of, this prospectus. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

6

The Offering

Securities offered by the Selling Stockholders:	128,995,031 shares of common stock issuable upon the exercise of warrants to purchase shares of Common Stock (the “Warrants”).

Common stock outstanding prior the offering:	89,032,764 shares (as of September 30, 2021)

Common stock to be outstanding after the offering assuming exercise of all Warrants:	222,508,799 shares

Use of Proceeds:	We will not receive any proceeds from the sale by the Selling Stockholders of the shares of common stock being offered by this prospectus.

Risk Factors:

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section on page 8 before deciding to invest in our securities.

Trading Symbol:	Our common stock is currently quoted on OTCQB market under the trading symbol “ICNB”.

The 222,508,799 shares of common stock to be outstanding after this offering is based on 89,032,764 shares of common stock outstanding as of September 30, 2021, 4,481,004 additional shares that have been issued since September 30, 2021 or will be issued to the Selling Stockholders at the closing of the second tranche under the purchase agreements, which will occur within five days of the date of this prospectus, and the shares of common stock issuable upon exercise of the Warrants, including the Warrants to be issued upon the closing of the second tranche under the purchase agreements.

The 222,508,799 shares of common stock to be outstanding after this offering excludes an aggregate of up to approximately 140,706,10 shares of common stock based upon the following:

•	An aggregate of 125,753,312 shares of common stock issuable upon the conversion of Series A-2 Preferred Stock, including shares of Series A-2 Preferred Stock issued to the Selling Stockholders upon the closing of the second tranche under the purchase agreements;

•	An aggregate of 7,408,200 shares of common stock issuable upon the exercise of options with exercise prices of $0.45 and $0.57 per share granted under our 2021 Long-Term Incentive Plan; and

•

An aggregate of 7,545,198 shares of common stock issuable to the holders of our Series A-2 Preferred Stock, as a one-time dividend payment equal to $1,000 per share of the outstanding Series A-2 Preferred Stock, in cash or, at our option, in shares of common stock, or a combination thereof, subject to the potential adjustment in the event that the average of the volume weighted average price per share of our common stock for each of the 15 consecutive trading days ending on the trading day immediately prior to July 1, 2022 is less than the conversion price then in effect.

7

RISK FACTORS

An investment in our common stock involves a number of risks. Before deciding to invest in our common stock, you should carefully consider the risks described below, and in any prospectus supplement that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks described in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business.

Risk Factors Related to the Business of the Company

We face significant risks relating to our recent acquisition.

Our recent acquisition of TopPop involves a number of significant risks and uncertainties that may adversely affect us, including the following:

•	our inability to realize anticipated synergies or other expected benefits or cost savings;

•	the diversion of financial resources to the new operations or acquired businesses;

•	our failure to successfully integrate acquired systems, business processes, policies and procedures;

•	our exposure to unknown liabilities and unforeseen costs that were not discovered during due diligence;

•	the potential loss of key employees, suppliers or customers;

•

potential delays in the opening of the new TopPop manufacturing facility due to regulatory and equipment factors, such as late issuance by the State of New Jersey of alcohol manufacturing and licensing approvals or supply chain delays in the delivery of new capital equipment; and

•	other challenges associated with managing the larger, more complex and integrated combined businesses.

If one or more of these risks and uncertainties were to materialize, we could experience reduced sales, higher costs, lower profitability and other adverse impacts to our operations and businesses.

We have a history of losses, and may not achieve or maintain profitability in the future.

We have a history of losses and have historically raised capital to meet our needs. Our net losses for the nine-month periods ended September 30, 2021 and 2020 and the years ended December 31, 2020 and 2019 were $6,000,537, $2,608,729, $3,571,602 and $3,953,911, respectively, and our accumulated deficit as of September 30, 2021 was $32,497,887. We may sustain losses in the future as we continue to implement our business plan, and there can be no assurance that we will ever generate sufficient revenues to maintain profitability in the future.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our financial statements as of and for the year ended December 31, 2020 have been prepared under the assumption that we will continue as a going concern for the next twelve months. Our independent registered public accounting firm included in its opinion for the year ended December 31, 2020 an explanatory paragraph referring to our recurring losses from operations and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Our ability to continue as a going concern is dependent upon our ability to obtain additional equity or debt financing, reduce expenditures and to generate significant revenue. Our financial statements as of and for the year ended December 31, 2020 did not include any adjustments that might result from the outcome of this uncertainty. The reaction of investors to the inclusion of a going concern statement by our auditors, and our potential inability to continue as a going concern, in future years could materially adversely affect our share price and our ability to raise new capital or enter into strategic alliances. Furthermore, we also could be required to seek funds through arrangements with collaborative partners or otherwise that may require us to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us.

8

If we fail to obtain the capital necessary to fund our operations, we will be unable to continue our operations and you will likely lose your entire investment.

We will need to continue to seek capital from time to time to continue to execute our business plan. Our business or operations may change in a manner that would consume available funds more rapidly than anticipated and substantial additional funding may be required to maintain operations, fund expansion, develop new or enhanced products, acquire complementary products, business or technologies or otherwise respond to competitive pressures and opportunities. In addition, we may need to accelerate the growth of our sales capabilities and distribution beyond what is currently envisioned, and this would require additional capital. However, we may not be able to secure funding when we need it or on favorable terms. If we cannot raise adequate funds to satisfy our capital requirements, we will have to curtail or cease our operations.

Even if we can raise additional funding, we may be required to do so on terms that are dilutive to you.

The capital markets have been unpredictable in the recent past. The amount of capital that a company such as ours is able to raise often depends on variables that are beyond our control. As a result, we may not be able to secure financing on terms attractive to us, or at all. If we are able to consummate a financing arrangement, the amount raised may not be sufficient to meet our future needs. If adequate funds are not available on acceptable terms, or at all, our business, including our results of operations, financial condition and our continued viability will be materially adversely affected.

Widespread health developments, including the recent global COVID-19 pandemic, could materially and adversely affect our business, financial condition and results of operations.

Our business has been, and may continue to be, impacted by the fear of exposure to or actual effects of the COVID-19 pandemic in countries where we operate or our customers are located, such as recommendations or mandates from governmental authorities to close businesses, limit travel, avoid large gatherings or to self-quarantine, as well as temporary closures or decreased operations of the facilities of our customers, distributors or suppliers. These impacts include, but are not limited to:

•

Significant reductions in demand or significant volatility in demand for one or more of our products, which may be caused by, among other things: the temporary inability of consumers to purchase our products due to illness, quarantine or other restrictions, store or restaurant closures, or financial hardship, shifts in demand away from one or more of our higher priced products to lower priced products, or stockpiling or similar activity, reduced options for marketing and promotion of products or other restrictions in connection with the COVID-19 pandemic; if prolonged, such impacts can further increase the difficulty of operating our business, including accurately planning and forecasting;

•

Our inability to meet our consumers' and customers' needs and achieve costs targets due to disruptions in our manufacturing and supply arrangements caused by the loss or disruption of essential manufacturing and supply elements such as raw materials or purchased finished goods, logistics, reduction or loss of workforce due to the insufficiency or failure of our safety protocols, or other manufacturing and supply capability;

•

Failure of third parties on which we rely, including our suppliers, bottlers, distributors, contract manufacturers, contractors, commercial banks and external business partners, to meet their obligations to us or to timely meet those obligations, or significant disruptions in their ability to do so, which may be caused by their own financial or operational difficulties; or

9

•

Significant changes in the conditions of the markets in which we manufacture, sell or distribute our products, including quarantines, governmental or regulatory actions, closures or other restrictions that limit or close our operating and manufacturing facilities, restrict our employees' ability to perform necessary business functions, restrict or prevent consumers from having access to our products, or otherwise prevent our third-party bottlers, distributors, partners, suppliers, or customers from sufficiently staffing operations, including operations necessary for the production, distribution, sale, and support of our products.

All of these impacts could place limitations on our ability to execute on our business plan and materially and adversely affect our business, financial condition and results of operations. We continue to monitor the situation, have actively implemented policies and procedures to address the situation, and may adjust our current policies and procedures as more information and guidance become available to address the evolving situation. The impact of COVID-19 may also exacerbate other risks discussed in this Report, any of which could have a material effect on us. This situation is changing rapidly and additional impacts may arise that we are not aware of currently.

We face risks related to our inventory, and if we fail to accurately predict demand for our products, we may face write-downs or other charges.

We are exposed to inventory risks that may adversely affect our operating results as a result of new product launches, changes in product cycles and pricing, limited shelf-life of certain of our products, changes in consumer demand, and other factors. Demand for our products can change significantly between the time of production and the date of sale. If we are unable to accurately predict the demand for our products, we may face write-downs or other charges, which could have a material adverse effect on our business or operations.

Disruptions in our supply chain could have a substantial adverse impact on our ability to produce our products and the cost of our raw materials.

We are exposed to production risks, especially in the case of Bellissima Prosecco and Sparking Wines, due to weather conditions. The growing and harvesting of the grapes that we need to make our wines are directly affected by the weather conditions. Adverse weather conditions may decrease the availability of grapes thereby increasing the cost of grapes which would have a material adverse effect on our business and operations.

In addition, we produce our wines at two production facilities located in Sicily, Italy and Treviso, Italy. A disruption from fire or other catastrophic event at either of these facilities could halt production and have a material adverse effect on our financial condition.

Contamination and degradation of product quality from diseases, pests and weather conditions may have a material adverse effect on our business and results of operation.

Our success depends upon the positive image that consumers have of our brands and of the safety and quality of our products. Contamination, whether arising accidentally or through deliberate third-party action, or other events that harm the integrity or consumer support for our brands, could adversely affect their sales. Various diseases, pests, fungi, viruses, drought, frosts and certain other weather conditions could affect the quality and quantity of grapes and other agricultural raw materials available, decreasing the supply and quality of our products. We cannot guarantee that our grape suppliers or our suppliers of other agricultural raw materials will succeed in preventing contamination in existing vineyards or fields or that we will succeed in preventing contamination in our existing vineyards or future vineyards we may acquire. Future government restrictions regarding the use of certain materials used in growing grapes or other agricultural raw materials may increase vineyard costs and/or reduce production of grapes or other crops. It is also possible that a supplier may not provide materials or product components which meet our required standards or may falsify documentation associated with the fulfillment of those requirements.

10

Product contamination or tampering or the failure to maintain our standards for product quality, safety and integrity, including with respect to raw materials, naturally occurring compounds, packaging materials or product components obtained from suppliers, may also reduce demand for our products or cause production and delivery disruptions. Contaminants or other defects in raw materials, packaging materials or product components purchased from third parties and used in the production of our wine or spirits products could lead to low beverage quality as well as illness among, or injury to, consumers of our products and may result in reduced sales of the affected brand or all our brands.

If any of our products become unsafe or unfit for consumption, are misbranded, or cause injury, we may have to engage in a product recall and/or be subject to liability and incur additional costs. A widespread product recall, multiple product recalls, or a significant product liability judgment could cause our products to be unavailable for a period, which could further reduce consumer demand and brand equity thereby adversely affecting our business and results of operations.

Climate change and environmental regulatory compliance may have an adverse effect on our operations.

Our business depends upon agricultural activity and natural resources. There has been much public discussion related to concerns that carbon dioxide and other greenhouse gases in the atmosphere may have an adverse impact on global temperatures, weather patterns and the frequency and severity of extreme weather and natural disasters. Decreased availability of our raw materials may increase the cost of goods for our products. Severe weather events or changes in the frequency or intensity of weather events can also disrupt our supply chain, which may affect production operations, insurance cost and coverage, as well as delivery of our products to wholesalers, retailers and consumers. Natural disasters such as floods and earthquakes may also negatively impact the ability of consumers to purchase our products.

We may experience significant future increases in the costs associated with environmental regulatory compliance, including fees, licenses, and the cost of capital improvements for our operating facilities to meet environmental regulatory requirements. In addition, we may be party to various environmental remediation obligations arising in the normal course of our business or relating to historical activities of businesses we acquire. Due to regulatory complexities, uncertainties inherent in litigation and the risk of unidentified contaminants in our current and former properties, the potential exists for remediation, liability and indemnification costs to differ materially from the costs that we have estimated. We may incur costs associated with environmental compliance arising from events we cannot control, such as unusually severe floods, hurricanes, earthquakes or fires. We cannot assure you that our costs in relation to these matters will not exceed our projections or otherwise have a material adverse effect upon our business, liquidity, financial condition or results of operations.

A potential decline in the consumption of the products we sell could have a material adverse effect on our business.

Our business depends upon consumers’ consumption of our wine and spirits brands. Consumer preferences and tastes may shift due to, among other reasons, changing taste preferences, demographics or perceived value. Consequently, any material shift in consumer preferences and taste away from our, wine and spirits brands could have a negative impact on our business, liquidity, financial condition and/or results of operations. Consumer preferences may shift due to a variety of factors, including changes in demographic or social trends, public health policies, and changes in leisure, dining and beverage consumption patterns. A limited or general decline in consumption of our products could occur in the future due to a variety of factors, including:

•	a general decline in economic or geopolitical conditions;

•	concern about the health consequences of consuming beverage alcohol products and about drinking and driving;

•	a general decline in the consumption of beverage alcohol products in on-premise establishments, such as may result from stricter laws relating to driving while under the influence of alcohol;

11

•	the increased activity of anti-alcohol groups;

•	increased federal, state, provincial and foreign excise or other taxes on beverage alcohol products and possible restrictions on beverage alcohol advertising and marketing;

•	inflation; and

•	wars, pandemics, weather and natural or man-made disasters.

Our wine products face significant competition which could adversely affect our business.

The wine industry is highly competitive. Our wines compete in several super-premium and ultra-premium wine market segments with many other domestic and foreign wines. Our wines also compete with other alcoholic and, to a lesser degree, non-alcoholic beverages, for shelf space in retail stores and for marketing focus by independent distributors, many of which carry extensive brand portfolios. In addition, the wine industry has experienced significant consolidation. Many competitors have greater financial, technical, marketing and public relations resources.

Our sales could be negatively affected by numerous factors including:

•	our inability to maintain or increase prices;

•	new entrants in our market or categories;

•	the decision of wholesalers, retailers or consumers to purchase competitors’ products instead of ours; or

•	a general decline in beverage alcohol consumption due to consumer dietary preference changes or consumers substituting legalized marijuana or other similar products in lieu of beverage alcohol.

Furthermore, sales could also be affected by pricing, purchasing, financing, operational, advertising or promotional decisions made by wholesalers, state and other local agencies, and retailers which could affect their supply of, or consumer demand for, our products. We could also experience higher than expected selling, general and administrative expenses if we find it necessary to increase the number of our personnel or our advertising or marketing expenditures to maintain our competitive position or for other reasons. We cannot guarantee that we will be able to increase our prices to pass along to our customers any increased costs we incur. Our sales may be harmed to the extent we are not able to compete successfully against wine or alternative beverage producers.

Our business depends on the effectiveness of our advertising and marketing programs, including the strength of our social media presence, to attract and retain members and subscribers.

Our business success depends on our ability to attract and retain consumers which depends significantly on the effectiveness of our advertising and marketing practices. In addition, from time-to-time, we use brand ambassadors, spokespersons and social media influencers in our advertising and marketing programs to communicate with consumers. Actions taken by these individuals that harm their personal reputation or image, or include the cessation of using our products, could have an adverse impact on the advertising and marketing campaigns in which they are featured. We and our brand ambassadors, spokespersons and social media influencers also use social media channels as a means of communicating with consumers. Unauthorized or inappropriate use of these channels could result in harmful publicity or negative consumer experiences, which could have an adverse impact on the effectiveness of our marketing in these channels. In addition, substantial negative commentary by others on social media platforms could have an adverse impact on our reputation and ability to attract and retain members and subscribers. If our advertising and marketing campaigns do not generate a sufficient number of consumers, our business, financial condition and results of operations could be adversely affected.

12

The loss of one or more of our current customers could adversely affect our results of operations.

Our business is dependent not only on securing new customers but also on maintaining current customers. We had one customer, QVC, Inc., that accounted for approximately 68% of our sales for the year ended December 31, 2020. At December 31, 2020, one customer, QVC, Inc., accounted for an aggregate of approximately 60% of our accounts receivable. Unless we are able to retain our existing customers, or secure new customers if we lose one or more of our significant customers, our revenue and results of operations would be adversely affected. In addition, the default on payments by one or more of these significant customers may negatively impact our cash flow and current assets.

Any changes to our relation with QVC or retail outlets may have a material adverse effect on our business.

For the nine-month period ended September 30, 2021 and the year ended December 31, 2020, we had direct response sales of approximately $1.9 million and $2.0 million, respectively, which represented almost all of our direct to consumer sales for the year. These sales were made pursuant to the Marketing Agreement between United and QVC, which currently extends through December 4, 2021. Our agreements with other direct retail partners are informal and therefore subject to change. If the Marketing Agreement is terminated, one or more of the direct retail partners chose to purchase fewer products, or we are forced to reduce the prices at which we currently sell our products, our sales and profits would be reduced and the business would be harmed.

We may engage in strategic transactions that fail to enhance shareholder value.

From time to time, we may consider possible strategic transactions, including potential acquisitions or licensing of products or technologies or acquisition of companies, and other alternatives with the goal of maximizing shareholder value. If we do complete a strategic transaction, implementation of such transaction may impair shareholder value or otherwise adversely affect our business. There can be no assurance that our acquisitions will perform as expected in the future. For example, we may be unable to successfully integrate the operations of and/or the acquired assets of the businesses we acquire into our operations and we may not realize the anticipated efficiencies and synergies of such acquisitions. In addition, acquisitions require significant managerial attention, which may be diverted from our other operations. If the businesses or products we acquire do not achieve their intended results, our business, financial condition, and results of operations could be materially and adversely affected.

We may not be successful in hiring and retaining key employees, including executive officers.

Our future operations and successes depend in large part upon the strength of our management team. We rely heavily on the continued service of Richard DeCicco, our Chairman of the Board and President, Larry Romer, our Chief Executive Officer, John Cosenza, our Chief Operating Officer, David Allen, our Chief Financial Officer, and Rosanne Faltings, our Vice President and a member of our board of directors. Accordingly, if any of such persons terminates his or her employment with us, such a departure may have a material adverse effect on our business, and our future success depends on our ability to identify, attract, hire or engage, retain and motivate other well-qualified personnel. There can be no assurance that these professionals will be available in the market, or that we will be able to retain existing professionals or to meet or to continue to meet their compensation requirements. Furthermore, the cost base in relation to such compensation, which may include equity compensation, may increase significantly, which could have a material adverse effect on us. Failure to establish and maintain an effective management team and work force could adversely affect our ability to operate, grow and manage our business.

Our operations may be adversely affected by our failure to maintain or renegotiate supply, manufacturing or license agreements on favorable terms.

Our business involves a number of supply, manufacturing or license agreements for brands owned by us or by other companies. There can be no assurance that we will be able to renegotiate our rights on favorable terms when these agreements expire or that they will not be terminated. Failure to renew such agreements could have an adverse impact on our business and financial results.

13

Class action or other litigation relating to alcohol abuse or the misuse of alcohol could adversely affect our business.

There has been increased public attention directed at the beverage alcohol industry, which we believe is due to concern over problems related to alcohol abuse, including drinking and driving, underage drinking and health consequences from the misuse of alcohol. Several beverage alcohol producers have been sued in several courts regarding alleged advertising practices relating to underage consumers. Adverse developments in these or similar lawsuits or a significant decline in the social acceptability of beverage alcohol products that results from these lawsuits could materially adversely affect our business.

Regulatory decisions and changes in the legal and regulatory environment could increase our costs and liabilities or limit our business activities.

Our operations are subject to extensive regulatory requirements relating to production, distribution, importation, marketing, advertising, sales, pricing, labelling, packaging, product liability, antitrust, labor, pensions, compliance and control systems, and environmental issues. Changes in any such applicable laws, regulations or governmental or regulatory policies and/or practices could cause us to incur material additional costs or liabilities that could adversely affect our business. In particular, governmental bodies in jurisdictions where we operate may impose new labelling, product or production requirements, limitations on the marketing, advertising and/or promotion activities used to market beverage alcohol, restrictions on retail outlets, restrictions on importation and distribution or other restrictions on the locations or occasions where beverage alcohol is sold which directly or indirectly limit the sales of our products. Regulatory authorities may also have enforcement power that can subject us to actions such as product recalls, product seizures or other sanctions which could have an adverse effect on our sales or damage our reputation. Any changes to the regulatory environment in which we operate could also cause us to incur material additional costs or liabilities, which could adversely affect our performance.

In addition, most states in which our wines and spirits are sold impose varying excise taxes on the sale of alcoholic beverages. Prompted by growing government budget shortfalls and public reaction against alcohol abuse, government entities often consider legislation that could potentially affect the taxation of alcoholic beverages. Excise tax rates being considered are often substantial. The ultimate effects of such legislation, if passed, cannot be assessed accurately. Any increase in the taxes imposed on wines and spirits can be expected to have a potentially adverse impact on overall sales of such products. However, the impact may not be proportionate to that experienced by distributors of other alcoholic beverages and may not be the same in every state.

We are subject to cybersecurity risks.

Cybersecurity risks and attacks continue to increase. Cybersecurity attacks are evolving and not always predictable. Attacks include malicious software, threats to information technology infrastructure, denial-of-service attacks on websites, attempts to gain unauthorized access to data, and other breaches. Data breaches can originate with authorized or unauthorized persons. Authorized persons could inadvertently or intentionally release confidential or proprietary information, and recipients could misuse data. Such events could lead to interruption of our operations or business, unauthorized release or use of information, compromise of data, damage to our reputation, damage to our customers or vendors, and increased costs to prevent, respond to or mitigate any events.

Risks Related To Our Common stock

The market price of our common stock may be volatile and may be affected by market conditions beyond our control.

The market price of our common stock is subject to significant fluctuations in response to, among other factors:

14

•	variations in our operating results and market conditions specific to companies in our industry;

•	changes in financial estimates or recommendations by securities analysts;

•	announcements of innovations or new products or services by us or our competitors;

•	the emergence of new competitors;

•	operating and market price performance of other companies that investors deem comparable;

•	changes in our board or management;

•	sales or purchases of our common stock by insiders;

•	commencement of, or involvement in, litigation;

•	changes in governmental regulations; and

•	general economic conditions and slow or negative growth of related markets.

In addition, if the market for stocks in our industry or the stock market in general, experiences a loss of investor confidence, the market price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause the price of our common stock to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to the board of directors and management.

Future sales and issuances of our securities could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations, including continuing activities as an operating public company. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

Financial reporting obligations of being a public company in the United States are expensive and time-consuming, and our management will be required to devote substantial time to compliance matters.

As a publicly traded company we incur significant legal, accounting and other expenses. The obligations of being a public company in the United States require significant expenditures and places significant demands on our management and other personnel, including costs resulting from public company reporting obligations under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

If we do not continue to meet the eligibility requirements of the OTCQB, our common stock may be removed from the OTCQB and moved for quotation on the OTC Pink tier of the marketplace maintained by OTC Markets Group, Inc., which may make it more difficult for investors to resell their shares.

15

Our common stock is currently quoted on the OTCQB tier of the marketplace maintained by OTC Markets Group, Inc. The OTCQB requires a minimum bid price of $0.01. If the bid price goes below $0.01, we may be removed from the OTCQB. If we are removed from the OTCQB, our stock will be quoted on the OTC Pink tier. Broker-dealers often decline to trade in over-the-counter stocks that are quoted on the OTC Pink tier given the market for such securities are often limited, the stocks are more volatile, and the risk to investors is greater. These factors may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to dispose of their shares.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in the securities is limited, which makes transactions in the stock cumbersome and may reduce the value of an investment in the stock.

Rule 15g-9 under the Exchange Act establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We have no independent directors and no board committees. This may hinder our board of directors’ effectiveness in fulfilling the typical functions of a board and of committees thereof.

Currently, we have no independent directors, nor do we have an audit committee, compensation committee or nominating and corporate governance committee at this time. An independent board members, and audit, compensation and nominating and corporate governance committees with independent directors play a crucial role in the corporate governance process, assessing a company’s processes relating to its risks and control environment, overseeing financial reporting, preventing self-dealing by company executives and evaluating internal and independent audit processes. The lack of an independent board or board committees prevents the board of directors from being independent from management in its judgments and decisions and its ability to pursue the board’s responsibilities without undue influence. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified, independent directors, the management of our business could be compromised. In addition, our board of directors does not have a “financial expert”.

We do not intend to pay cash dividends on our shares of common stock so any returns will be limited to the value of our shares.

16

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the increase, if any, of our share price.

Our Articles of Incorporation, as amended (“Articles of Incorporation”), our Restated Bylaws, and Nevada law may have anti-takeover effects that could discourage, delay or prevent a change in control, which may cause our stock price to decline.

Our Articles of Incorporation, Bylaws, and Nevada law could make it more difficult for a third party to acquire us, even if closing such a transaction would be beneficial to our stockholders. We are authorized to issue up to 100,000,000 shares of preferred stock, of which 45,000 shares have been designated as Series A-2 Preferred Stock and 20,724.70 are issued and outstanding and an additional 11,578.40 shares of Series A-2 Preferred Stock will be issued to the Selling Stockholders and outstanding within five days of the date of this prospectus. Our authorized but undesignated preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by the present management.

Provisions of our Articles of Incorporation, our Bylaws and Nevada law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholder s to replace or remove our management. In particular, the Articles of Incorporation, our Bylaws and Nevada law, as applicable, among other things:

•	provide the board of directors with the ability to alter the Bylaws without stockholder approval; and

•	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

We have identified a material weakness in our internal control over financial reporting that could, if not remediated, result in material misstatements in our financial statements.

In connection with the audit of our consolidated financial statements as of and for the year ended December 31, 2020, we have concluded that there is a material weakness relating to our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Specifically, we identified a material weakness relating to the lack of segregation of duties. Although we need to take measures to fully mitigate such material weakness, the measures we have taken, and expect to take, to improve our internal controls may not be sufficient to address the issues identified, to ensure that our internal controls are effective or to ensure that the identified material weakness will not result in a material misstatement of our annual or interim consolidated financial statements. If we are unable to correct material weaknesses or deficiencies in internal controls in a timely manner, our ability to record, process, summarize and report financial information accurately and within the time periods specified in the rules and forms of the SEC, will be adversely affected. This failure could negatively affect the market price and trading liquidity of our common stock, cause investors to lose confidence in our reported financial information, subject us to civil and criminal investigations and penalties, and materially and adversely impact our business and financial condition.

17

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

Some of the statements in this prospectus constitute “forward-looking statements” that represent our beliefs, projections and predictions about future events. From time to time in the future, we may make additional forward-looking statements in presentations, at conferences, in press releases, in other reports and filings and otherwise. Forward-looking statements are all statements other than statements of historical fact, including statements that refer to plans, intentions, objectives, goals, targets, strategies, hopes, beliefs, projections, prospects, expectations or other characterizations of future events or performance, and assumptions underlying the foregoing. The words “may,” “could,” “should,” “would,” “will,” “project,” “intend,” “continue,” “believe,” “anticipate,” “estimate,” “forecast,” “expect,” “plan,” “potential,” “opportunity,” “scheduled,” “goal,” “target,” and “future,” variations of such words, and other comparable terminology and similar expressions and references to future periods are often, but not always, used to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements about the following:

•	our prospects, including our future business, revenues, expenses, net income, earnings per share, gross margins, profitability, cash flows, cash position, liquidity, financial condition and results of operations, our targeted growth rate, our goals for future revenues and earnings, and our expectations about realizing the revenues in our backlog and in our sales pipeline;

•	the potential impact of COVID-19 on our business and results of operations;

•	the effects on our business, financial condition and results of operations of current and future economic, business, market and regulatory conditions, including the current economic and market conditions and their effects on our customers and their capital spending and ability to finance purchases of our products, services, technologies and systems;

•	the effects of fluctuations in sales on our business, revenues, expenses, net income, earnings per share, margins, profitability, cash flows, capital expenditures, liquidity, financial condition and results of operations;

•	our ability to successfully develop and market new products;

•	our markets, including our market position and our market share;

•	our ability to successfully develop, operate, grow and diversify our operations and businesses;

•	our business plans, strategies, goals and objectives, and our ability to successfully achieve them;

•	the sufficiency of our capital resources, including our cash and cash equivalents, funds generated from operations, availability of borrowings under our credit and financing arrangements and other capital resources, to meet our future working capital, capital expenditure, lease and debt service and business growth needs;

•	the value of our assets and businesses, including the revenues, profits and cash flows they are capable of delivering in the future;

18

•	the effects on our business operations, financial results, and prospects of business acquisitions, combinations, sales, alliances, ventures and other similar business transactions and relationships;

•	industry trends and customer preferences and the demand for our products, services, technologies and systems; and

•	the nature and intensity of our competition, and our ability to successfully compete in our markets.

These statements are necessarily subjective, are based upon our current plans, intentions, objectives, goals, strategies, beliefs, projections and expectations, and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements. Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of the publicly-available information with respect to the factors upon which our business strategy is based, or the success of our business. Furthermore, industry forecasts are likely to be inaccurate, especially over long periods of time.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that may cause actual results, our performance or achievements, or industry results to differ materially from those contemplated by such forward-looking statements include, without limitation, those discussed under the caption “Risk Factors” in this prospectus.

19

USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of the shares of common stock offered by this prospectus by the Selling Stockholders. However, we may receive proceeds from the cash exercise of the Warrants, which, if exercised in cash at the current exercise price with respect to all Warrants, would result in gross proceeds to us of approximately $40,300,000. The proceeds from such Warrant exercises, if any, will be used for working capital and general corporate purposes. We cannot predict when or whether the Warrants will be exercised, and it is possible that some or all of the Warrants may expire unexercised. For information about the Selling Stockholders, see “Selling Stockholders.”

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage or legal services or any other expenses incurred by the Selling Stockholders in disposing of the shares of common stock offered hereby. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Market Information for Common Stock

Our common stock trades under the ticker symbol “ICNB” on the OTCQB tier of the OTC Markets, Inc.

Holders

As of November 22, 2021, we had approximately 2,000 stockholders of record, according to the records of our transfer agent, and an unknown number of additional holders of common stock held in ‘street name’.

Dividends

We have not declared any common stock dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. However, an aggregate of 7,545,198 shares of common stock are issuable to the holders of our Series A-2 Preferred Stock, as a one-time dividend payment equal to $1,000 per share of the outstanding Series A-2 Preferred Stock in cash or, at our option, in shares of common stock, or a combination thereof, subject to the potential adjustment in the event the average of the volume weighted average price of our common stock  for each of the 15 consecutive trading days ending on the trading day immediately prior to July 1, 2022 is less than the conversion price then in effect. The payment by us of dividends, if any, in the future, is within the discretion of our board of directors and will depend upon, among other things, our earnings, capital requirements and financial condition, as well as other relevant factors. There are no material restrictions in our Articles of Incorporation, as amended, or Bylaws that restrict us from declaring dividends.

20

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although the forward-looking statements in this prospectus reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. See the discussion under the section title “Special Note Regarding Forward Looking Statements” included elsewhere in this prospectus. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this prospectus as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

You should read the following discussion and analysis of our financial condition and plan of operations together with and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus. All amounts in this report are in U.S. dollars, unless otherwise noted.

Overview

We are a lifestyle branding company with expertise in developing, from inception to completion, and branding alcoholic beverages and related products for ourselves and third parties. We market and place products into national distribution through long-standing industry relationships. We believe we are a leader in “Celebrity Branding” of beverages in which we procure superior and unique products from around the world and brand such products with internationally-recognized celebrities. We currently market and sell the following alcoholic beverage products:

•

Bellissima Prosecco - these products comprise a line of all-natural and Vegan Prosecco and Sparkling Wine made with organic grapes, including a Zero Sugar, Zero Carb option, a DOC Brut and a Sparkling Rose; and

•

Bella Sprizz Apertifs - these products comprise a line of aperitifs consisting of three different expressions, a classic Italian aperitif an all-natural elderflower aperitif and a classic Italian bitter.

In addition, we also develop and market private label spirits for established domestic and international chains.

As a result of our July 2021 acquisition of 100% of the equity of TopPop LLC (“TopPop”), we now have a fully vertically integrated company for alcohol brands. TopPop is a premier product development, contract manufacturing and packaging company that specializes in flexible packaging applications in the food, beverage and health categories. TopPop has the federal and state licenses necessary to manufacture and blend malt, wine and spirits-based products and, in June 2020, it opened a 27,000-square-foot FDA-approved manufacturing facility in Marlton, New Jersey with a Safe Quality Food certification. The Marlton facility is leased by TopPop for a term of five years with two five-year renewal options. In September 2021, TopPop leased an additional 65,000 square feet for manufacturing in Pennsauken, New Jersey. The lease runs through December 31, 2027. Construction is currently ongoing, and the facility is expected to be operational by January 1, 2022. The facility will include approximately $4 million of high-speed packaging equipment and is expected to increase our production capacity by three times. TopPop also entered into a two-year lease in November 2020 for an additional 15,000 square feet in Bellmawr, New Jersey to be used for overflow warehousing of packaging components.

For its first product line, TopPop identified the single serve, ready-to-drink (“RTD”) and ready-to-freeze (“RTF”) segments as ripe for product and packaging innovation. TopPop introduced an alcohol-infused ice pop in June 2020, and successfully marketed the concept to major alcohol companies. In addition, it developed its own product line trademarked under the name BoozyPopz® which will be sold through e-commerce platforms and directly to sports and entertainment venues. Despite launching during the COVID-19 pandemic, TopPop manufactured approximately 10 million ice pops from the launch in June through December 31, 2020. It has produced approximately 36 million ice pops during the nine-month period ending September 30, 2021. TopPop has also developed a robust pipeline in the single serve, RTD alcohol cocktail market and anticipates launching a line of products in this market in 2022. TopPop designs and markets flexible packaging for its RTD and RTF products with formulations that are low calorie and contain healthy and natural ingredients. With the opening of TopPop’s new facility expected in January 2022, we expect to have the capacity to manufacture over 150 million units in 2022.

21

We believe TopPop brings to us additional synergies and opportunities for cross-promoting new and existing products to a broader customer base and positions our company, including our wholly owned subsidiary TopPop, as a company that establishes and supports brands, innovates, produces, licenses, packages and sells alcohol and non-alcohol beverages and creates sustainable packaging solutions to the consumable goods market. Our focus on lifestyle branding and the rising “Better-for-You”, “Better-for-Planet” consumer category has made us a leader in developing celebrity brands worldwide such as its Bellissima Prosecco by Christie Brinkley. TopPop is a pioneer in flexible packaging. The company’s creative solutions from inception to full scale production, like its RTF alcohol ice pops, make it a harbinger in the “pouch market”, one of the fastest growing segments of the beverage industry. TopPop’s proprietary and visionary applications has made the company a leader in providing these increasingly desirable products and services, from “design through delivery”, to some of the largest Fortune 500 and multinational alcohol beverage companies and brands today.

Our mission is to be an industry leader in the brand development, marketing and sales of alcoholic beverages and related products by capitalizing on our ability to procure products from around the world and to develop unique and innovative packaging to create brand and product line extensions. We plan to leverage our relationships with internationally-recognized celebrities and social media influencers to add value to products and create brand awareness in unbranded niche categories.

Recent Developments

COVID-19

As a result of COVID-19, we have seen a shift away from the traditional brick-and-mortar business to a direct-to-consumer business. Although we expect brick-and-mortar to rebound, we also expect the director-to-consumer model to stay post-COVID-19, as consumers embrace the convenience of having their alcoholic beverages delivered to their doorstep. As we expand our relationship with QVC and our own direct-to-consumer platform through our website, we believe we are well positioned to execute on this opportunity.

TopPop Acquisition

On July 26, 2021, we completed the acquisition of TopPop. In connection with such acquisition, the former TopPop members received, in the aggregate: (a) $3,995,551 in cash by transfer of immediately available funds, (b) 26,009,600 shares of our common stock, which shares were valued in the aggregate at $8,128,000, or $0.3125 per share, (c) $4,900,000.00 aggregate principal amount of our promissory notes and (d) future additional cash payments as earnout consideration. The earn-out payments, if any, will be made (i) following the 12-month period commencing on August 1, 2021, in an aggregate amount equal to the excess, if any, of: (A) 1.96 times TopPop’s EBITDA for the period over (B) the aggregate amount of the closing promissory notes repaid in cash during period; provided, however, no such amount shall be payable if (i)(A) does not exceed (i)(B); and (ii) following the 12-month period commencing on August 1, 2022, in an aggregate amount equal to the excess, if any, of: (A) 1.96 times TopPop’s EBITDA for such period over (B) the aggregate amount of the closing promissory notes repaid in cash during the period; provided, however, no such amount shall be payable if (ii)(A) does not exceed (ii)(B). The earn-out payments will be made, at the election of each former TopPop member, in cash or in shares of our common stock or a combination thereof, less any reserve for possible indemnification payments, provided that not less than 45% of the value of each earn-out payment shall be paid in common stock. If paid in shares of common stock, such shares shall be valued at the then-prevailing market rate.

Series A-2 Convertible Preferred Stock Financing

On July 26, 2021, we entered into securities purchase agreements dated as of July 26, 2021 with certain accredited investors for the sale of an aggregate of 32,303.11 shares of our newly-created Series A-2 Preferred Stock, an aggregate of 11,320,201 shares of common stock, and Warrants to purchase an aggregate of 114,690,150 shares of common stock, for gross proceeds of $35,840,672, before deducting placement agent and other offering expenses. Pursuant to the purchase agreements, the shares of Series A-2 Preferred Stock, common stock and Warrants were sold in two tranches, the first of which closed on July 26, 2021 for gross proceeds of $22,918,203 for the sale of an aggregate of 20,724.70 shares of Series A-2 Preferred Stock, an aggregate of 7,019,196 shares of common stock, and Warrants to purchase an aggregate of 73,338,203 shares of common stock. Of the $22,918,203 gross proceeds we received upon the closing of the first tranche, $18,147,354 was paid in cash, $676,708 was paid by assignment to us of $676,708 aggregate principal amount, and accrued interest, of our outstanding original issue discount promissory notes and $3,762,000 was paid by assignment to us of $3,762,000 aggregate principal amount of TopPop’s outstanding original issue discount promissory notes, all of which notes were cancelled by us. A $332,141 discount was applied to the cash component of the purchase price received upon the closing of the first tranche.

22

Pursuant to the purchase agreements, the closing of the second tranche, which will include the sale of an additional 11,578.40 shares of Series A Preferred Stock, 4,301,005 shares of common stock, and Warrants to purchase an additional 41,351,901 shares of common stock for gross proceeds of $12,690,901, all of which will be paid in cash, will occur within five trading days of the date of this prospectus. The closing of the transactions contemplated by the purchase agreements were subject to the satisfaction of certain closing conditions, including the execution of the Registration Rights Agreement (as defined below), and the consummation of the transactions contemplated by the TopPop acquisition agreement, the Exchange Agreement (as defined below), and the United Purchase Agreement (as defined below).

The Warrants are exercisable for a period of five years from the date of issuance at an exercise price of $0.3125 per share. The Warrants may be exercised on a cashless basis if the shares of common stock underlying the Warrants are not then registered for resale pursuant to an effective registration statement under the Securities Act, including the registration statement of which this prospectus forms a part.

In connection with this offering, we entered into a Placement Agency Agreement with Dawson James Securities, Inc. (the “Placement Agent”), pursuant to which at the closing of the first tranche under the purchase agreements we paid to the Placement Agent a cash fee in the amount of $2,350,000 and we agreed to pay to the Placement Agent in connection with the closing of the second tranche under the purchase agreements a cash fee in the amount of $1,150,000. In addition, we agreed to pay to the Placement Agent a fee in connection with any cash exercise of any of the Warrants in an amount equal to 10% of the cash amount received by us upon any such exercise. Pursuant to the Placement Agency Agreement, as additional consideration for the services of the Placement Agent, we also issued to the Placement Agent or its designees in connection with the closing of the first tranche under the purchase agreements 2,194 shares of Series A-2 Preferred Stock and agreed to issue to the Placement Agent or its designees in connection with the closing of the second tranche under the purchase agreements an additional 1,096 shares of Series A-2 Preferred Stock.

Exchange of Issued and Outstanding Series E, F and G Convertible Preferred Stock and Series E, F and G Common Stock Purchase Warrants

On July 26, 2021, we entered into securities exchange agreements with the holders of our outstanding (a) Series E Convertible Preferred Stock, Series F Convertible Preferred Stock and Series G Convertible Preferred Stock (the “Existing Preferred Stock”), and (b) Series E Common Stock Purchase Warrants, Series F Common Stock Purchase Warrants and Series G Common Stock Purchase Warrants (the “Existing Warrants” and together with the Existing Preferred Stock, collectively, the “Existing Securities”), pursuant to which such holders exchanged (i) all Existing Preferred Stock held by each holder for shares of Series A-2 Preferred Stock and Warrants, and (ii) all Existing Warrants held by each holder for shares of common stock. In connection with such exchange, the holders exchanged all of their Existing Securities for an aggregate of 3,704.80 shares of Series A-2 Preferred Stock, Warrants to purchase an aggregate of 14,304,880 shares of common stock, and 2,449,517 shares of common stock. Upon such exchange, the Existing Securities were cancelled and all contractual (or similar) rights, preferences and obligations relating to such Existing Securities became null and void and of no further effect whatsoever.

Redemption of Series F Convertible Preferred Stock

On July 26, 2021, we entered into redemption agreements with the former holders of our Series F Convertible Preferred Stock, pursuant to which we redeemed all outstanding shares of our Series F Convertible Preferred Stock for an aggregate purchase price of $225,000 in accordance with the terms of such redemption agreements.

Exchange of Issued and Outstanding Series A Preferred Stock

On July 26, 2021, we entered into a securities exchange agreement dated as of July 26, 2021 with Richard DeCicco, who, at the time of execution and delivery of such agreement, was our Chief Executive Officer, Chief Financial Officer, chairman of our board of directors and the holder of our one issued and outstanding share of Series A Preferred Stock, and is currently our Chairman of the Board and President. Pursuant to such agreement, Mr. DeCicco exchanged his one share of Series A Preferred Stock for 25,600,000 shares of our common stock. Upon such exchange, the Series A Preferred Stock, which previously gave Mr. DeCicco two votes for every one vote of our outstanding voting securities, was cancelled and all contractual (or similar) rights, preferences and obligations relating to such Series A Preferred Stock became null and void and of no further effect whatsoever.

23

Purchase of all Issued and Outstanding Capital Stock of United Spirits, Inc.

On July 26, 2021, we entered into a securities purchase agreement with Mr. DeCicco pursuant to which we purchased from Mr. DeCicco all of the issued and outstanding capital stock of United Spirits, Inc., a New York corporation (“United”). Pursuant to such purchase agreement, Mr. DeCicco transferred to us 100% of the issued and outstanding capital stock of United in exchange for a purchase price of $1,000,000. The purchase agreement contains customary representations, warranties and covenants of the parties thereto, and the closing of the transactions contemplated by such purchase agreement was subject to the satisfaction of certain closing conditions, including, without limitation, certain approvals from various state liquor authorities. Prior to the closing of such transaction, we marketed and sold our wine and spirts products pursuant to an exclusive marketing and distribution agreement between United and us.

Amended and Restated LLC Agreements of Bellissima Spirits LLC and BiVi LLC

On July 26, 2021, we, and each other member identified therein, including Mr. DeCicco and Rosanne Faltings, our vice president of sales and a member of the Board, entered into an Amended and Restated Limited Liability Company Agreement dated as of July 26, 2021 of Bellissima. Such agreement provides that the manager of Bellissima, currently Mr. DeCicco, may cause Bellissima to make distributions of available cash flow to the members pro rata in accordance with their cash flow ratios, of which we are entitled to 100% of any such distribution of available cash flow. Such agreement also provides that the manager shall cause Bellissima to make distributions of net proceeds attributable to certain capital events to members pro rata in accordance with their membership interest percentage, of which we are entitled to 54% of any such distribution of net proceeds and Mr. DeCicco and Ms. Faltings are entitled to 15.34% and 15.33%, respectively. Transfers of membership interests in Bellissima are generally restricted and such agreement provides for preemptive rights, rights of first refusal, and rights of co-sale, in each case, in accordance with the terms and conditions set forth therein.

On July 26, 2021, we, and each other member identified therein, including Mr. DeCicco and Ms. Faltings, entered into an Amended and Restated Limited Liability Company Agreement dated as of July 26, 2021 of BiVi. Such agreement provides that the manager of BiVi, currently Mr. DeCicco, may cause BiVi to make distributions of available cash flow to the members pro rata in accordance with their cash flow ratios, of which we are entitled to 100% of any such distribution of available cash flow. Such agreement also provides that the manager shall cause BiVi to make distributions of net proceeds attributable to certain capital events to members pro rata in accordance with their membership interest percentage, of which we are entitled to 54% of any such distribution of net proceeds and Mr. DeCicco and Ms. Faltings are entitled to 15.34% and 15.33%, respectively. Transfers of membership interests in BiVi are generally restricted and such agreement provides for preemptive rights, rights of first refusal, and rights of co-sale, in each case, in accordance with the terms and conditions set forth therein.

Going Concern

In connection with the audits of our financial statements for the years ended December 31, 2020 and 2019, we received reports from our independent registered public accounting firm that included an explanatory paragraph describing the uncertainty as to our ability to continue as a going concern. In order to continue as a going concern, we must effectively balance many factors and generate more revenue so that we can fund our operations from our sales and revenues. If we are not able to do this, we may not be able to continue as an operating company. Until we can grow our revenues to an amount sufficient to meet our operating expenses, we must continue to raise capital by issuing debt or through the sale of our stock. There is no assurance that our cash flow will be adequate to satisfy our operating expenses and capital requirements. However, as a result of the financing transaction we completed on July 26, 2021, we believe we have, and upon the closing of the second tranche of such financing, which is expected to occur in January 2022, will have, sufficient operating capital and funds to purchase capital equipment, both of which are required for us to achieve our growth and cash flow estimates.

24

Results of Operations for the Nine Months Ended September 30, 2021 and 2020

Introduction

We had sales of $4,065,884 for the nine months ended September 30, 2021, compared to $2,173,684 for the nine months ended September 30, 2020, an increase of $1,892,200. Our operating expenses were $6,932,029 for the nine months ended September 30, 2021, compared to $3,411,371 for the nine months ended September 30, 2020, an increase of $3,520,658 or approximately 103%. Our net operating (loss) was ($6,138,615) for the nine months ended September 30, 2021, compared to ($2,571,408) for the nine months ended September 30, 2020, an increase of $3,567,207 or approximately 139%. A significant amount of these increases relate to the inclusion of the results of TopPop for the period from July 26, 2021 to September 30, 2021 and are detailed below.

Our results of operations for the nine months ended September 30, 2021 and 2020 were as follows:

ICONIC BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine months ended September 30,
	2021	2020	Increase / Decrease
REVENUE
Sales	$4,065,884	$2,173,684	$1,892,200
Cost of goods sold	2,794,927	850,249	1,944,678

Gross Profit	1,270,957	1,323,435	(52,478)

OPERATING EXPENSES
Officers compensation	1,847,840	311,250	1,536,590
Professional and consulting fees	1,408,425	792,205	616,220
Royalties	345,162	171,254	173,908
Investor relations	212,120	525,448	(313,328)
Marketing and advertising	598,972	597,652	1,320
Travel and entertainment	128,195	20,471	107,724
Other operating expenses, including occupancy	2,391,315	993,091	1,398,224
Total operating expenses	6,932,029	3,411,371	3,520,658

Loss from operations	(5,661,072)	(2,087,936)	(3,573,136)

Other income (expense):
Gain on forgiveness of PPP loan	28,458	-	(28,458)
Interest and amortization expense	(483,293)	-	483,293
Loss on investment in and receivable from Can B Corp	-	(483,472)	(483,472)
Other expense, net	(22,708)	-	22,708
Total other income (expense)	(477,543)	(483,472)	5,929

Net loss	$(6,138,615)	$(2,571,408)	(3,567,207)

Net (loss) income attributable to noncontrolling interests in subsidiaries and variable interest entity	$(138,078)	$37,321	175,399

Net (loss) attributable to Iconic Brands, Inc.	$(6,000,537)	$(2,608,729)	(3,391,808)

25

Sales

Our sales are comprised of sales of BiVi Sicilian Vodka, Bellissima Prosecco and Sparkling Wine, the line of Hooters brand products and our RTF TopPop products. Sales were $4,065,884 for the nine months ended September 30, 2021, and $2,173,684 for the nine months ended September 30, 2020, an increase of $1,892,200 or approximately 87%. The increase of $1,892,200 is due primarily to a $2,045,000 increase in sales from our newly-acquired TopPop products, offset by a decrease of $152,800 in sales of our alcohol-related products.

Cost of Sales

Cost of sales was $2,794,927, or approximately 69% of sales, for the nine months ended September 30, 2021, and $850,249, or approximately 39% of sales, for the nine months ended September 30, 2020. Cost of sales includes the cost of the products purchased from our suppliers, freight-in costs and import duties. The significant increase in cost of goods as a percentage of sales, year over year, is due to the change in product mix in 2021 because of our TopPop acquisition. Cost of goods for the nine months ended September 30, 2021, for our alcohol sales remained at approximately 39%, which was similar to the prior year, while the costs associated with our TopPop acquisition were approximately 95% during the nine months ended September 30, 2021, due to significant labor costs and write down of perishable items as the summer production season winds down. The historical cost of goods for TopPop products is approximately 65% and we expect to achieve that margin in future quarters.

Officers Compensation

Officers’ compensation was $1,847,840 for the nine months ended September 30, 2021 and $311,250 for the nine months ended September 30, 2020. This increase of $1,536,590 was due to the hiring of four additional employees and the one-time payment of $1 million to an officer for the purchase of such officer’s interest in United, which was acquired from such officer as part of the TopPop financing and acquisition transactions.

Professional and Consulting Fees

Professional and consulting fees were $1,408,425 for the nine months ended September 30, 2021, and $792,205 for the nine months ended September 30, 2020, an increase of $616,220. Professional and consulting fees consist primarily of legal and, accounting and auditing services. The increase of $616,220 from 2020 to 2021 was related to costs associated with the various acquisition and financing transactions contemplated or completed in 2021.

Royalties

We expensed royalties of $345,162 for the nine months ended September 30, 2021, compared to $171,254 for the nine months ended September 30, 2020, an increase of $173,908, or 102%. Royalties increased due primarily to recognition of a $135,000 minimum royalty due on one of our product lines.

Investor relations

Investor relations expenses were $212,120 for the nine months ended September 30, 2021 and were $525,448 for the nine months ended September 30, 2020. The decrease of $313,328 is primarily due to less spending in 2021; however, we expect our investor relations spending for the remainder of 2021 and full year 2022 will significantly increase following our TopPop acquisition.

Marketing and Advertising

Marketing and advertising expenses were $598,972 for the nine months ended September 30, 2021, and $597,652 for the nine months ended September 30, 2020, an increase of $1,320.

26

Travel and Entertainment

Travel and entertainment expenses were $128,195 for the nine months ended September 30, 2021, and $20,471 for the nine months ended September 30, 2020, an increase of $107,724. The increase was a result of limited travel during the nine months ended September 30, 2020, due to the COVID-19 environment. During the nine months ended September 30, 2021, our personnel attended numerous product development events.

Other Operating Expenses

Other operating expenses were $2,391,315 for the nine months ended September 30, 2021, and $993,091 for the nine months ended September 30, 2020, an increase of $1,398,224 or approximately 141%. The increase was primarily related to $780,000 of operating cost associated with our acquisition of TopPop and an increase in salary costs of approximately $350,000 due to hiring additional personnel.

Net Operating Income/Loss

We had a (loss) from operations of ($5,661,072) for the nine months ended September 30, 2021, and ($2,087,936) for the nine months ended September 30, 2020, an increase of $3,573,136 or approximately 171%. Net operating (loss) increased as set forth above.

Other Income (Expense)

We had Other Expense of $477,543 for the nine months ended September 30, 2021, primarily due to interest expense of $483,293, while we had Other Expense of $483,472 for the nine months ended September 30, 2020, primarily due to a loss on investment.

Net (income) Loss attributable to Noncontrolling Interests in Subsidiaries

Net income attributable to noncontrolling interests in subsidiaries represented 49% of the net loss of Bellissima and BiVi (of which we own 51%) and is accounted for as a reduction in the net loss attributable to us. Net (Loss) for the nine months ended September 30, 2021 was ($138,078) compared to net income of $37,321 for the nine months ended September 30,2021. Prior to our acquisition of United we consolidated the results of United as a variable interest entity in our financial statements. With the acquisition of United, there is no longer a noncontrolling interest associated with this entity, as it is now a 100%-owned subsidiary.

Net Loss Attributable to Iconic Brands, Inc.

The net loss attributable to Iconic Brands, Inc. was ($6,000,537) for the nine months ended September 30, 2021 and ($2,608,729) for the nine months ended September 30, 2020, an increase of $3,391,808 or approximately 130%. The net loss from Iconic Brands increased primarily because of the items described above.

27

Results of Operations for the Years Ended December 31, 2020 and 2019

Our revenues, operating expenses and net operating loss for the years ended December 31, 2020 and 2019 were as follows:

	Year Ended December 31, 2020	Year Ended December 31, 2019	Increase / (Decrease)
Sales	$2,848,913	$1,210,242	$1,638,671
Cost of Sales	1,330,441	734,428	596,013
Gross Profit	1,518,472	475,814	1,042,658

Operating expenses:
Officers’ compensation	415,000	497,000	(82,000)
Fulfillment Costs	536,255	-	536,255
Royalties	497,253	198,002	299,251
Professional fees	962,481	1,260,343	(297,862)
Marketing and advertising	801,445	512,707	288,738
Travel and entertainment	41,208	319,483	(278,275)
Other operating expenses, including occupancy	1,462,922	1,019,576	443,346
Total operating expenses	4,716,564	3,807,111	909,453

Net operating (loss) from continuing operations	(3,198,092)	(3,331,297)	133,205
Loss on Investment in Can B Corp	(483,472)	-	(483,472)

Net loss attributable to noncontrolling interests in subsidiaries and variable interest entity	109,962	424,599	(314,637)
Net income (loss) before discontinued operations	(3,571,602)	(2,906,698)	(664,904)
Loss from discontinued operation	-	(1,047,213)	1,047,213
Net Loss attributable to Iconic Brands	$(3,751,602)	$(3,953,911)	$382,309

Sales

Our sales were comprised of sales of BiVi Sicilian Vodka and Bellissima Prosecco and Sparkling Wine and our newly-introduced line of Hooters Spirits. Sales were $2,848,913 for the year ended December 31, 2020 compared to $1,210,242 for the year ended December 31, 2019, an increase of $1,638,671, or 135%. The $1,638,671 increase in sales in 2020 over 2019 was primarily due to a $1,632,000 increase in sales of Bellissima Prosecco through the QVC sales channel.

28

Cost of Sales

Cost of sales for the year ended December 31, 2020 were $1,330,441 compared to $734,428 during the year ended December 31, 2019, an increase of $596,013. Cost of sales includes the cost of the products purchased from our Italian suppliers, freight-in costs and import duties. The cost of sales as a percentage of sales for the year ended December 31, 2020 was 46.7% as compared to 60.7% for the year ended December 31, 2019. The decrease in cost of sales as a percentage of sales was due to the increase in sales through the QVC channel, which has lower costs, However, as discussed below, there are now fulfillment costs associated with sales through the QVC channel that are specific to that sales distribution effort.

Officers Compensation

Officers compensation for the year ended December 31, 2020 was $415,000 compared to $497,000 for the year ended December 31, 2019, a decrease of $82,000 or 16%. The decrease relates to payments made to other officers in 2019 who were not employed by us in 2020.

Effective April 1, 2018, we executed employment agreements with Richard DeCicco, who was then our Chief Executive Officer and Roseann Faltings, our Vice President of Sales and Marketing. Both agreements had a term of 24 months (to March 31, 2020). Mr. DeCicco’s agreement provided for a base salary at the rate of $265,000 per annum and a compensation stock award of 300,000 shares of common stock issuable upon the effective date of a planned reverse stock split, which shares have not been issued. Ms. Faltings’ agreement provided for a base salary at the rate of $150,000 per annum and a compensation stock award of 100,000 shares of common stock also isuable upon the effective date of the planned reverse stock split. Such shares were never issued. For the year ended December 31, 2019, we had accrued a total of $415,000 officers compensation pursuant to the two employment agreements. In 2019, the accrued compensation was allocated 50% to our company ($207,500), 40% to Bellissima ($166,000), and 10% to BiVi ($41,500).

Fulfillment Costs

We had fulfillment costs of $536,255 for the year ended December 31, 2020 compared to $0 for the year ended December 31, 2019, an increase of $536,255. Fulfilment coats are specifically related to sales made through the QVC Channel and included storage and distribution to the consumer.

Royalties

We expensed royalties of $497,253, for the year ended December 31, 2020 compared to $198,002 for the year ended December 31, 2019, an increase of $299,251, or 151%. Royalties increased due to primarily to minimum royalties associated with the Hooters product brand.

Professional and Consulting Fees

Professional and consulting fees expense was $962,481, for the year ended December 31, 2020, compared to $1,260,343, for the year ended December 31, 2019, a decrease of $297,862, or approximately 24%.

Professional and consulting fees consist primarily of legal and, accounting and auditing services. The decrease of approximately $297,862 from 2019 to 2020 was related to the acquisition of CANB Corp (“CANB”) in 2019 and related financing activities that did not occur in 2020. We pursued various acquisition opportunities in 2020 that did not result in a completed transaction, which caused our expenses for professional fees to remain at a high level.

Marketing and Advertising

Marketing and advertising expenses for the year ended December 31, 2020 were $801,445 compared to $512,707 during the year ended December 31, 2019, an increase of $288,738, or 56%. The increase in marketing and advertising expense was primarily related to marketing fees in the QVC sales channel.

29

Travel and Entertainment

Travel and entertainment expenses for the year ended December 31, 2020 were $41,208 compared to $319,483 for the year ended December 31, 2019, a decrease of $278,275 or about 87%. The decrease was a result of limited travel during the year ended December 31, 2020 due to the COVID-19 environment.

Other Operating Expenses

Other operating expenses were $1,462,922 for the year ended December 31, 2020 as compared to $1,019,576 for the year ended December 31, 2019, an increase of $443,346, or approximately 44%. For the year ended December 31, 2020, other operating expenses included investor relations, automobile, insurance, office expenses and expenses relating to Christie Brinkley appearances at Bellissima promotions. In addition, we hired four employees to assist with the planned growth of our company.

Net Operating Income/Loss

Net operating loss for the year ended December 31, 2020 was $3,198,092 compared to net operating loss of $3,331,297 for the year ended December 31, 2019, a decrease of $133,205. Net operating (loss) decreased , as set forth above, primarily because sales increased, offset by increases in the various expense categories.

Loss on investment

On July 29, 2020, we executed an Exchange Agreement with CANB and delivered the 543,714 shares of CANB common stock to CANB in exchange for CANB’s delivery to us of 1,000,000 shares of our common stock. The July 29, 2020 closing price of the CANB common stock was $0.95 per share. For the year ended December 31, 2020, we recognized treasury stock in the amount of $516,528 and we recognized a loss of $483,472 from our investment in CANB common stock.

Net Loss attributable to Noncontrolling Interests in Subsidiaries and Variable Interest Entity

Net loss attributable to noncontrolling interests in subsidiaries and variable interest entity represented 49% of the net loss of Bellissima and BiVi (of which we own 51%) and 100% of United (of which we own 0%) and is accounted for as a reduction in the net loss attributable to our company. Net loss for the year ended December 31, 2020 was $109,962 compared to a net loss of $424,599 for the year ended December 31, 2019, a decrease in the loss of $314,637. Net loss attributable to Iconic Brands decreased during the year ended December 31, 2020 as a result of all the changes discussed above.

Loss from Discontinued Operations

Effective December 31, 2019, we sold our 51% equity interest in Green Grow Farms, Inc. (“Green Grow”) to Can B Corp. in exchange for 37,500,000 shares of Can B Corp. common stock and a Can B Corp. obligation to issue additional shares (“Additional Purchases Shares”) of Can B Corp. common stock to the Company on June 30, 2020 in such number so that the aggregate value of the aggregate shares issued to the Company equals $1,000,000. We acquired this equity interest on May 9, 2019 in exchange for a $200,000 note payable to NY Farms Group Inc. and 2,000,000 shares of Company common stock valued at $1,250,000

The loss from operations during the time of ownership and the subsequent sale of the operation resulted in a loss from discontinued operations of $1,047,213 for the year ended December 31, 2019. There was no loss from discontinued operation for the year ended December 31, 2020.

Net Income/Loss

Net loss attributable to the Company for the year ended December 31, 2020 was $3,571,602, or $(.22) per share, compared to a net loss of $3,953,911, or $(0.37) per share, for the year ended December 31, 2019, a decrease in the loss of $382,309. Net (loss) decreased, as set forth above.

30

Liquidity and Capital Resources

Introduction

During the nine months ended September 30, 2021, and September 30, 2020, we had negative operating cash flows. Our cash on hand as of September 30, 2021, was $5,682,650. Our monthly cash flow burn rate for 2021 was approximately $400,000, and our monthly burn rate through the three months ended September 30, 2021 was approximately $800,000. We have strong medium to long term cash needs. We anticipate that these needs will be satisfied through the funding of the second tranche of the equity financing that we entered into on July 26, 2021 until such time as our cash flows from operations will satisfy our cash flow needs.

Our cash, current assets, total assets, current liabilities, and total liabilities as of September 30, 2021 and December 31, 2020, respectively, were as follows: (Note that there are significant changes to these balances since December 31, 2020, as a result of the acquisition of TopPop and the full Balance Sheet should be reviewed in conjunction with this table).

	September 30,	December 31,
	2021	2020	Change

Cash	$5,682,650	$457,041	$5,225,609
Total Current Assets	12,513,358	1,298,999	11,214,359
Total Assets	54,688,379	1,354,892	53,333,487
Total Current Liabilities	8,941,546	3,183,015	5,758,531
Total Liabilities	$30,418,605	$3,183,015	$27,235,590

Our cash increased $5,225,609 and total current assets increased $11,214,359. Our total current liabilities increased $6,818,200 as our notes payable and operating lease liabilities increased. Our total liabilities increased $27,235,590 as a result of recognition of contingent payments associated with the TopPop acquisition. Our stockholders’ equity increased from a deficit of $(1,828,123) to $24,269,774 due primarily to recognition of certain intangible assets associated with the TopPop acquisition (see full Balance Sheet for comparison).

In order to repay our obligations in full or in part when due, we may be required to raise significant capital from other sources and to execute on our business plans for TopPop. There is no assurance, however, that we will be successful in these efforts. Please see the Risk Factors beginning on page 8 of this prospectus.

Cash Requirements

Our cash on hand as of September 30, 2021 was $5,682,650. We anticipate that the funding from financing activities and product sales will be enough to sustain us for the next 12 months.

Sources and Uses of Cash

Operations

Our net cash (used in) operating activities for the nine months ended September 30, 2021 and 2020 was $(4,145,906) and $(1,037,220), respectively, an increase of $3,108,686. The increase in cash used in operations was primarily due to increased operating loss.

Investments

For the nine months ended September 30, 2021, we (used) cash for investing activities of $(4,547,770). This cash was used for the purchase of TopPop and United. For the nine months ended September 30, 2020, we used cash for investing activities of $19,708 for the purchase of furniture and equipment.

Financing

Our net cash provided from financing activities for the nine months ended September 30, 2021 was $13,919,285 compared to $1,292,390 of cash provided by financing activities for the nine months ended September 30, 2020. The large inflow of cash in 2021 represents the Financing Transaction (detailed herein under “Recent Developments”) on July 26, 2021.

31

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations

As of September 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“United States GAAP”). The preparation of these financial statements and related disclosures in compliance with United States GAAP requires the application of appropriate technical accounting rules and guidance as well as the use of estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. The application of these policies involves judgments regarding future events, including the likelihood of success of particular product candidates, regulatory challenges, and the fair value of certain assets and liabilities. These judgments, in and of themselves, could materially affect the financial statements and disclosures based on varying assumptions, which may be appropriate to use. In addition, the financial and operating environment may also have a significant effect, not only on the operation of the business, but on the results reported through the application of accounting measures used in preparing the financial statements and related disclosures, even if the nature of the accounting policies have not changed.

On an ongoing basis, we evaluate these estimates, utilizing historic experience, consultation with experts and other methods we consider reasonable. In any event, actual results may differ substantially from our estimates. Any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the information that gives rise to the revision becomes known.

Our significant accounting policies are summarized in Note 2 of the Notes to Consolidated Financial Statements for the years ended December 31, 2020 and 2019 included elsewhere in this prospectus. We identify our most critical accounting policies as those that are the most pervasive and important to the portrayal of our financial position and results of operations, and that require the most difficult, subjective and/or complex judgments by management regarding estimates about matters that are inherently uncertain.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our Consolidated Financial Statements for the years ended December 31, 2020 and 2019. The impact on our financial position and results of operations from adoption of these standards is not expected to be material.

32

BUSINESS

Overview

We are a lifestyle branding company with expertise in developing, from inception to completion, and branding alcoholic beverages for ourselves and third parties. We market and place products into national distribution through long-standing industry relationships. We believe we are a leader in “Celebrity Branding” of beverages in which we procure superior and unique products from around the world and brand such products with internationally-recognized celebrities. We currently market and sell the following products:

•

Bellissima Prosecco – these products comprise a line of all-natural and Vegan Prosecco and Sparkling Wine made with organic grapes, including a Zero Sugar, Zero Carb option, a DOC Brut and a Sparkling Rose. The Bellissima line of Prosecco and Sparkling Wines includes two new flavor profiles, a Zero Sugar/Zero Carb Sparkling Rose and a Rose Prosecco; and

•

Bella Sprizz Apertifs - these products comprise a line of aperitifs consisting of three different expressions, a classic Italian aperitif, an all-natural elderflower aperitif and a classic Italian bitter.

In addition, we also develop and market private label spirits for established domestic and international chains.

As a result of our July 2021 acquisition of 100% of the equity of TopPop, we now have a fully vertically-integrated product development and manufacturing company for new alcohol brands. TopPop is a premier contract manufacturing and packaging company that specializes in flexible packaging applications in the food, beverage and health categories. TopPop has the federal and state licenses necessary to manufacture and blend malt, wine and spirits-based products and, in June 2020, it opened a 27,000-square-foot FDA-approved manufacturing facility in Marlton, New Jersey that is registered by the Federal Drug Administration and holds a Safe Quality Food certification. In January 2022, we expect to add another 65,000 square feet of manufacturing capability in New Jersey.

For its first product line, TopPop identified the single serve, ready-to-drink (“RTD”) and ready-to-freeze (“RTF”) segments as ripe for product and packaging innovation. TopPop introduced an alcohol-infused ice pop in June 2020, and marketed the concept to major alcohol companies. In addition, it developed its own product line. Despite launching during the COVID-19 pandemic, TopPop manufactured approximately 10 million ice pops during the year ended December 31, 2020 and approximately 36 million ice pops during the nine-month period ending September 30, 2021. TopPop has also developed a robust pipeline in the single serve, RTD alcohol cocktail market and anticipates launching a line of products in this market in 2022. TopPop designs and markets flexible packaging for its RTD and RTF products with formulations that are low calorie and contain healthy and natural ingredients. With the opening of TopPop’s new facility expected in January 2022, we expect to have the capacity to manufacture over 150 million units in 2022.

We believe our TopPop acquisition has brought us additional synergies and opportunities for cross-promoting new and existing products to a broader customer base and positions our company, including our wholly owned subsidiary TopPop, as a company that establishes and supports brands, innovates, produces, licenses, packages and sells alcohol and non-alcohol beverages and creates sustainable packaging solutions to the consumable goods market. Our focus on lifestyle branding and the rising “Better-for-You”, “Better-for-Planet” consumer category has made us a leader in developing celebrity brands worldwide such as its Bellissima Prosecco by Christie Brinkley. TopPop is a pioneer in flexible packaging. The company’s creative solutions from inception to full scale production, like its RTF alcohol ice pops, make it a harbinger in the “pouch market”, one of the fastest growing segments of the beverage industry. TopPop’s proprietary and visionary applications has made the company a leader in providing these increasingly desirable products and services, from “design through delivery”, to some of the largest Fortune 500 and multinational alcohol beverage companies and brands today.

Our mission is to be an industry leader in the brand development, marketing and sales of alcoholic beverages and related products by capitalizing on our ability to procure products from around the world and to develop unique and innovative packaging to create brand and product line extensions. We plan to leverage our relationships with internationally-recognized celebrities to add value to products and create brand awareness in unbranded niche categories.

Brands and Products

Bellissima Prosecco and Sparkling Wines

We market and sell a line of all-natural and vegan Prosecco and Sparkling Wines made with organic grapes, including a Zero Sugar, Zero Carb option, a DOC Brut and a Sparkling Rose. We market and sell these products under the Bellissima brand name pursuant to a license agreement entered into between our Bellissima Spirits LLC (“Bellissima Spirits”) subsidiary, and Christie Brinkley, Inc., an entity owned by supermodel and entrepreneur Christie Brinkley (“CBI”), on November 12, 2015, which agreement was amended effective June 30, 2017 (the “Bellissima Agreement”). During her illustrious career, Christie Brinkley has appeared on over 500 magazine covers worldwide, served as a spokeswoman for CoverGirl, and performed on Broadway, in television and in film.

33

The Bellissima products are produced at a winery located in Treviso, Italy. Bellissima’s winery partners manage the procurement of all raw materials required to produce a finished product of either the DOC Brut, Sparkling Rose, Pinot Grigio and our Zero Sugar, Zero Carb sparkling wine expression.

Bella Sprizz Aperitifs

We have also developed, and now market and sell, a line of aperitifs in partnership with Christie Brinkley under the brand name Bella Sprizz. This line of aperitifs consists of three different expressions, a classic Italian aperitif typically used in making a “Spritz,” or as we prefer to say “Sprizz.” The second product in the line is an all-natural elderflower aperitif that may be added as a component to a consumer’s favorite cocktail or simply added to another spirit, such as a glass of our Bellissima Zero Sugar. We also offer “Bella Bitter,” a classic Italian bitter that can be served over ice with a garnish, such as a squeeze of a fresh orange, or added as a component in making a superior Negroni, a popular Italian cocktail.

BiVi Vodka

We have also developed and intend to relaunch a Vodka product under the brand “BiVi 100 percent Sicilian Vodka.” We intend to market and sell this product pursuant to a License Agreement entered into between our BiVi LLC (“BiVi”) subsidiary, and Neighborhood Licensing, LLC (“Neighborhood Licensing”), an entity owned by Chazz Palminteri. Chazz Palminteri is an American actor, screenwriter, producer and playwright who has performed on Broadway, in television and in film. He is best known for his Academy Award-nominated role for Best Supporting Actor in Bullets over Broadway, the 1993 film A Bronx Tale, based on his play of the same name.

BiVi Vodka is made from semolina wheat grown out of the rich volcanic soil and pure mountain spring water of Sicily and is the creation of Master Distiller Giovanni La Fauci.

Private Label Manufacturing and Distribution

In addition to developing celebrity brands, we develop and supply national restaurant chains, consumer good companies, and national retailers with high-quality, private label products. We believe that private labeling presents a significant opportunity for growth of our business. We provide full-service, turnkey private labeling-enabled expertise in product sourcing, product development, brand development, marketing and distribution.

We market and sell a line of private-label premium spirits under the Hooters brand, including Vodka, Gin, Rum (Dark & Light), Tequila (Silver & Gold), American Whiskey and Hooters Heat Cinnamon Whiskey. However, we market and sell these products pursuant to an agreement that is being terminated and we are currently in discussions with Hooters of America, LLC regarding our future relationship, if any, with Hooters.

TopPop is also launching its own brand of RTF products under the name BoozyPopz® using an e-commerce distribution channel.

Flexible Packaging

Our recently-acquired TopPop subsidiary specializes in flexible packaging for alcohol products as an alternative to cans and bottles. We believe the trend in beverage, liquid and lotion packaging has been to move away from bottles and cans and toward flexible stand-up pouches. In particular, beverage brands continue to develop packaging with the objective of accentuating the entire experience of the consumer associated with holding, opening, drinking and enjoying beverages. We believe flexible packaging offers numerous benefits in the marketing, packaging and distribution of alcohol. In addition, we believe flexible, stand-up pouches create design opportunities to have the package stand out and appeal to consumers.

34

The key advantages of flexible packaging over cans and bottles for alcohol products include the following:

•	Barrier Protection - Barrier material used in specialized alcohol pouches provides an oxygen barrier with a longer shelf life.

•

Product Differentiation - Disruptive marketers can use standout packaging formats to differentiate themselves from long-established brands in traditional containers. New pouches developed specifically for the alcohol sector can provide greater stability and offer better shelf presence in stores.

•	Millennial and Gen Z Appeal - Flexible packaging has been shown to appeal to millennials and Gen Zers due to the increased portability and reduced weight.

•

Sustainability - Pouches offer an estimated 80-85% reduction in carbon footprint compared to glass. Pouches also compare favorably compared to cans, as they easily can be flattened and recycled after the liquid is consumed, unlike cans, which must be crushed and recycled in trash cans or recycling bins.

•

Supply Chain Efficiency - Reduced packaging material also has a ripple effect on the supply chain, with less space needed to store and transport the product, which improves total supply chain efficiencies and costs.

TopPop also has other initiatives in place regarding recycling for its product packages and continues to work with vendors toward increasingly sustainable solutions.

Industry Overview

According to Statista, a leading research firm for a number of consumer goods markets, the U.S. alcoholic beverages market was valued at approximately $255 billion in 2021 and is expected to grow by 5.92% annually between 2021 and 2025. Recent market data shows that from 2011 to 2019, sales increased by 30%, with an average increase of roughly 4.3% annually. Much of this growth is attributed to a shift toward spirits; the sales of the spirits category have increased substantially since 2018, averaging over 13% sales growth per year.

According to Euromonitor International, a leading provider of global business intelligence, market analysis and consumer insights, in 2019, the “high end” and “super premium” categories experienced larger sales growth than the “premium” and “value” categories. Within the wine category, there has been a shift in consumer behavior towards Sparkling Wine and Rosé. Prosecco and Sparkling Rosé in particular have seen high growth rates.

This shift in consumer behavior toward premium offerings, sparkling wines and seeking new experience continued in 2020 and is forecast to continue in the next years. Despite a challenging COVID-19 environment, the alcohol e-commerce industry is seeing continued growth. According to IWSR, a leading source of data and research on the global beverage alcohol market, U.S. alcohol e-commerce approached approximately $5.6 billion in 2020, up from roughly $3 billion in 2019. This growth was largely driven by the omni-channel segment as supermarkets and traditional retailers have sought to rapidly enhance their online offering.

According to Euromonitor Internationals, starting in 2021, the alcoholic drinks market will begin to recover after the pandemic effect on 2020 sales. Spirits are expected to see a return to positive growth in 2021. Compared to previous years, more consumption occasions will remain in the home, and e-commerce sales will continue growth. Within the wine category, sparkling wine is expected to record the highest total volume compound annual growth rate (CAGR), signaling that this category will be well positioned for recovery post-COVID-19.

According to Beverage Daily, new young consumers are looking for ethical brands that address causes they care about, which often includes the planet, animals welfare and social inclusivity, among others.

35

In addition, the direct-to-consumer channel is predicted to grow by nearly $3 billion in value between 2019 and 2024, at a CAGR of 24% over the five-year period, according to IWSR.

RTF adult ice pops and RTD single-serve cocktails are a fast-growing segment in the alcohol beverage industry and have grown in popularity in recent years. According to Grand View Research, the global RTD cocktails market size was valued at over $700 million in 2020 and is expected to grow at a CAGR of 12% from 2021 to 2028.

Currently, the celebrity-branded alcoholic beverage industry is a largely consolidated industry, in which the largest companies control a significant portion of industry revenues. This includes existing distillery companies that use their own liquor and parent brands to promote their products. These companies have a significant advantage over smaller industry participants because they already have large bottling facilities and established brands.

Industry market share has also increased slightly during recent years as larger companies acquired smaller firms. For example, Sammy Hagar sold an 80% stake to Gruppo Campari for $80 million, Bethenny Frankel sold her Skinny Girl Cocktail brand to Fortune Brands’ Beam Global for an estimated $100 million in 2011, and George Clooney sold his tequila company to Diageo for approximately $1 billion.

Entrants and products in the celebrity-branded alcoholic beverage industry include, but are not limited to, Casamigos Tequila and George Clooney (2013), Ciroc Vodka and Sean Combs (2007), Skinnygirl Margarita and Bethenny Frankel (2011) and Cabo Wabo Tequila and Sammy Hagar (1996).

Given the trends discussed above, we believe that there is a substantial opportunity in this market due to the rising popularity of celebrity-branded alcoholic beverages.

Sales and Marketing

We intend to utilize the strength of our management team and industry consultants to focus on brands that will consistently meet the needs of customers and consumers around the world. We aim to gain brand loyalty by partnering with well-known iconic celebrities and/or national chains, such as we have with Christie Brinkley, and have in the past with Chazz Palminteri, Chase Elliott and Hooters. We also intend to engage in targeted and national advertising and promotional campaigns, host celebrity and other sponsored events, and to offer distribution incentives. We hope to attain national exposure in order to drive both awareness and sales of our products in their markets. In addition, we expect that on and off-premise promotions, led by our sales management team, will pay off in increased awareness and higher sales.

We intend to kick off promotional campaigns with launch parties, supported by on-premise samplings, contests, on and off-premise giveaways, as well as social media campaigns, the launch of additional bottle sizes, and specialty drinks and menus. Product brochures, press kits, signage, banners, public relations, product placement, sponsorships and internet-based marketing will also be utilized to maximize brand exposure and awareness.

Examples of some of our promotional activities have included:

•

In February 2020, Christie Brinkley hosted a series of Après Ski events at The Snow Lodge in Aspen, CO (starting on February 14, 2020 - Valentine’s Day). The events included an ice bar and featured Bellissima Prosecco and Sparkling Wines, wines made with organic grapes, with Bambinis (375ml) available in all three expressions. In addition, the highlight of the evening series showcased Bellissima’s partner, Christie Brinkley, as their celebrity mixologist throughout the evening;

•

Hooters Spirits launched its premium line of alcohol beverages in August 2019 with first tastings taking place in and around Bristol, Tennessee. The No. 9 Hooters Spirits Chevrolet show car was at each event with the world-famous Hooters Girls on-site taking pictures with customers and fans. The debut events led up to the 2019 NASCAR Cup Series Bass Pro Shops 500 on August 17, 2019 at Bristol Motor Speedway, where Chase Elliott drove the Hendricks Motorsports No. 9 Hooters Spirits Chevrolet Camaro ZL1 1LE to a top-five finish; and

•

We have in the past also supported the rollout of the Hooters product line with marketing initiatives to help raise awareness of the brand, both inside and outside of the Hooters restaurants, which included event launches, contests and giveaways, such as an autographed Chase Elliott No. 9 Hooters Spirits Chevy Camaro ZL1 diecast giveaway.

36

We also plan to participate in consumer trade shows where wholesalers and retailers are also invited. This will allow our sales team to meet with many of the wholesalers and retailers who are otherwise hard to reach. Advertising and promotion will also be achieved through staff training of on-premise locations; bartenders and wait-staff will be trained to fully understand our products and market them to customers. Incentives will then be offered to motivate sales efforts.

Since public relations activity can be used as an effective promotional tool to promote brands, we plan to participate in high-profile public events to create an affinity for our brands that will resonate with their target markets, help build brand loyalty and ultimately drive sales. Among the numerous high-profile promotional and sampling campaigns that we have hosted are events at NASCAR races and events at selected Hooters locations for The College Football National Championship Game.

TopPop has engaged a major marketing agency to promote its RTD and RTF products in flexible packaging to sports and entertainment and venues.

Finally, we plan to engage in direct-to-consumer sales events, such as sales through QVC or websites.

Licensing Agreements

Bellissima Prosecco and Sparkling Wines

We market and sell our Bellissima Prosecco and Sparkling Wine products pursuant to the Bellissima Agreement. Under the Bellissima Agreement, we were granted the right to use Christie Brinkley’s endorsement, signature and other intellectual property in connection with the sale of the products. We have agreed to guarantee certain of the obligations of Bellissima Spirits under the Bellissima Agreement and to indemnify CBI and Christie Brinkley against third-party claims.

Pursuant to the Bellissima Agreement, Bellissima Spirits is obligated to pay CBI a royalty fee equal to 10% of monthly gross sales (12.5% for sales in excess of defined Case Break Points) of Bellissima brand products payable monthly. CBI has the right to terminate the endorsement if Bellissima Spirits fails to sell as least 20,000 cases each year. In addition, upon a liquidity event of either Bellissima or our company, CBI is entitled to 22.5% of, in the case of Bellissima, the net proceeds generated from such liquidity event, in the case of our company, amount equal to 22.5% of the appraised value of Bellissima. For purposes of such agreement, the term “liquidity event” means generally, any of the following:

•	a sale of all or substantially all of the assets of Bellissima or our company;
•	a change of control of Bellissima or our company;
•

a sale of equity following which the members of Bellissima or the stockholders of our company, immediately prior to such transaction do not own, immediately following such transaction, a majority of the voting and economic rights in Bellissima or our company; or

•

a merger, consolidation or similar transaction involving Bellissima or our company, following which the members of Bellissima or the stockholders of our company, immediately prior to such transaction do not own, immediately following such transaction, a majority of the voting and economic rights in Bellissima or our company.

On October 23, 2019, United entered into a Marketing and Order Processing Services Agreement (the “Marketing Agreement”) with QVC, Inc. (“QVC”) pursuant to which United granted to QVC an exclusive worldwide right to promote the Bellissima products through direct response television programs. The initial license period commenced on October 23, 2019 and expires on December 4, 2021. Unless either party notifies the other party in writing at least 30 days prior to the end of the initial license period or any renewal license period of its intent to terminate the Marketing Agreement, the license continually renews for additional two-year periods. The Marketing Agreement provides for United’s payment of “Marketing Feed” (payable no less than monthly) to QVC in amounts agreed to between United and QVC from time to time.

37

BiVi Vodka

We intend to relaunch, market and sell our BiVi Vodka product in 2021, pursuant to a license agreement entered into between our subsidiary, BiVi, and Neighborhood Licensing, LLC (“Neighborhood Licensing”), an entity owned by Chazz Palminteri on May 26, 2015 (the “BiVi Agreement”). Under the BiVi Agreement, we were granted the rights to Palminteri’s endorsement, signature and other intellectual property in connection with the sale of the products. Pursuant to the BiVi Agreement, BiVi is obligated to pay Neighborhood Licensing a royalty fee equal to 5% of monthly gross sales of BiVi Brand products payable monthly subject to an annual minimum royalty fee of $100,000 in year 1, $150,000 in year 2, $165,000 in year 3, $181,500 in year 4, $199,650 in year 5, and $219,615 in year 6 and each subsequent year. Under a Waiver Agreement signed on September 16, 2020, Neighborhood Licensing has agreed to waive the payment of all such minimum royalties under the BiVi Agreement until such time as Neighborhood Licensing agrees to reinstate the minimum royalties pursuant to the terms of the BiVi Agreement. We have agreed to guarantee and act as surety for BiVi’s obligations under certain sections of the BiVi Agreement and to indemnify Neighborhood Licensing and Chazz Palminteri against third party claims.

Distribution

Private Label

Prior to our acquisition of United in July 2021, we marketed and sold our private label Hooters products pursuant to a marketing and distribution agreement entered into between us and United, effective as of April 1, 2019. Under such agreement, we had been granted the exclusive right to market and distribute the Hooters Spirits products line to (a) “Hooters” branded restaurants; (b) liquor distributors; and (c) off-premise, retail establishments (with all sales being made through distributors licensed to conduct business in the state of such sale) in the United States, Europe and Asia for a period of five years. The agreement provided for United to receive a fee of $1.00 per case of product sold to any wholesaler for retailer distribution.

United obtained the rights to manufacture, market, distribute and sell certain alcoholic products bearing the Hooters trademarks in North America, Europe, Asia and Australia pursuant to a brand licensing agreement that it had entered into with Hooters on July 23, 2018 (the “Hooters Agreement”). Pursuant to the Hooters Agreement, United was granted a non-exclusive license to use the “Hooters” trademarks to manufacture, market, distribute and sell certain alcoholic products bearing the Hooters trademarks in North America, Europe, Asia and Australia for a period that expired on December 31, 2020. The Hooters Agreement could have been extended by up to an additional three years by United provided that it was not in breach of the agreement and that certain minimum royalty fees were paid for the extension - $315,000 for 2021, $360,000 for 2022 and $420,000 for 2023. We are currently in discussions with Hooters regarding an extension of the Hooters Agreement or certain other business relationships. Under the Hooter’s Agreement, United paid Hooters an advance of $30,000, and agreed to pay royalties to Hooters of 6% of net sales (as defined) of all products during the term. In addition, the agreement also provided for United’s payment of a marketing contribution equal to 2% of the prior year’s net sales of the licensed products. If United failed to spend the required marketing contribution in any calendar year, the deficiency would be paid to Hooters.

By law, United can only sell our alcoholic products to licensed United States wholesalers or distributors. Wholesalers and distributors then sell the product to licensed retailers for “on” or “off” premise consumption. An “on” premise retailer is an establishment where the alcohol is consumed, such as a bar or restaurant, and an “off” premise retailer is an establishment where alcohol is sold for consumption elsewhere, such as a liquor store or, in some state, a supermarket. Accordingly, our products are shipped to the United States by United either directly to its distributors or to United’s warehouse. Products that are shipped to United’s warehouse are then shipped via ground freight to wholesalers or distributors to fulfill orders as they are placed.

TopPop is currently in negotiations with global alcohol beverage companies, including two of the five largest beer producers in the world, to license some of their brands for use by TopPop in the development and sale of new RTD and RTF products.

38

Intellectual Property

We have registered trademarks in the United States associated with our BiVi and Bella Sprizz brands or products. In addition, Richard DeCicco, our Chairman of the Board and President, owns the rights to a trademark depicting an image of the Botticelli Venus that is used on certain or our Bellissima and Bella Sprizz products. We use that trademark with the permission of Mr. DeCicco.

Our other brands, such as Bellissima Prosecco and Sparkling Wines or Hooters branded spirits, are either protected under trademarks owned by the licensors or under common law use, and we use them with the licensors permission pursuant to the agreements that we or our subsidiaries have entered into with them.

We intend to apply for new trademarks on an ongoing basis as we develop new brands or products. We regard our trademarks, service marks, copyrights, domain names, trade dress, and similar intellectual property as very important to our business.

We enforce and protect our trademark rights against third parties infringing or denigrating our trademarks by opposing registration of infringing trademarks, and initiating litigation as necessary.

Competition

The beverage alcohol industry is highly competitive. We compete on the basis of quality, price, brand recognition and distribution strength, as well as providing consumers with unique brands with special attributes that set our brands apart from the rest. Our beverage alcohol products compete with other alcoholic and non-alcoholic beverages for consumer purchases, as well as shelf space in retail stores, restaurant presence and wholesaler attention. We compete with numerous multinational producers and distributors of beverage alcohol products, some of which have greater resources than we do. Our competitors include, but are not limited to, Gallo, Mionetto, Gruppo Campari, Constellation Brands, William Grant and Sons and Jim Beam Brands.

As TopPop products are relatively new in the marketplace, there is not yet significant competition in the manufacturing and sale of such products to or for the account of third parties. We expect competition to intensify with the expected increase in the popularity of RTD and RTF products in flexible packaging.

Governmental Regulation of the Wine and Spirits Industry

The production and sale of malt, wine and spirits is subject to extensive regulation by the U.S. Department of the Treasury, Alcohol and Tobacco Tax and Trade Bureau and state liquor commissions and agencies.

In addition, most states in which our products are sold impose varying excise taxes on the sale of alcoholic beverages. Prompted by growing government budget shortfalls and public reaction against alcohol abuse, government entities often consider legislation that could potentially affect the taxation of alcoholic beverages. Excise tax rates being considered are often substantial. The ultimate effects of such legislation, if passed, cannot be assessed accurately. Any increase in the taxes imposed on our products can be expected to have a potentially adverse impact on overall sales of such products. However, the impact may not be proportionate to that experienced by distributors of other alcoholic beverages and may not be the same in every state.

The agreements we have in place with United and Dan Kay International provide the required licensing conduits that allow us to capture the sales relative to alcoholic beverages in the United States. The United States alcohol beverage business is based upon what is known as a “three-tier system.” The three tiers consist of an import or supplier tier if the product is domestically produced. The second tier is the wholesale tier. The third tier is known as the retail tier, consisting of an on and off premise split. The import/supply tier sells to the wholesale tier that then sells to the retail tier.

We possess the import/supply tier licensing as well as the required licenses in the states in which we sell alcoholic beverages to the wholesale tier. Prior to our recent acquisition of United, we had contracted with United to facilitate the sales of our products using the licensing United has in place. This is a common third party provider relationship in the United States alcohol beverage business.

39

We contract with Dan-Kay International (an entity controlled by Richard DeCicco) for warehousing services for the alcohol beverage products that come to rest in the United States. Dan-Kay maintains a required New York State warehousing license. This license has a level allowing the third-party warehousing classified as “product of others.”

Employees

As of September 30, 2021, we employed a 36 full-time employees and six consultants. Of our full-time employees at that date, 10 were in corporate administration, 9 were in marketing and sales, 17 were in production and distribution. We are not a party to any collective bargaining agreements. We believe that we maintain good relations with our employees.

Properties

On January 1, 2021, we executed a cancellable lease agreement with Day Kay International for the lease of our office and warehouse space in North Amityville New York. The agreement has a term of three years from January 1, 2021 to January 1, 2024 and provides for monthly rent of $4,893.

We have also entered into a lease agreement with our two officers to use part of their residence in Copiague, New York for Company office space. The agreement has a term of three years from January 1, 2019 to December 31, 2021 and provides monthly rent of $3,930. We do not intend to renew the lease upon expiration on December 31, 2021.

In addition, TopPop has executed a lease agreement to rent approximately 26,321 square feet of warehouse space in Marlton, NJ. The lease provides a term of five years commencing upon January 1, 2020 and terminating on December 31, 2024. The lease also provides for a monthly payment for common area use of $4,430 and a security deposit of $45,864.

Effective November 6, 2020, TopPop executed a lease agreement to rent approximately 14,758 square feet of warehouse space in Bellmawr, NJ. The lease provides for a lease term of two years commencing on December 1, 2020 and terminating on November 30, 2022. The lease provides for a security deposit of $20,734.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

Corporate History

We were incorporated in the State of Nevada on October 21, 2005 (under the name Paw Spa, Inc.). On May 7, 2009, we changed our name to Iconic Brands, Inc.

Effective December 31, 2016, we closed on (i) a May 15, 2015 agreement to acquire a 51% interest in BiVi LLC. and (ii) a December 13, 2016 agreement to acquire a 51% interest in Bellissima Spirits LLC. These transactions involved entities under common control of our Chief Executive Officer and represented a change in reporting entity.

BiVi LLC was organized under the laws of the State of Nevada on May 4, 2015 and Bellissima Spirits LLC was organized under the laws of the State of Nevada on November 23, 2015.

On July 26, 2021, we acquired 100% of the equity of TopPop LLC, a limited liability company organized under the laws of the State of New Jersey on September 5, 2019.

40

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages and biographical information of each of our current directors and executive officers, and the positions within our company held by each person. Our directors serve a one-year term until their successors are elected and qualified, or until such director’s earlier death, resignation or removal. Our executive officers are appointed annually by our board of directors and serve at the pleasure of our board.

Name	Age	Position(s)
Larry Romer	68	Chief Executive Officer
Richard DeCicco	63	President and Chairman of the Board of Directors
David Allen	66	Chief Financial Officer
John Cosenza	53	Chief Operating Officer
Tom Martin	62	President and Chief Operating Officer of TopPop LLC
Roseann Faltings	63	Director

Larry Romer has served as our Chief Executive Officer since July 2021. Mr. Romer is a 40 plus year veteran of the beverage business holding senior management positions with The Coca-Cola Bottling Company of New York, The Paddington Corporation, Jim Beam Brands Company and Southern Glazer’s Wine and Spirits, LLC. From 2005 until March 2021, Mr. Romer was Senior Vice President and General Manager of the Sapphire Division at Southern Glazer’s Wine and Spirits, LLC. Prior to his employment at Southern Glazer’s Wine and Spirits, LLC, from 1993 until 2005, Mr. Romer was Regional Vice President of Jim Beam Brands Company. From 1985 until 1993, Mr. Romer was State Manager and Regional Vice President of The Paddington Corporation. Prior to The Paddington Corporation, from 1976 until 1985, Mr. Romer was a District Manager at The Coca-Cola Bottling Company of New York. Mr. Romer holds a bachelor’s degree in Health and Physical Education from Manhattan College and a master’s degree in Health and Physical Education from Adelphi University.

Richard DeCicco has served as our Chief Executive Officer, President and member our board since 2007. With over 43 years of experience in the global liquor industry, Mr. DeCicco has been a senior executive and a leader in the wine and spirits industry. Previously, Mr. DeCicco served as President of Harbrew Imports Ltd. since its inception in 1999. From September 1997 until 1999, Mr. DeCicco was a consultant for individuals entering the alcohol beverage business. From May 1990 until  September 1997, Mr. DeCicco was the Chief Executive Officer and President of Harbor Industries, a production facility. In addition to having been the national provider for The Paddington Corporation brands from 1990 to 1997, Mr. DeCicco pioneered what is now known within the field as Value Added Packaging. We believe Mr. DeCicco is qualified to serve as a member of our board because of his experience in and relationships within the industry. Mr. DeCicco is the President of United Spirits Inc.

John Cosenza has served as our Chief Operating Officer since July 2021, and prior to that was employed by us in an advisory role since April 2021. Mr. Cosenza started his career at Anheuser-Busch (“AB”) in April 2000 as Senior Corporate Social Responsibility Manager, until December 2008. From January 2009 until February 2010, Mr. Cosenza served as District Manager at AB. From February 2021 then served as Category Manager at AB from February 2020 until March 2021. Mr. Cosenza has an MBA in finance from Long Island University, and a bachelor’s degree in Sports Management and Athletic Administration from St. John’s University.

David Allen has served as our Chief Financial Officer since July 2021. Mr. Allen has over 22 years of experience serving as the chief financial officer of public companies and over 40 years of experience as a certified public accountant, starting his career with Arthur Andersen & Co. Mr. Allen has served as our Chief Financial Officer since July 2021. Prior to Charlie’s Holdings, Inc., he served as Chief Financial Officer of Charlies Holdings, Inc. from April 2019 to May 2021 (OTC: CHUC) . Prior to that, from December 2014 until January 2018, Mr. Allen served as the Chief Financial Officer of WPCS International, Inc. (NASDAQ: WPCS). From 2007 to 2013, Mr. Allen served as the Chief Financial Officer and Executive Vice President of Administration at Converted Organics, Inc. (NASDAQ: COIN). From 1999 to 2004 he served as Chief Financial Officer, and later Chief Executive Officer, of Milbrook Press, Inc. (NASDAQ: MILB). During the periods not listed above, Mr. Allen held various consulting roles at both public and private companies. Additionally, Mr. Allen has been a member of the board of directors and the Chairman of the Audit Committee of Marimed, Inc. (OTC: MRMD) since June 2019, and was a member of the board of directors and Chairman of the Audit Committee of Charlie’s Holdings, Inc. (OTC: CHUC) from May 2021 until October 2021. From 2004 to 2017, Mr. Allen served as Chief Financial Officer of Bailey’s Express, Inc., a privately held trucking corporation, which filed for Chapter 11 bankruptcy in July 2017; he served as the Chapter 11 Plan Administrator for the bankruptcy case from inception until the case was finalized in December 2020. Mr. Allen is a licensed CPA and holds a bachelor’s degree in accounting and a master’s degree in taxation from Bentley College.

Tom Martin was a co-founder of TopPop and has been its President and Chief Operating Officer since its incorporation in 2019. Mr. Martin has been in the primary and secondary packaging industry for over 40 years. From 1991 to 1997, Mr. Martin served as Director for the printing, contract packaging and machine groups at Sancoa International. In 1997, he co-founded Slate Packaging, where he served as President and Chief Executive Officer until 2005, where he built a printing, equipment and contract packaging business that was later sold to a large Kansas City printing company. From 2005 to 2012, Mr. Martin was an Executive Vice President at Klocke of America, a food, cosmetic and health care contract manufacturing business. From 2012 to 2019, he was employed at Universal Synergetic dba THEM of NJ, as Vice President and General Manager, where he produced ready-to-use, single-format retail food, beverage, liquor and cosmetic products.  Mr. Martin holds an AAS degree in Engineering from Rutgers University in Camden, New Jersey.

Roseann Faltings has served as a member of our board of directors since May 2015 and as an officer since 2003, most recently as our Vice President of Celebrity Partnership Relations. Ms. Faltings is an international liquor industry veteran of more than 18 years with experience in brand development, marketing, sales and distribution across the beer, wine and spirits categories. Throughout her executive career, Ms. Faltings has worked on United Spirits’ brand portfolio, including Bellissima by Christie Brinkley, as well as Danny DeVito’s Premium Limoncello, Yanjing Beer (the national beer of China), Johnny Bench 5 Scotch Whisky and other private label products. Ms. Faltings was Director of Sales and Marketing of Harbrew Imports Ltd., a predecessor of Iconic, beginning in 2003 until 2005. In 2005, Ms. Faltings was appointed VP of Sales and Marketing of Iconic and served as a Vice President since that time. Ms. Faltings received her bachelor’s degree in Business Administration from New York Institute of Technology. We believe Ms. Faltings is qualified to serve as a member of our board because of her marketing and executive management expertise within our industry and her strong relationships within the U.S. distribution and wholesale supply chain.

41

Family Relationships

Richard DeCicco and Roseann Faltings live in the same household, but are not married.

Arrangements between Officers and Directors

Except as set forth herein, to our knowledge, there is no arrangement or understanding between any of our officers or directors and any other person pursuant to which the officer or director was selected to serve as an officer or director.

Involvement in Certain Legal Proceedings

We are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses), or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

Committees of Our Board of Directors

Our board of directors does not maintain a separate audit, nominating and corporate governance or compensation committee. Functions customarily performed by such committees are performed by our board of directors as a whole. We do not currently have an “audit committee financial expert” since we currently do not have an audit committee.

Code of Ethics

We have not adopted a written code of ethics, primarily because we believe and understand that our officers and directors adhere to and follow ethical standards without the necessity of a written policy. Our business operations are not complex and are very limited. We seek advice and counsel from outside experts such as our lawyers and accountants on matters relating to corporate governance and financial reporting. As our business has expanded through the acquisition of TopPop in July 2021, we expect to adopt a written code of ethics in 2022.

42

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid or accrued during the fiscal years ended December 31, 2020 and 2019 to our principal executive officer and one additional officer (collectively, the “named executive officers”). We had no other executive officers during such fiscal years.

Name and Principal Position	Year	Salary ($)	Total ($)
Richard DeCicco,	2020	265,000	265,000
Chief Executive Officer, Chief Financial Officer and President(1)	2019	265,000	265,000
Roseann Faltings,	2020	150,000	150,000
Vice President	2019	150,000	150,000

(1)

Mr. DeCicco resigned the positions of Chief Executive Officer and Chief Financial Officer on July 26, 2021 in connection with our acquisition of TopPop and the completion of our financing and restructuring transactions that were consummated on such date. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments.”

2021 Long-Term Incentive Plan

On August 16, 2021, our board of directors adopted our 2021 Long-Term Incentive Plan (the “2021 Incentive Plan”) to provide an additional means to attract, motivate, retain and reward selected employees and other eligible persons. Our stockholders approved the plan on or about August 16, 2021. Employees, officers, directors and consultants that provide services to us or one of our subsidiaries may be selected to receive awards under the 2021 Incentive Plan.

Our board of directors, or one or more committees appointed by our Board or another committee (within delegated authority), administers the 2021 Incentive Plan. The administrator of the 2021 Incentive Plan has broad authority to:

•	select participants and determine the types of awards that they are to receive;

•

determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and establish the vesting conditions (if applicable) of such shares or awards;

•	cancel, modify or waive our rights with respect to, or modify, discontinue, suspend or terminate any or all outstanding awards, subject to any required consents;

•	construe and interpret the terms of the 2021 Incentive Plan and any agreements relating to the 2021 Incentive Plan;

•	accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards subject to any required consent;

•	subject to the other provisions of the 2021 Incentive Plan, make certain adjustments to an outstanding award and authorize the termination, conversion, substitution or succession of an award; and

•

allow the purchase price of an award or shares of our common stock to be paid in the form of cash, check or electronic funds transfer, by the delivery of previously-owned shares of our common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the administrator may authorize or any other form permitted by law.

43

A total of 20,000,000 shares of our common stock are authorized for issuance with respect to awards granted under the 2021 Incentive Plan. Any shares subject to awards that are not paid, delivered or exercised before they expire or are cancelled or terminated, or fail to vest, as well as shares used to pay the purchase or exercise price of awards or related tax withholding obligations, will become available for other award grants under the 2021 Incentive Plan. As of the date of this prospectus, stock option grants to purchase an aggregate of 7,408,200 shares of common stock have been made under the 2021 Incentive Plan and 12,591,800 shares authorized under the 2021 Incentive Plan remain available for award purposes.

Awards under the 2021 Incentive Plan may be in the form of incentive or nonqualified stock options, stock appreciation rights, stock bonuses, restricted stock, stock units and other forms of awards including cash awards. The administrator may also grant awards under the plan that are intended to be performance-based awards within the meaning of Section 162(m) of the U.S. Internal Revenue Code. Awards under the plan generally will not be transferable other than by will or the laws of descent and distribution, except that the plan administrator may authorize certain transfers.

Nonqualified and incentive stock options may not be granted at prices below the fair market value of the common stock on the date of grant. Incentive stock options must have an exercise price that is at least equal to the fair market value of our common stock, or 110% of fair market value of our common stock in the case of incentive stock option grants to any 10% owner of our common stock, on the date of grant. These and other awards may also be issued solely or in part for services. Awards are generally paid in cash or shares of our common stock. The plan administrator may provide for the deferred payment of awards and may determine the terms applicable to deferrals.

As is customary in incentive plans of this nature, the number and type of shares available under the 2021 Incentive Plan and any outstanding awards, as well as the exercise or purchase prices of awards, will be subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders. In no case (except due to an adjustment referred to above or any repricing that may be approved by our stockholders) will any adjustment be made to a stock option or stock appreciation right award under the 2021 Incentive Plan (by amendment, cancellation and re-grant, exchange or other means) that would constitute a repricing of the per-share exercise or base price of the award.

Generally, and subject to limited exceptions set forth in the 2021 Incentive Plan, if we dissolve or undergo certain corporate transactions such as a merger, business combination or other reorganization, or a sale of all or substantially all of our assets, all awards then-outstanding under the 2021 Incentive Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the plan administrator provides for the assumption, substitution or other continuation of the award. The plan administrator also has the discretion to establish other change-in-control provisions with respect to awards granted under the 2021 Incentive Plan. For example, the administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Our board of directors may amend or terminate the 2021 Incentive Plan at any time, but no such action will affect any outstanding award in any manner materially adverse to a participant without the consent of the participant. Plan amendments will be submitted to stockholders for their approval as required by applicable law or any applicable listing agency. The 2021 Incentive Plan is not exclusive, and our board of directors and Compensation Committee may grant stock and performance incentives or other compensation, in stock or cash, under other plans or authority.

The 2021 Incentive Plan will terminate on August 16, 2031. However, the plan administrator will retain its authority until all outstanding awards are exercised or terminated. The maximum term of options, stock appreciation rights and other rights to acquire common stock under the 2021 Incentive Plan is ten years after the initial date of the award.

Outstanding Equity Awards at December 31, 2020

We did not have a stock option or other equity incentive plan at December 31, 2020.

44

Non-Employee Director Compensation

We do not currently have an established policy to provide compensation to members of our board of directors for their services in that capacity.

Employment Agreements

On July 26, 2021, we entered into two-year employment agreements with each of Messrs. DeCicco, Romer, Allen, Martin and Cosenza, and with Ms. Faltings. Unless earlier terminated, at the end of the initial term or any renewal term, each agreement automatically renews for additional two-year terms until either we or the executive provides the other party with a timely notice of non-renewal.

The following is a summary of the compensation arrangements set forth in each employment agreement described above:

Executive	Title	Annual Base Salary	Annual Targeted Bonus
Richard DeCicco	Chairman of the Board and President	$265,000	Determined by the Board, with a target of 25% of Annual Base Salary
Larry Romer	Chief Executive Officer	$250,000	Determined by the Board, with a target of 35% of Annual Base Salary
David Allen	Chief Financial Officer	$250,000	Determined by the Board, with a target of 25% of Annual Base Salary
Tom Martin	Chief Operating Officer — TopPop LLC	$250,000	Determined by the Board, with a target of 25% of Annual Base Salary
John Cosenza	Chief Operating Officer	$225,000	Determined by the Board, with a target of 25% of Annual Base Salary
Roseann Faltings	Board Member and Vice President	$200,000	Determined by the Board, with a target of 25% of Annual Base Salary

Each executive is also eligible to receive employee stock option grants and/or restricted stock grants during the term of their employment, with the amount, frequency and other details of such grants determined by the Board.

Pursuant to the terms of Mr. Romer’s employment agreement, if we consummate a sale of its “Bellissima”™ product line during the term of the agreement (the “Bellissima Sale”), Mr. Romer will be entitled to receive a payment equal to two and a half percent (2.5%) of the net proceeds received by us in connection with such sale. In addition, Mr. Romer has entered into a letter agreement with Mr. DeCicco and Ms. Faltings pursuant to which, in the event a Bellissima Sale is consummated during the term of Mr. Romer’s employment, Mr. DeCicco and Ms. Faltings will pay Mr. Romer an amount equal to a total of two and a half percent (2.5%) of the net proceeds received by Mr. DeCicco and Ms. Faltings in connection with such sale.

Under the employment agreements, each executive will be entitled to severance in the event that we terminate his or her employment without Cause (as defined in the applicable employment agreement), his or her employment is terminated as a result of a Disability (as defined in the applicable employment agreement), or, in the case of Messrs. DeCicco and Allen, and Ms. Faltings, he or she resigns from his or her employment for Good Reason (as defined in the applicable employment agreement). The severance for Messrs. DeCicco and Allen, and Ms. Faltings would be a lump sum amount equal to: (i) 24 months of base salary at the then current rate, plus (ii) a prorated bonus for the year of termination equal to the target bonus multiplied by a fraction, the numerator of which is the number of days such executive was employed by us in the year of termination and the denominator being 365; plus (iii) a bonus for the severance period equal to 2x the target bonus. The severance for Mr. Romer would be a lump sum amount equal to: (i) 12 months of base salary at his then current rate, plus (ii) a prorated bonus for the year of termination equal to his target bonus multiplied by a fraction, the numerator of which is the number of days Mr. Romer was employed by us in the year of termination and the denominator being 365. The severance for Mr. Cosenza would be a lump sum amount equal to: (i) six months of base salary at his then current rate, plus (ii) a prorated bonus for the year of termination equal to his target bonus multiplied by a fraction, the numerator of which is the number of days Mr. Cosenza was employed by us in the year of termination and the denominator being 365.

Additionally, if an executive elects to continue to receive group health insurance coverage under our group health plan pursuant to COBRA, we will reimburse such executive for his or her monthly COBRA premiums for the duration of the applicable severance period; provided that the executive must show adequate documentation of his or her payment of the COBRA premiums and in the event that the executive becomes ineligible for COBRA coverage or fails to provide adequate documentation of his or her payment of the COBRA premiums, we shall no longer have any obligation to reimburse such COBRA amounts. An executive’s entitlement to the severance benefits described above is conditioned upon such executive’s timely executing an effective general release of claims in favor of us in connection with his or her termination of employment.

In connection with the execution of his or her employment agreement, each executive also executed our standard confidentiality, restrictive covenant, and assignment agreement, containing customary confidentiality restrictions and work-product provisions, as well as customary non-competition, non-service, and non-solicitation covenants with respect to our employees, consultants and customers

45

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions during our fiscal years ended December 31, 2020 and December 31, 2019 to which we have been a party, including transactions in which the amount involved in the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this prospectus. We are not otherwise a party to a current related party transaction, and no transaction is currently proposed, in which the amount of the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which a related person had or will have a direct or indirect material interest.

United Spirits

Prior to our acquisition of United on July 26, 2021, United was owned and managed by Richard DeCicco, our Chairman of the Board and President. During the years ended December 31, 2020 and December 31, 2019, total payments to United amounted to $30,680, all of which remained accrued and unpaid as of December 31, 2020.

On July 26, 2021, we entered into an acquisition agreement with Richard DeCicco for the purchase of United. See “Business—Recent Developments” for more information.

Exchange of Shares

There were no share exchanges in 2020.

On March 27, 2019, we issued 1,000,000 shares of common stock to Richard DeCicco in exchange for the surrender of the 1,000 shares of Series C Preferred Stock then owned by Mr. DeCicco.

On March 27, 2019, we issued a total of 1,000,000 shares of common stock (500,000 shares to Richard DeCicco and 500,000 shares to Roseann Faltings, our Vice President of Sales and a member of our board of directors, in exchange for the surrender of the five shares each of Series D Preferred Stock then owned by Mr. DeCicco and Ms. Faltings.

Distribution Agreements

On May 1, 2016, Bellissima entered into a distribution agreement with United, which was then owned and managed by Richard DeCicco, for United to distribute and wholesale Bellissima’s product and to act as the licensed importer and wholesaler. The distribution agreement provided United the exclusive right for a term of ten years to sell Bellissima’s product for an agreed distribution fee equal to $1.00 per case of product sold. During the years ended December 31, 2020 and 2019, Bellissima paid United $17,478 and $11,496, respectively.

On May 1, 2015, BiVi entered into the distribution agreement with United for United to distribute and wholesale BiVi’s products and to act as the licensed importer and wholesaler. Pursuant to the distribution agreement, United had the exclusive right to sell our products until 2025 for a distribution fee of $1.00 per case of product sold. During the years ended December 31, 2020 and 2019, BiVi paid United $0 and $50, respectively, pursuant to the distribution agreement.

Prior to our acquisition of United, we marketed and sold our private label Hooters products pursuant to a Marketing and Distribution Agreement entered into between us and United, effective as of April 1, 2019. Under such agreement, we had been granted the exclusive right to market and distribute the Hooters Spirits products line to (a) “Hooters” branded restaurants; (b) liquor distributors; and (c) off-premise, retail establishments (with all sales being made through distributors licensed to conduct business in the state of such sale) in the United States, Europe and Asia for a period of five years (which could have been extended by up to an additional five years by us upon written notice to United, so long as we were not in breach of the agreement). The agreement provided for United to receive a fee of $1.00 per case of product sold to any wholesaler for retailer distribution. During the years ended December 31, 2020 and 2019, we paid United Spirits $1,656 pursuant to the agreement.

46

Lease Agreement

We lease our office and warehouse space in North Amityville, New York from Dan Kay International, an entity controlled by Richard DeCicco. On January 1, 2021, we entered into a lease extension with Dan Kay International pursuant to which we extended the term of our lease to January 1, 2024 for $4,892.89 per month.

We have also entered into a lease agreement with Richard DeCicco and Roseann Faltings to use part of their residence in Copiague, New York for our office space. The agreement has a term of three years from January 1, 2019 to December 31, 2021 and provides for monthly rent of $3,930. During the year ended December 31, 2020, we paid the officers an aggregate of $47,160 for this lease.

Amended and Restated LLC Agreements of Bellissima Spirits LLC and BiVi LLC

On July 26, 2021, we, and each other member identified therein, including Mr. DeCicco and Ms. Faltings, our vice president of sales and a member of the Board, entered into an Amended and Restated Limited Liability Company Agreement dated as of July 26, 2021 of Bellissima. Such agreement provides that the manager of Bellissima, currently Mr. DeCicco, may cause Bellissima to make distributions of available cash flow to the members pro rata in accordance with their cash flow ratios, of which we are entitled to 100% of any such distribution of available cash flow. Such agreement also provides that the manager shall cause Bellissima to make distributions of net proceeds attributable to certain capital events to members pro rata in accordance with their membership interest percentage, of which we are entitled to 54% of any such distribution of net proceeds and Mr. DeCicco and Ms. Faltings are entitled to 15.34% and 15.33%, respectively. Transfers of membership interests in Bellissima are generally restricted and such agreement provides for preemptive rights, rights of first refusal, and rights of co-sale, in each case, in accordance with the terms and conditions set forth therein.

On July 26, 2021, we, and each other member identified therein, including Mr. DeCicco and Ms. Faltings, entered into an Amended and Restated Limited Liability Company Agreement dated as of July 26, 2021 of BiVi. Such agreement provides that the manager of BiVi, currently Mr. DeCicco, may cause BiVi to make distributions of available cash flow to the members pro rata in accordance with their cash flow ratios, of which we are entitled to 100% of any such distribution of available cash flow. Such agreement also provides that the manager shall cause BiVi to make distributions of net proceeds attributable to certain capital events to members pro rata in accordance with their membership interest percentage, of which we are entitled to 54% of any such distribution of net proceeds and Mr. DeCicco and Ms. Faltings are entitled to 15.34% and 15.33%, respectively. Transfers of membership interests in BiVi are generally restricted and such agreement provides for preemptive rights, rights of first refusal, and rights of co-sale, in each case, in accordance with the terms and conditions set forth therein.

Director Independence

Our board of directors has determined that none of our directors are currently “independent” as that term is defined under NASDAQ Listing Rule 5605(a)(2).

ISSUANCE OF SECURITIES TO SELLING STOCKHOLDERS

On July 26, 2021, we entered into securities purchase agreements dated as of July 26, 2021 with certain accredited investors for our sale of an aggregate of 32,303.11 shares of our newly-created Series A-2 Preferred Stock, 11,320,201 shares of common stock and Warrants to purchase 114,690,150 shares of common stock, for gross proceeds of $35,840,672, before deducting placement agent and other offering expenses. Pursuant to the purchase agreements, the shares of Series A-2 Preferred Stock, common stock and Warrants were to be sold in two tranches, the first of which closed on July 26, 2021 for gross proceeds of $22,918,203 for the sale of an aggregate of 20,724.70 shares of Series A-2 Preferred Stock, 7,019,196 shares of common stock and Warrants to purchase 73,338,203 shares of Common Stock. Of the $22,918,203 gross proceeds we received upon the closing of the first tranche, $18,147,354 was paid in cash, $676,708 was paid by assignment to us of $676,708 aggregate principal and interest amount of our outstanding original issue discount promissory notes and $3,762,000 was paid by assignment to us of $3,762,000 aggregate principal amount of TopPop’s outstanding original issue discount promissory notes, all of which notes were cancelled us. A $332,141 discount was applied to the cash component of the purchase price received upon the closing of the first tranche.

Pursuant to the purchase agreements, the closing of the second tranche, which will include the sale of an additional 11,578.40 shares of Series A Preferred Stock, 4,301,005 shares of common stock, and Warrants to purchase an additional 41,351,901 shares of common stock for gross proceeds of $12,690,901, all of which will be paid in cash, is expected to occur within five trading days of the date of this prospectus. Such closing is subject to standard closing conditions, including the accuracy in all material respects of our representations and warranties in the purchase agreements, our delivery of standard closing documents, including a legal opinion of our counsel, and there having been no material adverse change in our assets, business or financial condition.

On July 26, 2021, we entered into securities exchange agreements with the holders of our outstanding (a) Series E Convertible Preferred Stock, Series F Convertible Preferred Stock and Series G Convertible Preferred Stock (the “Existing Preferred Stock”), and (b) Series E Common Stock Purchase Warrants, Series F Common Stock Purchase Warrants and Series G Common Stock Purchase Warrants (the “Existing Warrants” and together with the Existing Preferred Stock, collectively, the “Existing Securities”), pursuant to which such holders exchanged (i) all Existing Preferred Stock held by each holder for shares of Series A-2 Preferred Stock and Warrants, and (ii) all Existing Warrants held by each holder for shares of common stock. In connection with such exchange, the holders exchanged all of their Existing Securities for an aggregate of 3,704.80 shares of Series A-2 Preferred Stock, Warrants to purchase an aggregate of 14,304,880 shares of common stock, and 2,449,517 shares of common stock. Upon such exchange, the Existing Securities were cancelled and all contractual (or similar) rights, preferences and obligations relating to such Existing Securities became null and void and of no further effect whatsoever.

This prospectus relates to the resale by the Selling Stockholders of the shares of common stock issuable upon exercise of the Warrants. The Warrants are exercisable for a period of five years from the date of issuance at an exercise price of $0.3125 per share. The Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is not effective or available, the holder may elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Warrant. No fractional shares of common stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

A holder will not have the right to exercise any portion of a Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

47

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 22, 2021 by:

●	each person known by us to be a beneficial owner of more than 5% of our outstanding common stock;

●	each of our directors;

●	each of our executive officers; and

●	all directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after November 22, 2021. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

In the table below, the percentage of beneficial ownership of our common stock is based on 89,032,764 shares of our common stock outstanding as of November 22, 2021. Unless otherwise noted below, the address of the persons listed on the table is c/o Iconic Brands, Inc., 44 Seabro Avenue, Amityville, NY.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class (%)(1)
Named Executive Officers and Directors
Richard DeCicco	24,686,893	27.55%
Roseann Faltings	600,200	0.67
Larry Romer(2)	640,000	0.71
John Cosenza(3)	640,000	0.71
David Allen	1,000,000	1.12
Tom Martin	7,388,219	8.30
Executive Officers and Directors as a Group (6 persons)	34,101,980	38.82

Other 5% Stockholders
Hudson Bay Master Fund, Ltd. (4)	6,530,624	6.53

48

(1)

The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our capital stock outstanding on November 22, 2021. On November 22, 2021, there were 89,032,764 shares of our common stock outstanding. To calculate a stockholder’s percentage of beneficial ownership, we include in the numerator and denominator the common stock outstanding and all shares of our common stock issuable to that person in the event of the conversion of Series A-2 Preferred Stock or the exercise of Warrants owned by that person which are exercisable within 60 days of November 22, 2021. Common stock options and derivative securities held by other stockholders are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ. Unless we have indicated otherwise, each person named in the table has sole voting power and sole investment power for the shares listed opposite such person’s name.

(2)	Includes 320,000 shares of common stock and 320,000 shares of common stock issuable upon exercise of outstanding Warrants held by Mr. Romer.
(3)	Includes 320,000 shares of common stock and 320,000 shares of common stock issuable upon exercise of outstanding Warrants held by Mr. Cosenza.
(4)

Includes 3,265,312 shares of common stock underlying Series A-2 Preferred Stock and 3,265,312 shares of common stock underlying the Warrants. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. Hudson Bay Master Fund, Ltd.’s address is C/o Hudson Bay Capital Management LP, 28 Havemeyer Place, 2nd Floor, Greenwich, CT 06830.

From time to time, the number of our shares held in the “street name” accounts of various securities dealers for the benefit of their clients or in centralized securities depositories may exceed 5% of the total shares of our common stock outstanding.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share. As of November 22, 2021, 89,602,764 shares of common stock were issued and outstanding and 26,623.49 shares of preferred stock, designated as Series A-2  Preferred Stock, were issued and outstanding. In addition, as of such date, 128,995,031 shares of common stock were reserved for issuance upon the exercise of outstanding common stock purchase warrants, including the Warrants and 85,195,168 shares of common stock were reserved for issuance upon the conversion of outstanding Series A-2 Preferred Stock.

Common Stock

Voting, Dividend and Other Rights. Each outstanding share of common stock entitles the holder to one vote on all matters presented to the stockholders for a vote. Holders of shares of common stock have no cumulative voting, pre-emptive, subscription or conversion rights. All shares of common stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our board of directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our common stock. Our declaration of any cash dividends in the future will depend on our board of directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting. The holders of a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, constitute a quorum at any meeting of the stockholders. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize stockholder actions other than the election of directors. Most amendments to our articles of incorporation require the vote of the holders of a majority of all outstanding voting shares.

49

Series A-2 Preferred Stock

Voting. The Series A-2 Preferred Stock (the “Series A Preferred”) shall have no voting rights, except that as long as any shares of Series A Preferred are outstanding, we cannot not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred or alter or amend the Certificate of Designation relating to the Series A Preferred, (b) create any equity securities that are senior in preference or liquidation to the Series A Preferred, (c) amend our articles of incorporation or other charter documents in any manner that adversely affects any rights of holders of Series A Preferred, (d) increase the number of authorized shares of Series A Preferred, (e) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of our Common Stock, Common Stock Equivalents or our securities ranking junior to the Series A Preferred other than as to (i) the Conversion Shares or Warrant Shares as permitted or required under the Transaction Documents and (ii) repurchases of Common Stock or Common Stock Equivalents of our departing officers and directors, provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors for so long as the Series A Preferred is outstanding, (f) pay cash dividends or distributions on our securities junior to the Series A Preferred, (g) enter into any transaction with any of our affiliates which would be required to be disclosed in any public filing with the SEC, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of our disinterested or (h) enter into any agreement with respect to any of the foregoing.

Liquidation. Upon our liquidation, dissolution or winding-up, holders of Series A Preferred are entitled to receive out of our assets an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, and any other fees or liquidated damages then due and owing thereon under the Certificate of Designation before any distribution or payment shall be made to the holders of any securities junior to the Series A Preferred, and if our assets are insufficient to pay in full such amounts, then the entire assets to be distributed to holders of Series A Preferred shall be ratably distributed among such holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Conversion. Each share of Series A Preferred is convertible at the option of the holder thereof, into that number of shares of Common Stock determined by dividing $1,000 (subject to increase set forth below under “Dividends”) (the “Stated Value”) by $0.3125, subject to adjustment as described in the Certificate of Designation relating to the Series A Preferred (the “Conversion Price”). A holder will not have the right to exercise any portion of a Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Dividends. Holders of Series A Preferred are entitled to receive dividends on shares of Series A Preferred equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. Additionally, in the event that the average of the VWAPs for each of the fifteen consecutive trading days ending on the trading day immediately prior to July 1, 2022 is less than the then Conversion Price in effect, then retroactively as of the Original Issue Date holders of Series A Preferred shall be entitled to receive a one-time dividend payment equal to 6% of the Stated Value (such date, the “Dividend Payment Date”) in cash or, at our option, in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, or a combination thereof (the dollar amount to be paid in shares of Common Stock, the “Dividend Share Amount”). The form of dividend payments to each Holder shall be determined in the order of priority set forth in the Certificate of Designation relating to the Series A Preferred. The aggregate number of shares of Common Stock issuable to a holder of Series A Preferred on the Dividend Payment Date shall equal to the quotient of (x) the Dividend Share Amount divided by (y) the lesser of (a) the Conversion Price and (b) 90% of the average of the VWAP for each of the five consecutive trading days ending on the trading day that is immediately prior to the Dividend Payment Date.

See “Anti-Takeover Effects of Certain Provisions of our Charter and Bylaws and the DGCL” for provisions of our charter and bylaws and the DGCL that would have an effect of delaying, deferring or preventing a change in control of us and that would operate only with respect to an extraordinary corporate transaction involving the registrant, such as a merger, reorganization, tender offer, sale or transfer of substantially all of its assets, or liquidation.

50

Warrants

Each Warrant registered under the registration statement of which this prospectus forms a part entitles the holder thereof to one share of our common stock. 87,643,083 of the Warrants were issued on July 26, 2021, and are exercisable until July 26, 2026. An additional 41,351,901 Warrants will be issued within five business days of the date of this prospectus. The exercise price per share of the common stock underlying the Warrants is $0.3125, subject to adjustment in the case of stock dividends and splits, subsequent rights offerings, pro rata dividends or distributions of our assets to holders of our common stock and fundamental transactions. A holder will not have the right to exercise any portion of a Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Anti-Takeover Effects of Certain Provisions of our Charter and Bylaws and the DGCL

Certain provisions of Nevada law and our Articles of Incorporation and Bylaws could make more difficult the acquisition of us by means of a tender offer or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us.

Nevada Law

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS prohibit a Nevada corporation with at least 200 stockholders (at least 100 of whom are stockholders of record and residents of the State of Nevada) from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the two-year period, unless:

•

The combination or the transaction by which the person first became an interested stockholder is approved by the board of directors of the corporation before the person first became an interested stockholder, or

•

The combination is approved by the board of directors of the corporation and, at or after that time, the combination is approved at an annual or special meeting of the stockholders of the corporation, and not by written consent, by the affirmative vote of the holders of stock representing at least 60 percent of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) ten percent (10%) or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to five percent (5%) or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to five percent (5%) or more of the aggregate market value of all outstanding shares of the corporation, or (c) ten percent (10%) or more of the earning power or net income of the corporation.

The business combination statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire the Company even though such a transaction may offer the Company’s stockholders the opportunity to sell their stock at a price above the prevailing market price.

Board of Directors Vacancies

Our bylaws authorize our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors may be set only by resolution of the majority of the incumbent directors.

Meeting of Stockholders

Our bylaws provide that special meetings of our stockholders may be called by the board of directors.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval and may be utilized for a variety of corporate purposes, including future public and private offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Securities Transfer Corporation, 2901 N. Dallas Parkway, Suite 380, Plano, Texas 75093 and its telephone number is (469) 633-0101.

51

SELLING STOCKHOLDERS

The table below sets forth, as of November 22, 2021, the following information regarding the Selling Stockholders:

•

the number of shares of common stock beneficially owned by each Selling Stockholder prior to this offering, without regard to any beneficial ownership limitations contained in the Series A-2 Preferred Stock or the Warrants;

•	the number of shares of common stock to be offered by each Selling Stockholder in this offering;

•	the number of shares of common stock to be beneficially owned by each Selling Stockholder assuming the sale of all of the shares of common stock covered by this prospectus; and

•

the percentage of our issued and outstanding shares of common stock to be beneficially owned by each Selling Stockholder assuming the sale of all of the shares of common stock covered by this prospectus based on the number of shares of common stock issued and outstanding as of November 22, 2021.

Except as described above, the number of shares of common stock beneficially owned by each Selling Stockholder has been determined in accordance with Rule 13d-3 under the Exchange Act, and includes, for such purpose, shares of common stock that the Selling Stockholder has the right to acquire within 60 days of November 22, 2021.  In addition, we have included in the number of shares of common stock beneficially owned by each Selling Stockholder the number of shares of common stock that the Selling Stockholder has the right to acquire at the closing of the second tranche under the purchase agreement entered into by such Selling Stockholder (the “Purchase Agreement”), as well as the shares of common stock issuable upon conversion of the shares of Series A-2 Preferred Stock or exercise of the Warrants that the Selling Stockholder has the right to acquire at the closing of the second tranche under the Purchase Agreement.  The closing of the second tranche under  the Purchase Agreement will occur within five business days of the date of this prospectus. Additional information relating to the transactions contemplated by the Purchase Agreement, including the conditions to the closing of the second tranche under the Purchase Agreement and the terms of the Warrants, is set forth under the caption “Issuance of Securities to Selling Stockholders.”

All of the shares of common stock that may be offered by the Selling Stockholders hereunder will be acquired by such Selling Stockholders upon the exercise by such Selling Stockholders of the Warrants that are held by such Selling Stockholders, which Warrants were previously issued to the Selling Stockholders pursuant to, or will issued to the Selling Stockholders upon the closing of the second tranche under, the Purchase Agreement in a private transaction by our company.

All information with respect to the common stock ownership of each Selling Stockholder has been furnished by or on behalf of the Selling Stockholder. We believe, based on information supplied by the Selling Stockholders, that except as may otherwise be indicated in the footnotes to the table below, each Selling Stockholder has sole voting and dispositive power with respect to the shares of common stock reported as beneficially owned by it. Because the Selling Stockholders may sell some or all of the shares of common stock issuable upon exercise of the Warrants and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock, no estimate can be given as to the number of shares of common stock available for resale hereby that will be held by the Selling Stockholders upon termination of this offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock it beneficially owns in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that each Selling Stockholder will sell all of the shares of common stock issuable upon exercise of the Warrants owned beneficially by it that are covered by this prospectus, but will not sell any other shares of common stock that it presently owns. Except in the case of Larry Romer and John Cosenza, who joined our company in connection with our acquisition of TopPop LLC on July 26, 2021, no Selling Stockholder has held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares of common stock or other securities.

52

	Shares Owned Prior to the Offering						Shares Owned After the Offering
	Common stock	Common stock underlying Series A2 Preferred stock	Common stock underlying Warrants	Percent(1)		Number of shares Offered	Number	Percent(1)

Anson Investments Master Fund LP (2)	2,767,200	16,000,002	16,000,002	4.99	*%	16,000,002	18,767,202	4.99	*%
155 University Avenue, Suite 207, Toronto, Ontario, M5H 3B7
Arena Special Opportunities Partners I, LP (3)	-	14,223,984	14,223,984	4.99	*	14,223,984	14,223,984	4.99	*
405 Lexington Ave., 59th Fl., New York, NY, 10174
Arena Special Opportunities (Cayman Master) I, LP (4)	-	8,451,216	8,451,216	4.99	*	8,451,216	8,451,216	4.99	*
405 Lexington Ave., 59th Fl., New York, NY, 10174
Arena Finance Markets, LP (5)	-	5,168,016	5,168,016	4.99	*	5,168,016	5,168,016	4.99	*
405 Lexington Ave., 59th Fl., New York, NY, 10174
Arena Special Opportunities (Off shore) Master, LP (6)	-	2,156,784	2,156,784	4.41		2,156,784	2,156,784	2.25
405 Lexington Ave., 59th Fl., New York, NY, 10174
Empery Asset Master, Ltd. (7)	241,200	4,047,990	4,047,990	4.99	*	4,047,990	4,289,190	4.40
c/o Empery Asset Management LP 1 Rockefeller Plaza, Suite 1205, New York, NY, 10020
Empery Tax Efficient, LP (8)	42,000	1,212,800	1,212,800	2.57		1,212,800	1,254,800	1.32
c/o Empery Asset Management LP 1 Rockefeller Plaza, Suite 1205, New York, NY, 10020
Empery Tax Efficient III, LP (9)	468,800	1,139,200	1,139,200	2.87		1,139,200	1,608,000	1.70
c/o Empery Asset Management LP 1 Rockefeller Plaza, Suite 1205, New York, NY, 10020
3i, LP (10)		6,400,000	6,400,000	4.99	*	6,400,000	6,400,000	4.99	*
140 Broadway - 38th Floor, New York, NY, 10005
Gregory Castaldo	1,132,500	6,000,000	6,000,000	4.99	*	6,000,000	7,132,500	4.99	*
3776 Steven James Drive, Garnet Valley, PA, 19060
Cavalry Fund I LP (11)	-	4,800,000	4,800,000	4.99	*	4,800,000	4,800,000	4.88
82 E. Allendale Rd., Ste 5B, Saddle River, NJ, 07458
Iroquois Master Fund, Ltd. (12)	660,000	2,160,000	2,160,000	4.99	*	2,160,000	2,820,000	2.95
125 Park Ave., 25th Fl., New York, NY, 10017
Iroquois Capital Investment Group, LLC (13)	200,000	1,839,990	1,839,990	3.99		1,839,990	2,039,990	2.14
125 Park Ave., 25th Fl., New York, NY, 10017
Sky Direct LLC (14)	920,736	-	538,717	1.55		538,717	920,736	0.98
136 Wheatley Road, Brookville, NY, 11545
NY Farms Group Inc. (15)	-	3,999,990	3,999,990	4.99	*	3,999,990	3,999,990	4.10
98 Cutter Mill Road # 441 S, Great Neck, NY, 11021
L1 Capital Global Opportunities Master Fund (16)	375,000	3,999,990	3,999,990	4.99	*	3,999,990	4,374,990	4.49
1688 Meridian Ave., Level 6, Miami Beach, FL, 33139
Scott A. Sampson Trust # 2 (17)	195,000	2,280,000	2,280,000	4.85		2,280,000	2,475,000	2.58
6938A N. Santa Monica Blvd., Fox Point,WI, 53217
Brio Capital Master Fund, Ltd. (18)	-	3,200,010	3,200,010	4.99	*	3,200,010	3,200,010	3.31
100 Merrick Road Suite 401W, Rockville Centre, NY, 11570
Hudson Bay Master Fund, Ltd. (19)	-	3,265,312	3,265,312	6.53		3,265,312	3,265,312	3.37
C/o Hudson Bay Capital Management LP 28 Havermeyer Place, 2nd Floor Greenwich, CT 06830
Alto Opportunity Master Fund, SPC-Segregated Master Portfolio B (20)	-	3,200,010	3,200,010	4.99	*	3,200,010	3,200,010	3.31
C/0 Ayrton Capital LLC 55 Post Road West, Second Floor, Westport , CT, 06880
Jonathan Honig	-	1,920,000	1,920,000	3.94		1,920,000	1,920,000	2.01
5825 Windsor Court, Boca Raton, FL, 33496
32 Entertainment LLC (21)	180,000	1,760,000	1,760,000	3.81		1,760,000	1,940,000	2.04
9 Westerleigh Road, Purchase, NY, 10577
Sixth Borough Capital Fund LP (22)	-	1,599,990	1,599,990	3.31		1,599,990	1,599,990	1.68
1515 N. Federal Highway Suite 300, Boca Raton, FL, 33431
Brett Gilman	1,000,000	-	1,000,000	2.12		1,000,000	1,000,000	1.07
15 Witherbee Avenue, Pelham, NY, 10803
Leonard R. Warner Jr.	1,000,000	-	1,000,000	2.12		1,000,000	1,000,000	1.07
220 Victory Drive, Massapequa Park, NY, 11762
Alpha Capital Anstalt (23)	284,041	3,200,000	3,200,000	4.99	*	3,200,000	3,484,041	3.60
Lettstrasse 32, Liechtenstein, 9490 Vaduz
Richard Molinsky	640,000	-	640,000	1.36		640,000	640,000	0.68
52 Lord's Hwy East, Weston, CT, 06883
SRAX Inc. (24)	800,000	-	800,000	1.70		800,000	800,000	0.86
2629 Towngate Road, Westlake Village, CA, 91361
CVI Investments, Inc. (25)	480,000	3,200,000	3,200,000	4.99	*	3,200,000	3,680,000	3.81
101 California St., Suite 3250, San Francisco, CA, 94111
Intracoastal Capital LLC (26)	500,000	-	320,000	0.87		320,000	500,000	0.53
245 Palm Trail, Delray Beach, FL 33483
William Cobb	400,000	-	400,000	0.85		400,000	400,000	0.43
38 Oakwood Road, Allendale, NJ, 07401

53

	Shares Owned Prior to the Offering						Shares Owned After the Offering
	Common stock	Common stock underlying Series A2 Preferred stock	Common stock underlying Warrants	Percent(1)		Number of shares Offered	Number	Percent(1)

Jaime Taicher	400,000	-	400,000	0.85		400,000	400,000	0.43
525 E.86th St., 5F, New York, NY, 10028
Joseph Reda	2,654,050	-	820,800	3.68		820,800	2,654,050	2.84
1324 Manor Circle, Pelham, NY, 10803
Timothy Tyler Berry	510,250	-	400,000	0.97		400,000	510,250	0.55
4 Millers Way, Old Lyme, CT, 06371
Larry Romer	320,000	-	320,000	0.68		320,000	320,000	0.34
6 Beatrice Lane, Glen Cove, NY, 11542
John A. Cosenza	320,000	-	320,000	0.68		320,000	320,000	0.34
11 Abbey Street, Massapequa Park, NY, 11762
Frank Desousa	320,000	-	320,000	0.68		320,000	320,000	0.34
43 Beach Road, Massapequa, NY, 11758
Michael A. Silverman	320,000	-	320,000	0.68		320,000	320,000	0.34
400 Stonytown Road, Manhasset, NY, 11030
Henry Sicignano III	300,000	-	300,000	0.64		300,000	300,000	0.32
44 Hidden Pines Court, East Amherst, NY, 14051
Andrew Arno	240,000	-	240,000	0.51		240,000	240,000	0.26
160 Riverside Blvd., Apt 31D, New York, NY, 10069
Michael Germaine	300,000	-	300,000	0.64		300,000	300,000	0.32
2 Bayclub Drive, Bayside, NY, 11360
James Patrick McIlree	100,000	-	100,000	0.21		100,000	100,000	0.11
4 Bishop's Gate Road, Darien, CT, 06820
Seafield Brothers Holdings LLC (27)	200,000	-	200,000	0.43		200,000	200,000	0.21
720 N.4th Street, Montpelier, ID, 83254
Gerard R. Kelly	300,000	-	300,000	0.64		300,000	300,000	0.32
601 Bronze Drive, Lexington, SC, 29072
Andrew Arno	472,500	-	150,000	0.66		150,000	472,500	0.51
160 Riverside Blvd., Apt 31D, New York, NY, 10069
Elizabeth Arno	187,500	-	150,000	0.36		150,000	187,500	0.20
152 Collincote Street, Stoneham, MA, 02180
JBA Investments LLC (28)	187,500	-	150,000	0.36		150,000	187,500	0.20
160 Riverside Blvd., Apt 31D, New York, NY, 10069
MJA Investments LLC (29)	189,000	-	151,200	0.36		151,200	189,000	0.20
160 Riverside Blvd., Apt 31D, New York, NY, 10069
David A. Jenkins	187,500	-	150,000	0.36		150,000	187,500	0.20
9611 North US Hwy 1 Box 390, Sebastian, FL, 32958
Alexander Cosenza	100,000	-	100,000	0.21		100,000	100,000	0.11
1512 Lakeside Drive, Wantagh, NY, 11793
Jerald L. Wallace	100,000	-	100,000	0.21		100,000	100,000	0.11
524 Heartland Blvd., Lake Placid, FL, 33852
Ryan Warner	416,667	-	100,000	0.55		100,000	416,667	0.45
220 Victory Drive, Massapequa Park, NY, 11762
Michael Scrobe	128,305	-	100,000	0.24		100,000	128,305	0.14
46 Bartlett Drive, Manhasset, NY, 11030
Nirel Levi	64,000	-	64,000	0.14		64,000	64,000	0.07
11 Old Well Road, Purchase, NY, 10577
Christopher Petzel	80,000	-	80,000	0.17		80,000	80,000	0.09
8306 Wilshire Boulevard # 904, Beverly Hills, CA, 90211
Carlo Zola	80,000	-	80,000	0.17		80,000	80,000	0.09
19900 Peak Trail, Topanga, CA, 90290
Terry Gross	80,000	-	80,000	0.17		80,000	80,000	0.09
3834 Balfour Avenue, Oakland, CA, 94610
The Roundtable, LLC Series 41 (30)	480,000	-	480,000	1.02		480,000	480,000	0.51
#151 C. de San Francisco, 2nd Fl., San Juan, PR, 00901
Peter Janssen	160,000	-	160,000	0.34		160,000	160,000	0.17
47 Henry Street, Scarsdale, NY, 10583
David S. Nagelberg 2003 Revocable Trust (31)	640,000	-	640,000	1.36		640,000	640,000	0.68
939 Coast Blvd., Unit 21 DE, La Jolla, CA, 92037
Joseph M. Mesuda Jr. & Laura Mesuda	320,000	-	320,000	0.68		320,000	320,000	0.34
P.O. Box 568, Hurley, NY, 12443
One 32 LLC (32)	640,000	-	640,000	1.36		640,000	640,000	0.68
525 E.86th St., 5F, New York, NY, 10028
The Special Equities Group, LLC (33)	1,010,000	-	1,035,002	2.16		1,035,002	1,010,000	1.08
135 Sycamore Drive, Roslyn, NY, 11576
The Special Equities Opportunity Fund, LLC (34)	742,502	10,000,028	10,000,028	4.99	*	10,000,028	10,742,530	4.99	*
135 Sycamore Drive, Roslyn, NY, 11576

*

A Selling Stockholder will not have the right to convert shares of Series A-2 Preferred Stock or exercise any portion of a Warrant if, immediately after giving effect to the conversion or exercise, as applicable, such Selling Stockholder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock, as such percentage ownership is determined in accordance with the terms of the Series A-2 Preferred Stock or Warrants, respectively. As a result, the percentage ownership for this Selling Stockholder has been limited to 4.99% as this Selling Stockholder does not beneficially own outstanding shares of our common stock in excess of 4.99% of our outstanding shares of our common stock, determined in accordance with Rule 13d-3 under the of the Exchange Act.

54

(1)

The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our capital stock outstanding on November 22, 2021. On November 22, 2021, there were 89,032,764  shares of our common stock outstanding. To calculate a stockholder’s percentage of beneficial ownership, we include in the numerator and denominator the common stock outstanding and all shares of our common stock issuable to that person in the event of the exercise of outstanding warrants owned by that person which are exercisable within 60 days of November 22, 2021, subject to any contractual restrictions on exercise. Warrants held by other stockholders are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ. Unless we have indicated otherwise, each person named in the table has sole voting power and sole investment power for the shares listed opposite such person’s name.

(2)

Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands

(3)	Lawrence Cutler, the Authorized Signatory of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(4)	Lawrence Cutler, the Authorized Signatory of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(5)	Lawrence Cutler, the Authorized Signatory of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(6)	Lawrence Cutler, the Authorized Signatory of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(7)

Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(8)

Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP ("ETE"), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(9)

Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP ("ETE III"), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(10)

The business address of 3i, LP is 140 Broadway, 38th Floor, New York, NY 10005. 3i, LP’s principal business is that of a private investor. Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i, LP, and has sole voting control and investment discretion over securities beneficially owned directly or indirectly by 3i Management, LLC and 3i, LP.  Mr. Tarlow disclaims any beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management, LLC.

(11)

Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management, LLC  has voting control and investment discretion over securities held by Iroquois Master Fund. As Managing Members of Iroquois Capital Management, LLC , Richard Abbe and Kimberly Page make voting and investment decisions on behalf  of Iroquois Capital Management, LLC  in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by Iroquois Capital Management and Iroquois Master Fund.

(12)

Richard Abbe is the managing member of Iroquois Capital Investment Group LLC.   Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by Iroquois Capital Investment Group LLC.

(13)	Richard Abbe, the Managing Member of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(14)	Stephen Apolant, the Managing Member of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(15)	Stephen Apolant, the President of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(16)	David Feldman, the Portfolio Manager of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(17)	Ann Mandelman, the Trustee of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(18)	Shaye Hirsch, the Director of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(19)

Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(20)

Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 55 Post Rd West, 2nd Floor, Westport, CT 06880.

55

(21)	Robert Wolf, the Founder of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(22)	Robert D. Keyser, Jr., the CEO of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(23)	Nicola Feuerstein, the Director of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(24)	Michael Malone, the CFO of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(25)

Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc.is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the Registration Statement of Shares purchased by the Investor in this Offering.

(26)

Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal.

(27)	Robert Haag, the Managing Member of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(28)	Andrew Arno, the Member of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(29)	Andrew Arno, the Member of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(30)	Brock Pierce, the Managing Member of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(31)	David S. Nagelberg, the Trustee of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(32)	Nirel Levi, the Managing Member of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(33)	Jonathan Schechter, the Member of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

(34)	Jonathan Schechter, the Member of this Selling Stockholder, holds voting and dispositive power over the shares of common stock held by this Selling Stockholder.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which our common stock is traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when disposing of the shares of common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

56

The shares of common stock may also be sold under Rule 144 under the Securities Act, or any other exemption from registration under the Securities Act, if available for a Selling Stockholder, rather than under this prospectus. Each Selling Stockholder has the sole and absolute discretion not to accept any purchase offer or make any sale of shares of common stock if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Stockholders may pledge their shares of common stock to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by a Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares of common stock offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares of common stock offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell common shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The Selling Stockholders and any other persons participating in the sale or distribution of the shares of common stock offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares of common stock by, the Selling Stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares of common stock.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether the Selling Stockholder will sell all or any portion of the shares offered under this prospectus.

We agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective at all times until the Selling Stockholders no longer own any Warrants or shares of common stock issuable upon the exercise thereof. The shares of common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

LEGAL MATTERS

The legality of the issuance of the shares of common stock offered in this prospectus will be passed for us by Flangas Law Group, Las Vegas, Nevada.

EXPERTS

Our financial statements as of and for the year ended December 31, 2020 have been audited by Fei Qi, CPA, an independent registered public accounting firm, to the extent and for the periods set forth in their report, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. Our financial statements as of and for the year ended December 31, 2019 have been audited by BKMR, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

57

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement of which this prospectus is a part and the exhibits to such registration statement. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part. Each of these statements is qualified in all respects by this reference.

The registration statement of which this prospectus is a part is available at the SEC’s website at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 44 Seabro Avenue, Amityville, NY, Attention: Chief Financial Officer or telephoning us at (631) 464-4050.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the SEC’s website referred to above. We also maintain a website at www.iconicbrandsusa.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

58

ICONIC BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

Three and Nine Months Ended September 30, 2021 and 2020

ICONIC BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIALSTATEMENTS

Years ended December 31, 2020 and 2019

F-1

ICONIC BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash	$5,682,650	$457,041
Accounts receivable	2,829,278	334,458
Inventory	1,614,520	507,500
Equipment Deposit	2,155,330	-
Security deposit	131,529	-
Other receivable	25,935	-
Prepaid expense and other current assets	74,116	-
Total current assets	12,513,358	1,298,999

Property and equipment, net	-	-
Right-of-use asset, net	588,799	45,381
Leasehold improvements, furniture, and equipment, net	1,879,536	10,512
Tradename - Trademarks	6,121,400	-
Intellectual Property	874,000	-
Customer Base	13,929,000	-
Non-Competes	2,290,200	-
Goodwill	16,492,086	-
Total assets	$54,688,379	$1,354,892
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,255,436	$3,089,773
Loans payable to officer and affiliated entity-noninterest bearing and due on demand	-	15,637
Notes payable, net	5,050,000	28,458
Deferred revenue	351,194	-
Other payables	35,713	-
Current portion of operating lease liability	249,203	49,147
Total current liabilities	8,941,546	3,183,015

Operating lease liability, long term	347,595
Contingent consideration	21,129,464	-
Total liabilities	30,418,605	3,183,015

Stockholders’ and members’ equity:
Preferred stock, $.001 par value; authorized 100,000,000 shares:
Series A, 0 and 1 share issued and outstanding at September 30, 2021 and December 31, 2020, respectively	-	1
Series E, 0 and 2,115,224 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	-	2,115
Series F ($1,000 per share stated value), 0 and 2,413.75 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	-	2,413,750
Series G ($1,000 per share stated value), 0 and 1,475 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	-	1,475,000
Series A-2, 27 and 0 share issued and outstanding at September 30, 2021 and December 31, 2020, respectively	27	-
Common stock, $.001 par value; authorized 2,000,000,000 shares, 89,032,764 and 17,268,881 shares issued and outstanding respectively	89,034	17,269
Treasury stock, at cost – 0 and 1,000,000 shares common stock respectively	-	(516,528)
Additional paid-in capital	57,541,023	22,430,430
Accumulated deficit	(32,497,887)	(26,497,350)
Noncontrolling interests	(862,423)	(1,152,810)
Total stockholders’ equity (deficit)	24,269,774	(1,828,123)
Total liabilities and stockholders’ equity	$54,688,379	$1,354,892

See accompanying notes to Condensed Consolidated Financial Statements.

F-2

ICONIC BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
REVENUE
Sales	$2,846,437	$712,198	$4,065,884	$2,173,684
Total revenue	2,846,437	712,198	4,065,884	2,173,684

Cost of goods sold	2,151,088	269,763	2,794,927	850,249

Gross Profit	695,349	442,435	1,270,957	1,323,435

OPERATING EXPENSES
General and administrative expenses	2,784,102	694,627	5,272,073	2,484,612
Selling and marketing	1,256,589	385,709	1,659,956	926,759
Total operating expenses	4,040,691	1,080,336	6,932,029	3,411,371

Loss from operations	(3,345,342)	(637,901)	(5,661,072)	(2,087,936)

Other income (expense):
Gain on forgiveness of PPP loan	-	-	28,458	-
Interest and amortization expense	(452,539)	-	(483,293)	-
Loss on investment in and receivable from Can B Corp	-	(557,307)	-	(483,472)
Other expense, net	(22,708)	-	(22,708)	-
Total other income (expense)	(475,247)	(557,307)	(477,543)	(483,472)

Net loss	$(3,820,589)	$(1,195,208)	$(6,138,615)	$(2,571,408)

Net (loss) income attributable to noncontrolling interests in subsidiaries	$(163,024)	$23,893	$(138,078)	$37,321

Net (loss) attributable to Iconic Brands, Inc.	$(3,657,565)	$(1,219,101)	$(6,000,537)	$(2,608,729)

Basic and diluted loss per share	$(0.05)	$(0.07)	$(0.18)	$(0.16)
Weighted average number of shares outstanding	69,757,489	16,268,881	34,394,031	16,066,664

See accompanying notes to Condensed Consolidated Financial Statements.

F-3

ICONIC BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Unaudited)

	Series A Preferred stock		Series E Preferred stock		Series F Preferred stock		Series G Preferred stock		Common stock		Treasury stock		Additional paid-in		Noncontrolling	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	Subtotal	interests	Deficit	Total

Balance, December 31, 2019	1	$1	2,790,224	$2,790	3,156	$3,155,750	-	$-	14,576,681	$14,577	-	$-	$21,282,679	$24,455,797	$(1,039,851)	$(22,925,748)	490,198
Sale of Series G Preferred Stock and warrants	-	-	-	-	-	-	1,475	1,475,000	-	-	-	-	-	1,475,000	-	-	1,475,000
Issuance of common stock in exchange for services rendered and to be rendered	-	-	-	-	-	-	-	-	860,000	860	-	-	556,908	557,768	-	-	557,768
Placement agent fees and stock-based compensation	-	-	-	-	-	-	-	-	375,000	375	-	-	(150,375)	(150,000)	-	-	(150,000)
Issuance of common stock in exchange for Series E Preferred stock	-	-	(675,000)	(675)	-	-	-	-	270,000	270	-	-	405	-	-	-	-
Issuance of common stock in exchange for Series F Preferred stock	-	-	-	-	(742)	(742,000)	-	-	1,187,200	1,187	-	-	740,813	-	-	-	-
Treasury stock acquired from Can B Corp	-	-	-	-	-	-	-	-	-	-	(1,000,000)	(516,528)	-	(516,528)	-	-	(516,528)
Adjustment	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(2,997)	-	(2,997)
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	37,321	(2,608,729)	(2,571,408)
Balance, September 30, 2020	1	$1	2,115,224	$2,115	2,414	$2,413,750	1,475	$1,475,000	17,268,881	$17,269	(1,000,000)	$(516,528)	$22,430,430	$25,822,037	$(1,005,527)	$(25,534,477)	$(717,967)

Balance at June 30, 2020	1	$1	2,115,224	$2,115	2,414	$2,413,750	1,475	$1,475,000	17,268,881	$17,269	-	$-	$22,430,430	$26,338,565	$(1,026,423)	$(24,315,376)	996,766
Treasury stock acquired from Can B Corp	-	-	-	-	-	-	-	-	-	-	(1,000,000)	(516,528)	-	(516,528)	-	-	(516,528)
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	23,893	(1,219,101)	(1,195,208)
	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(2,997)	-	(2,997)
Balance, September 30, 2020	1	$1	2,115,224	$2,115	2,414	$2,413,750	1,475	$1,475,000	17,268,881	$17,269	(1,000,000)	$(516,528)	$22,430,430	$25,822,037	$(1,005,527)	$(25,534,477)	$(717,967)

F-4

	Series A Preferred stock		Series E Preferred stock		Series F Preferred stock		Series G Preferred stock		Series A-2 Preferred stock		Common stock		Treasury stock			Additional paid-in		Noncontrolling	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		capital	Subtotal	interests	Deficit	Total
Balance, December 31, 2020	1	1	2,115,224	2,115	2,414	2,413,750	1,475	1,475,000	-	-	17,268,881	17,269	(1,000,000)	(516,528	)A	22,430,430	25,822,037	(1,152,810)	(26,497,350)	(1,828,123)
Common stock and Series A-2 Preferred stock issued for Cash, net of fees	-	-	-	-	-	-	-	-	18,801	19	6,711,997	6,712	-	-		15,003,654	15,010,385	-	-	15,010,385
Issuance of common stock for services	-	-	-	-	-	-	-	-	-	-	3,401,670	3,402	-	-		1,235,100	1,238,502	-	-	1,238,502
Common Stock issued to purchase TopPop	-	-	-	-	-	-	-	-	-	-	26,009,600	26,010	-	-		10,117,734	10,143,744	-	-	10,143,744
Common Stock issued for the exchange of Series A Preferred Stock	(1)	(1)	-	-	-	-	-	-	-	-	25,600,000	25,600	-	-		(25,599)	-	-	-	-
Common and preferred shares issued in exchange for old Series, E, F and G Preferred shares	-	-	(2,115,224)	(2,115)	(2,189)	(2,188,750)	(1,475)	(1,475,000)	3,555	4	2,209,517	2,210	-	-		3,663,651	-	-	-	-
Buy back of Series F Preferred stock					(225)	(225,000)	-	-	-	-	-	-	-	-		225,000	-	-	-	-
Purchase of United Spirits	-	-	-	-	-	-	-	-	-	-	-	-	-	-		-	-	428,465	-	428,465
Common stock issued to settle notes payable	-	-	-	-	-	-	-	-	4,268	4	547,200	547	-	-		5,414,865	5,415,416	-	-	5,415,416
Shares issued in exchange for old warrants	-	-	-	-	-	-	-	-	-	-	8,283,899	8,284	-	-		(8,284)	-	-	-	-
Retirement of treasury stock	-	-	-	-	-	-	-	-	-	-	(1,000,000)	(1,000)	1,000,000	516,528		(515,528)	-	-	-	-
Net income (loss)	-	-	-	-	-	-	-	-	-	-	-	-	-	-		-	-	(138,078)	(6,000,537)	(6,138,615)
Balance, September 30, 2021	-	-	-	-	-	-	-	-	26,623	27	89,032,764	89,034	-	-		57,541,023	57,630,084	(862,423)	(32,497,887)	24,269,774

Balance, June 30, 2021	1	1	2,115,224	2,115	2,414	2,413,750	1,475	1,475,000	-	-	18,170,551	18,171	-	-		22,682,752	26,591,789	(1,127,864)	(28,840,322)	(3,376,397)
Common stock and Series A-2 Preferred stock issued for Cash, net of fees	-	-	-	-	-	-	-	-	18,800	19	6,711,997	6,712	-	-		15,003,654	15,010,385	-	-	15,010,385
Issuance of common stock for services	-	-	-	-	-	-	-	-	-	-	1,500,000	1,500	-	-		467,250	468,750	-	-	468,750
Common Stock issued to purchase TopPop	-	-	-	-	-	-	-	-	-	-	26,009,600	26,010	-	-		10,117,734	10,143,744	-	-	10,143,744
Common Stock issued for the exchange of Series A Preferred Stock	(1)	(1)	-	-	-	-	-	-	-	-	25,600,000	25,600	-	-		(25,599)	-	-	-	-
Common and preferred shares issued in exchange for old Series, E, F and G Preferred shares	-	-	(2,115,224)	(2,115)	(2,189)	(2,188,750)	(1,475)	(1,475,000)	3,555	4	2,209,517	2,210	-	-		3,663,651	-	-	-	-
Buy back of Series F Preferred stock	-	-	-	-	(225)	(225,000)	-	-	-	-	-	-	-	-		225,000	-	-	-	-
Common stock and Series A-2 Preferred stock issued to settle notes payable	-	-	-	-	-	-	-	-	4,268	4	547,200	547	-	-		5,414,865	5,415,416	-	-	5,415,416
Shares issued in exchange for old warrants	-	-	-	-	-	-	-	-	-	-	8,283,899	8,284	-	-		(8,284)	-	-	-	-
Purchase of United Spirits	-	-	-	-	-	-	-	-	-	-	-	-	-	-		-	-	428,465	-	428,465
Net income (loss)	-	-	-	-	-	-	-	-	-	-	-	-	-	-		-	-	(163,024)	(3,657,565)	(3,820,589)
Balance, September 30, 2021	-	-	-	-	-	-	-	-	26,623	27	89,032,764	89,034	-	-		57,541,023	57,630,084	(862,423)	(32,497,887)	24,269,774

See accompanying notes to Condensed Consolidated Financial Statements.

F-5

ICONIC BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,138,615)	$(2,571,408)
Adjustment to reconcile net income to net cash used in operating activities:
Depreciation and amortization	36,308	19,431
Amortization of operating lease right-of-use assets	76,801	-
Gain on forgiveness of PPP loan	(28,458)	-
Amortization of debt discounts	30,032	-
Stock compensation expense	1,238,502	537,800
Loss on investment in and receivable from Can B Corp	-	483,472
Loss on purchase of United Spirits	1,428,465	-
Change in operating assets and liabilities:
Accounts receivable	2,937,788	227,980
Inventory	87,916	(115,424)
Equipment Deposit	(1,834,520)	-
Operating lease liabilities	(80,567)	-
Accounts payable and accrued expenses	(1,776,018)	403,116
Prepaid expense and other current assets	(74,116)	(22,187)
Loans payable to officer and affiliated entity-noninterest bearing and due on demand	(15,637)	-
Deferred revenue	(43,565)	-
Other receivable	(25,935)	-
Other payables	35,713	-
Net cash used in operating activities	(4,145,906)	(1,037,220)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash paid from acquisition of TopPop	(3,547,770)	-
Cash paid for Acquisition of United Spirits	(1,000,000)	-
Leasehold improvements	-	(11,000)
Furniture and equipment	-	(8,708)
Net cash used in investing activities	(4,547,770)	(19,708)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common stock and Series A-2 Preferred stock issued for Cash, net of fees	15,010,385	-
Repayment of note payable	(2,015,380)	(40,000)
Proceeds from issuance of notes payable	924,280	28,458
Proceeds from sale of Series G Preferred stock and warrants (net of placement agent fees of $150,000)	-	1,325,000
Repayment of loan payable to related party	-	(21,068)
Net cash provided by financing activities	13,919,285	1,292,390

Net increase in cash and restricted cash	5,225,609	235,462
Cash and restricted cash at beginning of year	457,041	263,638
Cash and restricted cash at end of year	5,682,650	499,100

SUPPLEMENTAL DISCLOSURE OF CASH AND NON-CASH TRANSACTIONS:
Cash paid for interest	677,430	-
Common and preferred shares issued in exchange for old Series, E, F and G Preferred shares	3,665,865	-
Purchase and retirement of treasury stock	(516,528)	516,528
Common stock issued to settle notes payable	5,415,416	-
Issuance of common stock in exchange for Series E Preferred stock	-	270
Issuance of common stock in exchange for Series F Preferred Stock	-	1,187

See accompanying notes to Condensed Consolidated Financial Statements.

F-6

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Three and Nine Months Ended September 30, 2021 and September 30, 2020

 (Unaudited)

1. ORGANIZATION AND NATURE OF BUSINESS

Iconic Brands, Inc., formerly Paw Spa, Inc. (“Iconic”), was incorporated in the State of Nevada on October 21, 2005. Effective December 31, 2016, Iconic closed on a May 15, 2015 agreement to acquire a 51% interest in BiVi LLC (“BiVi”), the brand owner of “BiVi 100 percent Sicilian Vodka,” and closed on a December 13, 2016 agreement to acquire a 51% interest in Bellissima Spirits LLC (“Bellissima”), the brand owner of Bellissima sparkling wines. These transactions involved entities under common control of Iconic's chief executive officer at such time and represented a change in reporting entity. The financial statements of Iconic have been retrospectively adjusted to reflect the operations at BiVi and Bellissima from their inception.

BiVi was organized in Nevada on May 4, 2015. Bellissima was organized in Nevada on November 23, 2015.

Effective May 9, 2019, Iconic closed on a Share Exchange Agreement to acquire a 51% interest in Green Grow Farms, Inc. (“Green Grow”), an entity organized on February 28, 2019, to grow hemp for CBD extraction. Effective December 31, 2019, Iconic sold its 51% interest in Green Grow Farms, Inc. to Can B Corp (see Note 3).

On July 26, 2021, Iconic acquired 100% TopPop LLC (“TopPop”). TopPop is organized as a limited liability company in the State of New Jersey on September 5, 2019. TopPop’s primary operation is the manufacture and packaging of single-serve, shelf-stable, ready-to-freeze ice pops, both alcohols infused and non-alcoholic. TopPop began operations in December 2019 (See note 4).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Principles of Consolidation

The consolidated financial statements include the accounts of Iconic, its two 51% owned subsidiaries, BiVi and Bellissima, and its wholly owned subsidiaries, United Spirits, Inc. (see Note 5) and TopPop LLC (see Note 4) (collectively, the “Company”). All inter-company balances and transactions have been eliminated in consolidation.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(c) Fair Value of Financial Instruments

Generally accepted accounting principles require disclosing the fair value of financial instruments to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

In assessing the fair value of financial instruments, the Company uses a variety of methods and assumptions, which are based on estimates of market conditions and risks existing at the time. For certain instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, and notes payable, it was estimated that the carrying amount approximated fair value because of the short maturities of these instruments.

F-7

(d) Cash and Cash Equivalents

The Company considers all liquid investments purchased with original maturities of ninety days or less to be cash equivalents.

(e) Accounts Receivable, Net of Allowance for Doubtful Accounts

The Company extends unsecured credit to customers in the ordinary course of business but mitigates risk by performing credit checks and by actively pursuing past due accounts. The allowance for doubtful accounts is based on customer historical experience and the aging of the related accounts receivable. At September 30, 2021 and December 31, 2020, the allowance for doubtful accounts was $84,019 and $83,617, respectively.

(f) Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market, with due consideration given to obsolescence and to slow moving items. Inventories at September 30, 2021 and December 31, 2020 consists of cases of BiVi Vodka and cases of Bellissima sparkling wines purchased from our Italian suppliers and cases of alcoholic beverages and packaging materials relating to our Hooters line of products introduced in August 2019. TopPop inventory consists of packing materials to be in used in the production.

(g) Revenue Recognition

It is the Company’s policy that revenues from product sales are recognized in accordance with ASC 606 “Revenue Recognition.” Five basic steps must be followed before revenue can be recognized; (1) Identifying the contract(s) with a customer that creates enforceable rights and obligations; (2) Identifying the performance obligations in the contract, such as promising to transfer goods or services to a customer; (3) Determining the transaction price, meaning the amount of consideration in a contract to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer; (4) Allocating the transaction price to the performance obligations in the contract, which requires the company to allocate the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or services promised in the contract; and (5) Recognizing revenue when (or as) the entity satisfies a performance obligation by transferring a promised good or service to a customer. The amount of revenue recognized is the amount allocated to the satisfied performance obligation. Adoption of ASC 606 has not changed the timing and nature of the Company’s revenue recognition and there has been no material effect on the Company’s financial statements.

Our revenue (referred to in our financial statements as “sales”) consists primarily of the sale of wine and spirits imported for cash or otherwise agreed-upon credit terms along with ready to freeze products manufactured by us. Our customers consist primarily of retailers. Our revenue generating activities have a single performance obligation and are recognized at the point in time when control transfers and our obligation has been fulfilled, which is when the related goods are shipped or delivered to the customer, depending upon the method of distribution, and shipping terms. We have elected to treat shipping as a fulfillment activity. Revenue is measured as the amount of consideration we expect to receive in exchange for the sale of our product. The Company has no obligation to accept the return of products sold other than for replacement of damaged products. Other than quantity price discounts negotiated with customers prior to billing and delivery (which are reflected as a reduction in sales), the Company does not offer any sales incentives or other rebate arrangements to customers.  Revenue associated with manufacturing and packaging business is recognized at a point in time when obligations under the terms of a contact with a customer are satisfied.

(h) Shipping and Handling Costs

Shipping and handling costs to deliver product to customers are reported as operating expenses in the accompanying statements of operations. Shipping and handling costs to purchase inventory are capitalized and expensed to cost of sales when revenue is recognized on the sale of product to customers.

(i) Stock-Based Compensation

Stock-based compensation is accounted for at fair value in accordance with Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation”. For the nine months ended September 30, 2021 and 2020, stock-based compensation was $1,238,502 and $537,800, respectively.

F-8

(j) Income Taxes

Income taxes are accounted for under the assets and liability method. Current income taxes are provided in accordance with the laws of the respective taxing authorities. Deferred income taxes are provided for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion or all of the deferred tax assets will be realized.

(k) Net Income (Loss) per Share

Basic net income (loss) per common share is computed on the basis of the weighted average number of common shares outstanding during the period of the financial statements.

Diluted net income (loss) per common share is computed on the basis of the weighted average number of common shares and dilutive securities (such as stock options, warrants, and convertible securities) outstanding. Dilutive securities having an anti-dilutive effect on diluted net income (loss) per share are excluded from the calculation.

(l) Recently Issued Accounting Pronouncements

Effective January 1, 2019, we adopted ASU 2016-2 (Topic 842) which establishes a new lease accounting model for lessees. Under the new guidance, lessees are required to recognize right of use assets and liabilities for most leases having terms of 12 months or more. We adopted this new accounting guidance using the effective date transition method, which permits entities to apply the new lease standards using a modified retrospective transition approach at the date of adoption. As such, historical periods were continued to be measured and presented under the previous guidance while current and future periods are subject to this new accounting guidance.

Certain other accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

(m) Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has sustained significant net losses which have resulted in an accumulated deficit at September 30, 2021 of $32,497,887 and has experienced periodic cash flow difficulties, all of which raise substantial doubt regarding the Company’s ability to continue as a going concern.

Continuation of the Company as a going concern is dependent upon obtaining additional working capital and attaining profitable operations. The management of the Company has developed a strategy which it believes will accomplish these objectives and which will enable the Company to continue operations for the coming year. However, there is no assurance that these objectives will be met. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from the outcome of this uncertainty.

3. DISCONTINUED OPERATIONS AND LOSS ON INVESTMENT IN AND RECEIVABLE FROM CAN B CORP.

Effective December 31, 2019, the Company sold its 51% equity interest in Green Grow Farms, Inc. (“Green Grow”) to Can B Corp. in exchange for 37,500,000 shares of Can B Corp. common stock and a Can B Corp. obligation to issue additional shares (“Additional Purchases Shares”) of Can B Corp. common stock to the Company on June 30, 2020 in such number so that the aggregate value of the aggregate shares issued to the Company equaled $1,000,000. We acquired this equity interest on May 9, 2019 in exchange for a $200,000 note payable to NY Farms Group Inc. and 2,000,000 shares of Company common stock valued at $1,250,000.

F-9

Effective March 6, 2020, CANB effected a 1 share for 300 shares reverse stock split resulting in a reduction of the number of the Company’s shares of CANB common stock from 37,500,000 shares to 125,000 shares. On July 8, 2020, CANB delivered 418,714 additional shares of CANB common stock required under the December 31, 2019 agreement. The fair value of the 543,714 shares of CANB common stock at June 30, 2020 was $1,073,835 and the Company recognized an unrealized gain of $73,835 in the quarterly period ended June 30, 2020.

On July 29, 2020, the Company executed an exchange agreement with CANB and delivered the 543,714 shares of CANB common stock to CANB in exchange for CANB’s delivery of 1,000,000 shares of common stock to the Company. The July 29, 2020 closing price of CANB common stock was $0.95 per share. In the balance sheet as of September 30, 2020, the Company recorded treasury stock in the amount of $516,528. The Company recognized a loss of $557,307 from the Company’s investment in CANB common stock in the quarterly period ended September 30, 2020.

4. ACQUISITION OF TOPPOP

On July 26, 2021, the Company entered into an acquisition agreement (the “TopPop Acquisition Agreement”) with TopPop, and each of FrutaPop LLC (“Frutapop”), Innoaccel Investments LLC (“Innoaccel”) and Thomas Martin (“Martin” and, together with Frutapop and Innoaccel, the “TopPop Members”), pursuant to which the TopPop Members sold to the Company and the Company acquired, all of the issued and outstanding membership interests of TopPop.

TopPop is a brand owner and contract manufacturing and packaging company specializing in flexible packaging solutions in the food, beverage and health categories. Its first branded and contract products are alcohol-infused ice pops. Its manufacturing facility in Marlton, New Jersey is registered by the Federal Drug Administration and holds a Safe Quality Food certification.

Upon consummation of the acquisition contemplated by the TopPop Acquisition Agreement, the TopPop Members received, in the aggregate: (a) $3,995,500 in cash by transfer of immediately available funds, (b) 26,009,600shares of Company’s common stock, par value $0.001 per share (the “Common Stock”), which shares were valued in the aggregate at $10,143,744, or $0.39 per share, (c) $5,042,467 aggregate principal amount of promissory notes of the Company (the “Promissory Notes”) and (d) future additional cash payments as earnout consideration (the “Total Consideration”). The earn-out payments, if any, will be made (i) following the 12-month period commencing on August 1, 2021 (the “First Year”), in an amount (the “First Year Earn-out Amount”) equal to each TopPop Member’s pro rata portion of the excess, if any, of: (A) 1.96 times TopPop’s EBITDA for the First Year over (B) the aggregate amount of the Promissory Notes repaid in cash during the First Year; provided, however, no First Year Earn-out Amount shall be payable if (i)(A) does not exceed (i)(B); and (ii) following the 12-month period commencing on August 1, 2022 (the “Second Year”), in an amount (the “Second Year Earn-out Amount”) equal to each TopPop Member’s pro rata portion of the excess, if any, of: (A) 1.96 times TopPop’s EBITDA for the Second Year over (B) the aggregate amount of the Promissory Notes repaid in cash during the Second Year; provided, however, no Second Year Earn-out Amount shall be payable if (ii)(A) does not exceed (ii)(B). The earn-out payments shall be made, at the election of each TopPop Member, in cash or in shares of Common Stock or a combination thereof, less any reserve for possible indemnification payments, provided that not less than 45% of the value of each earn-out payment shall be paid in Common Stock. If paid in shares of Common Stock, such shares shall be valued at the then-prevailing market rate.

The Promissory Notes bear interest at the rate of 10% per annum and mature on July 26, 2022. The Promissory Notes are not subject to pre-payment penalties; however, the Company may not pre-pay any amount on any Promissory Note without pre-paying a pro-rata portion of all Promissory Notes. In connection with the Promissory Notes, the Company granted to the TopPop Members a security interest in all of the Company’s membership interests of TopPop pursuant to certain pledge agreements (the “Pledge Agreements”) with each of the TopPop Members, each dated July 26, 2021. The Promissory Notes are not convertible into equity securities of the Company.

The Company accounted for the Acquisition of TopPop as a business combination using the purchase method of accounting as prescribed in Accounting Standards Codification 805, Business Combinations (“ASC 805”) and ASC 820 – Fair Value Measurements and Disclosures (“ASC 820”). In accordance with ASC 805 and ASC 820, we used our best estimates and assumptions to accurately assign fair value to the tangible assets acquired, identifiable intangible assets and liabilities assumed as of the acquisition dates. Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed.

F-10

Fair value of the acquisition

The following table summarizes the allocation of the preliminary purchase price as of the TopPop acquisition:

Preliminary Allocation as of July 26, 2021
Cash	$447,230
Accounts receivable	5,432,608
Furniture and equipment	1,848,580
Inventory	1,194,936
Right-of-use asset	620,219
Equipment deposit	320,810
Security deposit	131,529
Accounts payable	(2,432,621)
Notes payable	(5,936,323)
Operating lease liability	(628,218)
Deferred revenue	(394,759)
Net Tangible Assets	$603,991
Tradename / Trademarks	6,121,400
IP/Technology	874,000
Non-compete agreement	2,290,200
Customer Base	13,929,000
Total assets acquired	$23,214,600
Consideration:
Cash at closing	3,995,000
Fair value of common stock	10,143,744
Contingent consideration	21,129,464
Note payable	5,042,467
Goodwill	$16,492,086

5. UNITED SPIRITS, INC.

Until July 26, 2021, United Spirits, Inc. a New York Corporation (“United”) was owned and managed by Mr. Richard DeCicco, the controlling shareholder and president of the Company. United provides distribution services for Iconic, BiVi and Bellissima (see Note 13e) and was considered a variable interest entity (“VIE”) of The Company. On July 26, 2021, the Company entered into a securities purchase agreement with Mr. DeCicco pursuant to which the Company purchased from Mr. DeCicco, and Mr. DeCicco sold, all of the issued and outstanding capital stock of United to the Company. Pursuant to the United Purchase Agreement, upon the closing of the transactions contemplated thereby, Mr. DeCicco transferred, and the Company acquired, 100% of the issued and outstanding capital stock of United in exchange for a purchase price of $1,000,000. The United Purchase Agreement contains customary representations, warranties and covenants of the parties thereto, and the closing of the transactions contemplated by the United Purchase Agreement was subject to the satisfaction of certain closing conditions, including, without limitation, certain approvals from various state liquor authorities. Prior to the closing of the transactions contemplated by the United Purchase Agreement, the Company marketed and sold its wine and spirts products pursuant to an exclusive marketing and distribution agreement between the Company and United. After the closing, United became a wholly owned subsidiary of the Company.

F-11

6. INVENTORIES

Inventories consisted of:

	September 30, 2021	December 31, 2020
Finished goods:
Hooters brands	$269,425	$259,837
Bellissima brands	328,909	163,258
BiVi brands	47,439	47,439
TopPop	755,649	-
Total finished goods	1,401,422	470,534

Work-in-process:
TopPop	162,783	-
Raw materials:
Hooters brands	50,315	36,966
Total	$1,614,520	$507,500

7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of:

	September 30, 2021	December 31, 2020
Accounts payable	$1,095,599	$1,444,213
Accrued officers’ compensation	1,062,848	851,300
Accrued royalties	1,096,989	792,295
Other	-	1,965
Total	$3,255,436	$3,089,773

8. NOTES PAYABLE

Notes payable consisted of:

	September 30, 2021	December 31, 2020
Small Business Administration loan (1)	$150,000	$28,458
Note issued as part of the consideration to acquire TopPop (2)	4,900,000	-
Total	$5,050,000	$28,458

(1) The SBA loan bears an interest rate 3.75% and matures on January 22, 2051.

(2)The promissory note bears an interest rate 10% and matures on July 26, 2022.

9. CAPITAL STOCK

Preferred Stock

The one share of Series A Preferred Stock, which was issued to Richard DeCicco on September 10, 2009, entitles the holder to two votes for every share of Common Stock Deemed Outstanding and has no conversion or dividend rights.

On July 26, 2021, the Company entered into a securities exchange agreement dated as of July 26, 2021 (the “Series A Preferred Exchange Agreement”), with Mr. Richard DeCicco, who, at the time of execution and delivery of such agreement, was the Company’s Chief Executive Officer, Chief Financial Officer, chairman of the Company’s board of directors (the “Board”) and the holder of the Company’s one issued and outstanding share of Series A Preferred Stock. Pursuant to the Series A Preferred Exchange Agreement, Mr. DeCicco exchanged his one share of Series A Preferred Stock for 25,600,000 shares of Common Stock. Upon such exchange, the Series A Preferred Stock, which previously gave Mr. DeCicco two votes for every one vote of the Company’s outstanding voting securities, was cancelled and all contractual (or similar) rights, preferences and obligations relating to such Series A Preferred Stock became null and void and of no further effect whatsoever.

On January 12, 2020, the Company entered into securities purchase agreements with certain accredited investors for the sale of a total of 1,500 shares of Series G Convertible Preferred Stock and warrants to purchase 1,200,000 shares of our common stock for gross proceeds of $1,500,000 (of which $1,475,000 was collected on January 13, 2020 and January 14, 2020). Each share of Series G Convertible Preferred Stock (designated on January 13, 2020) has a stated value of $1,000, is convertible into shares of common stock at a price of $1.25 per share (subject to adjustment under certain circumstances), has no voting rights, is entitled to dividends on an as-converted-to common stock basis, is entitled to a distribution preference of $1,000 upon liquidation, and is not redeemable. Each warrant is exercisable into one share of common stock at an exercise price of $1.25 per share (subject to adjustment under certain circumstances) for a period of five years from the date of issuance.

F-12

On February 12, 2020, February 13, 2020, and February 14, 2020, three holders converted a total of 675,000 shares of Series E Preferred Stock into a total of 270,000 shares of Iconic common stock, leaving 2,115,224 shares of Series E Preferred Stock outstanding on September 30, 2020.

During the nine months ended September 30, 2020, six holders converted a total of 742 shares of Series F Preferred Stock into a total of 1,187,200 shares of Iconic common stock, leaving 2,414 shares of Series F Preferred Stock outstanding on September 30, 2020.

On July 26, 2021, the Company filed a Certificate of Designation, Preferences and Rights of the Series A-2 Preferred Stock (the “Certificate of Designation”) with the Secretary of State of Nevada, designating up to 45,000 shares of the Company’s preferred stock as Series A-2 Preferred Stock. Also, on July 26, 2021, the Company sold 18,800 shares of newly formed Series A-2 Preferred Stock for cash in connection with the purchase of TopPop. Series A-2 Preferred Stock has a par value of $0.001 per share and a stated value equal to One Thousand Dollars ($1,000). The holders shall be entitled to receive, and the Company shall pay, dividends on shares of Series A-2 Preferred Stock equal (on an as-if-converted-to Common Stock basis) to and in the same form as dividends actually paid on shares of Common Stock when, as and if such dividends are paid on shares of Common Stock. The Series A-2 Preferred Stock shall have no voting rights.

On July 26, 2021, the Company issued 4,268 shares of Series A-2 Preferred Stock and 547,200 shares of common stock to settle $5,414,865 of notes payable.

On July 26, 2021, the Company entered into securities exchange agreements (collectively, the “Exchange Agreement”) with the holders of the Company’s outstanding (a) Series E Convertible Preferred Stock, Series F Convertible Preferred Stock and Series G Convertible Preferred Stock, and (b) Series E Common Stock Purchase Warrants, Series F Common Stock Purchase Warrants and Series G Common Stock Purchase Warrants pursuant to which the Holders exchanged (i) all existing Preferred Stock held by each Holder for shares of Series A-2 Preferred Stock and Warrants, and (ii) all existing warrants held by each Holder for shares of Common Stock. In connection with the Exchange, the Holders exchanged all of their existing securities for an aggregate of 3,555 shares of Series A-2 Preferred Stock, warrants to purchase 14,304,880 shares of Common Stock, and 2,209,517 shares of Common Stock. Upon the Exchange, the existing securities were cancelled and all contractual (or similar) rights, preferences and obligations relating to such existing securities became null and void and of no further effect whatsoever.

Common Stock

On January 22, 2020, the Company issued a total of 375,000 shares of its common stock to the placement agent and four associated individuals for services relating to the offering of 1,500 shares of Series G Preferred Stock that concluded on January 14, 2020 (see Preferred Stock above).

On January 22, 2020, and February 27, 2020, the Company issued a total of 160,000 shares of its common stock to an investor relations firm for services rendered to the Company. The $101,018 total fair value of the 160,000 shares of Iconic common stock on the respective dates of issuance was expensed as investor relations in the three months ended March 31, 2020.

On January 26, 2020, the Company issued 150,000 shares of its common stock to a consulting firm for services rendered to the Company. The $100,500 fair value of the 150,000 shares of Iconic common stock was expensed as consulting fees in the three months ended March 31, 2020.

On February 24, 2020, the Company issued 100,000 shares of its common stock to William Clyde Elliot II pursuant to an Endorsement Agreement dated February 15, 2020 (see Note 11h). The $67,500 fair value of the 100,000 shares of Iconic common stock was charged to prepaid expenses and was expensed over the term of the Endorsement Agreement.

F-13

On February 24, 2020, the Company issued  shares of its common stock to a consulting firm for services rendered to the Company. The $33,750 fair value of the 50,000 shares of Iconic common stock was expensed as consulting fees in the three months ended March 31, 2020.

On February 12, 2020, February 13, 2020, and February 14, 2020, three holders converted a total of 675,000 shares of Series E Preferred Stock into a total of 270,000 shares of Iconic common stock.

From January 16, 2020, to February 24, 2020, two holders converted a total of 190 shares of Series F Preferred Stock into a total of 304,000 shares of Iconic common stock.

On May 1, 2020, the Company issued 275,000 shares of its common stock to an investor relations firm for services rendered to the Company. The $167,750 fair value of the 275,000 shares of Iconic common stock was expensed as investor relations in the three months ended June 30, 2020.

On June 1, 2020, the Company issued 75,000 shares of its common stock to a consultant for services rendered to the Company. The $51,750 fair value of the 75,000 shares of Iconic common stock was expensed as consulting fees in the three months ended June 30, 2020.

On June 2, 2020, the Company issued 50,000 shares of its common stock to a consulting firm entity for services rendered to the Company. The $35,500 fair value of the 50,000 shares of Iconic common stock was expensed as consulting fees in the three months ended June 30, 2020.

On May 29, 2020, and June 5, 2020, four holders converted a total of 552 shares of Series F Preferred Stock into a total of 883,200 shares of Iconic common stock.

On July 26, 2021, the Company entered into an acquisition agreement with TopPop and each of FrutaPop LLC, Innoaccel Investments LLC and Thomas Martin and, together with Frutapop and Innoaccel, pursuant to which the TopPop Members sold to the Company and the Company acquired, all of the issued and outstanding membership interests of TopPop (see note 4). Upon consummation of the acquisition, the Company issued 26,009,600 shares of common stock, valued at $10,143,744.

The following events also occurred on July 26, 2021:

The Company sold 18,800 shares of Series A-2 Preferred stock and 6,711,997 shares of common stock for an aggregate of $15,003,654, net of fees.

The Company issued 4,268 shares of Series A-2 Preferred Stock and 547,200 shares of common stock to settle $5,414,865 of notes payable.

The Company entered into securities exchange agreements (collectively, the “Exchange Agreement”) with the holders of the Company’s outstanding (a) Series E Convertible Preferred Stock, Series F Convertible Preferred Stock and Series G Convertible Preferred Stock, and (b) Series E Common Stock Purchase Warrants, Series F Common Stock Purchase Warrants and Series G Common Stock Purchase Warrants pursuant to which the Holders exchanged (i) all existing Preferred Stock held by each Holder for shares of Series A-2 Preferred Stock and Warrants, and (ii) all existing warrants held by each Holder for shares of Common Stock. In connection with the Exchange, the Holders exchanged all of their existing securities for an aggregate of 3,555 shares of Series A-2 Preferred Stock, warrants to purchase 14,304,880 shares of Common Stock, and 2,209,517 shares of Common Stock.

The Company entered into a securities exchange agreement dated as of July 26, 2021 (the “Series A Preferred Exchange Agreement”), with Richard DeCicco, who, at the time of execution and delivery of such agreement, was the Company’s Chief Executive Officer, Chief Financial Officer, chairman of the Company’s board of directors (the “Board”) and the holder of the Company’s one issued and outstanding share of Series A Preferred Stock. Pursuant to the Series A Preferred Exchange Agreement, Mr. DeCicco exchanged his one share of Series A Preferred Stock for 25,600,000 shares of Common Stock. Upon such exchange, the Series A Preferred Stock, which previously gave Mr. DeCicco two votes for every one vote of the Company’s outstanding voting securities, was cancelled and all contractual (or similar) rights, preferences and obligations relating to such Series A Preferred Stock became null and void and of no further effect whatsoever.

F-14

During the nine months ended September 30, 2021, the Company issued and aggregate 3,401,670 shares of common stock to vendors for services and for officer’s compensation. The aggregate value of the commons stock was $1,238,502.

During the nine months ended September 30, 2021, the Company issued 8,283,899 shares of common stock in exchange for retiring old outstanding warrants.

Warrants

On July 31, 2021, pursuant to the Series A-2 Preferred Stock financing and the purchase of TopPop, the Company granted 14,304,880 and 73,338,203 warrants to purchase common stock, respectively. The warrants expire in five years and have an exercise price of $0.31 per share.

A summary of warrants activity for the period January 1, 2020, to September 30, 2021, as follows:

Common
shares
Equivalent
Balance, January 1, 2020	2,895,198
Granted	1,180,000
Balance, December 31, 2020	10,655,198
Expired	(400,000)
Exchanged for common stock	(10,255,198)
Issued	87,643,083
Balance, September 30, 2021	87,643,083

Issued and outstanding warrants at September 30, 2021 consist of:

Year Granted	Number Common Shares Equivalent	Exercise Price Per Share	Expiration Date
2021	87,643,083	$0.3125	July 26, 2026

Total	87,643,083

10. INCOME TAXES

No income taxes were recorded in the periods presented since the Company had taxable losses in these periods.

The provision for (benefit from) income taxes differs from the amount computed by applying the statutory United States federal income tax rate of 21% for the periods presented to income (loss) before income taxes. The sources of the difference are as follows:

	Nine months ended September 30,
	2021	2020
Expected tax at 21%	$(1,289,109)	$(289,002)

Nontaxable gain on forgiveness of SBA PPP loan	(5,976)	-
Nontaxable unrealized gain on investment in and receivable from Can B Corp	-	(15,505)
Nondeductible stock-based compensation	260,085	108,745
Increase (decrease) in valuation allowance	1,035,000	195,762

Income tax provision	$-	$-

F-15

Significant components of the Company’s deferred income tax assets are as follows:

	September 30, 2021	December 31, 2020

Net operating loss carryforward	5,884,551	4,849,551

Less valuation allowance	(5,884,551)	(4,849,551)

Deferred income tax assets - net	$-	$-

Based on management’s present assessment, the Company has not yet determined that a deferred tax asset attributable to the future utilization of the net operating loss carryforward as of September 30, 2021 and December 31, 2020 will be realized. Accordingly, the Company has maintained a 100% valuation allowance against the deferred tax asset in the financial statements at September 30, 2021 and December 31, 2020. The Company will continue to review this valuation allowance and make adjustments as appropriate.

Current United States income tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited.

All tax years remain subject to examination by major taxing jurisdictions.

11. COMMITMENTS AND CONTINGENCIES

a. Iconic Guarantees

On May 26, 2015, BiVi entered into a License Agreement with Neighborhood Licensing, LLC (the “BiVi Licensor”), an entity owned by Chazz Palminteri (“Palminteri”), to use Palminteri’s endorsement, signature and other intellectual property owned by the BiVi Licensor. The Company has agreed to guarantee and act as surety for BiVi’s obligations under certain sections of the License Agreement and to indemnify the BiVi Licensor and Palminteri against third party claims.

On November 12, 2015, Bellissima entered into a License Agreement with Christie Brinkley, Inc. (the “Bellissima Licensor”), an entity owned by Christie Brinkley (“Brinkley”), to use Brinkley’s endorsement, signature, and other intellectual property owned by the Bellissima Licensor. The Company has agreed to guarantee and act as surety for Bellissima’s obligations under certain sections of the License Agreement and to indemnify the Bellissima Licensor and Brinkley against third party claims.

b. Royalty Obligations of BiVi and Bellissima

Pursuant to the License Agreement with the Bivi Licensor (see Note 12a. above), BiVi is obligated to pay the BiVi Licensor a Royalty Fee equal to 5% of monthly gross sales of BiVi Brand products payable monthly subject to an annual Minimum Royalty Fee of $100,000 in year 1, $150,000 in year 2, $165,000 in year 3, $181,500 in year 4, $199,650 in year 5, and $219,615 in year 6 and each subsequent year. The Minimum Royalty Fee has been waived until such time as the parties agree to reinstate the Minimum Royalty Fee.

F-16

Pursuant to the License Agreement and Amendment No. 1 to the License Agreement effective September 30, 2017 with the Bellissima Licensor (see Note 11a. above), Bellissima is obligated to pay the Bellissima Licensor a Royalty Fee equal to 10% of monthly gross sales (12.5% for sales in excess of defined Case Break Points) of Bellissima Brand products payable monthly. The Bellissima Licensor has the right to terminate the endorsement if Bellissima fails to sell 10,000 cases of Bellissima Brand products in year 1, 15,000 cases in year 2, or 20,000 cases in year 3 and each subsequent year.

c. Brand Licensing Agreement relating to Hooters Marks

On July 23, 2018, United Spirits, Inc. (“United”) executed a Brand Licensing Agreement (the “Hooters Agreement”) with HI Limited Partnership (“the Licensor”). The Agreement provides United a license to use certain “Hooters” Marks to manufacture, market, distribute, and sell alcoholic products.

The Initial Term of the Hooters Agreement is from July 23, 2018 through December 31, 2020. Provided that United is not in breach of any terms of the Agreement, United may extend the Term for an additional 3 years through December 31, 2023.

The Hooters Agreement provides for United’s payment of Royalty Fees (payable quarterly) to the Licensor equal to 6% of the net sales of the licensed products subject to a minimum royalty fee of $65,000 for Agreement year 1 (ending December 31, 2018), $255,000 for Agreement year 2, $315,000 for Agreement year 3 and 4, $360,000 for Agreement year 5, and $420,000 for Agreement year 6.

The Hooters Agreement also provided for United’s payment of an advance payment of $30,000 to the Licensor to be credited towards royalty fees payable to Licensor. On September 6, 2018, the $30,000 advance payment was paid to the Licensor. The Hooters Agreement also provides for United’s payment of a marketing contribution equal to 2% of the prior year’s net sales of the Licensed Products. If United fails to spend the required marketing contribution in any calendar year, the deficiency will be paid to Licensor.

For the nine months ended September 30, 2021 and 2020, royalties expense under this Agreement was $184,801 and $117,733, respectively.

d. Marketing and Order Processing Services Agreement

During October 2019, United executed a Marketing and Order Processing Services Agreement (the “QVC Agreement”) with QVC, Inc. (“QVC”). Among other things, the Agreement provides for United’s grant to QVC of an exclusive worldwide right to promote the Bellissima products through direct response television programs.

The Initial License Period commenced October 2019 and expires in December 2021 (i.e., two years after first airing of a Bellissima product). Unless either party notifies the other party in writing at least 30 days prior to the end of the Initial License Period or any Renewal License Period of its intent to terminate the QVC Agreement, the License continually renews for additional two-year periods.

The QVC Agreement provides for United’s payment of “Marketing Fees” (payable no less than monthly) to QVC in amounts agreed to between United and QVC from time to time. For the nine months ended September 30, 2021 and 2020, the Marketing Fees expense (payable to QVC) was $131,450 and $373,960, respectively, and the direct response sales generated from QVC programs was $1,025,488 and $1,313,839, respectively.

e. Distribution Agreement

On May 1, 2015, BiVi entered into a Distribution Agreement with United for United to distribute and wholesale BiVi’s product and to act as the licensed importer and wholesaler. The Distribution Agreement provides United the exclusive right for a term of ten years to sell BiVi’s product for an agreed distribution fee equal to $1.00 per case of product sold.

F-17

In November 2015, Bellissima and United agreed to have United distribute and wholesale Bellissima’s products under the same terms contained in the Distribution Agreement with BiVi described in the preceding paragraph.

Effective April 1, 2019, the Company and United agreed to have United distribute and wholesale Hooters brand products under the same terms contained in the Distribution Agreement with BiVi described in the second preceding paragraph.

f. Compensation Arrangements

Effective July 26, 2021, the Company executed Employment Agreements with its Chairman Richard DeCicco (“DeCicco”) and its Vice President of Sales and Marketing Roseann Faltings (“Faltings”). Both agreements had a term of 24 months. The DeCicco Employment Agreement provides for a base salary at the rate of $265,000 per annum. The Faltings Employment Agreement provides for a base salary at the rate of $200,000 per annum. Both DeCicco and Faltings are eligible for a bonus of up to 25% of base pay after one year of employment. For the year ended December 31, 2020, we accrued a total of $415,000 officers’ compensation pursuant to two previous Employment Agreements which was allocated 50% to Iconic $207,500 and 50% to Bellissima $207,500.

On July 26, 2021, the Company, and each other member identified therein, including Mr. DeCicco and Rosanne Faltings, the Company’s vice president of sales and a member of the Board, entered into Amended and Restated Limited Liability Company Agreements dated as of July 26, 2021 of Bellissima and BiVi. The agreements provide that the manager of Bellissima and BiVi, currently Mr. DeCicco, may cause Bellissima and BiVi to make distributions of available cash flow to the members pro rata in accordance with their cash flow ratios, of which the Company is entitled to 100% of any such distribution of available cash flow. The agreements also provide that the manager shall cause Bellissima and BiVi to make distributions of net proceeds attributable to certain capital events to members pro rata in accordance with their membership interest percentage, of which the Company is entitled to 54% of any such distribution of net proceeds and Mr. DeCicco and Ms. Faltings are entitled to 15.34% and 15.33%, respectively.

Effective December 5, 2019, the TopPop executed Employment Agreement with its Chief Operating Officer Thomas Martin. The employment had no term limits and may be terminated by written notice by either party. The base agreement provides a base salary of at the rate of $250,000.

Effective March 1 2020, the TopPop executed Employment Agreements with its Chief Marketing Officer Laurance Rassin and its Chief Creative Officer Tracy Memoli. The agreement had no term limits and can be terminated by written notice by either party. Both agreements provide for a base salary $50,000 and a commission equal to 3% of the gross revenue. Both agreements were amended in July 2021, in which annual base salary was increased to $150,000 and additional commission incentives were added.

As of September 30, 2021, and December 31, 2020, accrued officers’ compensation was $1,062,848 and $851,300, respectively.

g. Lease Agreements

On January 1, 2021, the Company executed a cancellable Lease Agreement with Day Kay International (an entity controlled by Richard DeCicco) for the lease of the Company’s office and warehouse space in North Amityville New York. The agreement has a term of three years from January 1, 2021 to January 1, 2024 and provides for monthly rent of $4,893.

On November 12, 2019, TopPop executed a lease agreement with Plymouth 4 East Stow LLC to rent approximately 26,321 square feet of warehouse space in Marlton, NJ. The lease provides for a term of five years commencing upon January 1, 2020 and terminating on December 31, 2024. The lease also provides for a monthly payment to Plymouth 4 East Stow LLC for common area use of $4,430 and a security deposit to Plymouth 4 East Stow LLC of $45,864.

Effective November 6, 2020, TopPop executed a lease agreement with Warehouse4Biz LLC to rent approximately 14,758 square feet of warehouse space in Bellmawr, NJ. The lease provides for a lease term of two years commencing upon December 1, 2020 and terminating on November 30, 2022. The lease provides for a security deposit to Warehouse4Biz LLC of $20,734.

At September 30, 2021, the future undiscounted minimum lease payment under the noncancellable leases are as follows:

As of September 30, 2021
Remainder through December 31, 2021	$61,575
Year ending December 31, 2022	241,289
Year ending December 31, 2023	154,476
Year ending December 31, 2024	180,759
Year ending December 31, 2025 and thereafter	-
Total undiscounted finance lease payments	$638,098
Less: Imputed interest	41,300
Present value of finance lease liabilities	596,909

F-18

The operating lease liabilities of $596,909 and $ 22,909 as of September 30, 2021 and December 31, 2020, respectively, represents the discounted (at a 4.75% estimated incremental borrowing rate) value of the future lease payments at September 30, 2021 and December 31, 2020.

For the nine months ended September 30, 2021, occupancy expense attributed to these leases were $169,001.

h. Concentration of sales

For the nine months ended September 30, 2021 and 2020, sales consisted of:

	2021	2020
Bellissima product line:

QVC direct response sales	$1,025,488	$1,313,839
Other	851,365	728,663
Total Bellissima	1,876,853	2,042,502
BiVi product line	-	-
TopPop	2,045,500	-
United Spirits	105,946	-
Hooters product line	37,585	131,182

Total	$4,065,884	$2,173,684

Accounts receivable due from QVC direct response sales was $48,617 and $207,433 as of September 30, 2021 and 2020, respectively.

i. Related Party Transaction

During the nine months ended September 30, 2020, the Company paid $36,195 of rent for office space to a company controlled by the Chairman, Mr. Richard DeCicco.

On July 26, 2021, the Company entered into a securities purchase agreement with Mr. Richard DeCicco,, Chairman,  pursuant to which the Company purchased from Mr. DeCicco, and Mr. DeCicco sold, all of the issued and outstanding capital stock of United (See Note 5).

On December 6, 2019 the Company executed a Financial Services Agreement with InnoAccel Solutions (“InnoAccel”), LLC, a controlling member of the TopPop. InnoAccel had agreed to provide financial and administrative services for the company in exchange for hourly compensations.

The Company has agreed to keep this agreement in place and for the three months ended September 30, 2021 the company has recorded consulting expense of $45,000.

Commission Agreements

On July 10, 2019, the Company executed a Commission Agreement with CAA-GBA USA, LLC (“CCA-GBG”). The agreement provides CCA-GBG to receive 5% revenue generated with respect to the co-packing or related manufacturing deal for Anheuser-Busch, LLC. Additionally, CAA-GBG is also entitled to receive 5% of revenue for new business identified. The initial agreement expires on July 31, 2021 and automatically renews every year. The Company has decided to keep this agreement in place and no commissions were incurred under this agreement since the date of acquisition of TopPop (July 26, 2021) through September 30, 2021.

Effective December 11, 2019, the Company executed a Commission Agreement with Christopher J. Connolly. Mr. Connolly had agreed to provide sales representation services to Company for alcohol ice pop packing opportunities in exchange for commission. The agreement provides a commission 5% of gross revenue collected. The initial term is one year from the effective date. The agreement will renew automatically for 1-year terms unless the agreement is terminated. The Company has decided to keep this agreement in place and no commissions were incurred under this agreement since the date of acquisition of TopPop (July 26, 2021) through September 30, 2021.

12. SUBSEQUENT EVENTS

On October 12, 2021 and November 2, 2021 the company issued a total of 7,408,200 options to purchase our common stock at an exercise price of $0.45 and $0.57 respectively. These options vest over three years and have a life of 10 years. The Company will record the applicable stock-based compensation expense ratably over the vesting period of the options beginning in the fourth quarter of 2021.

F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Of Iconic Brands Inc.,

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Iconic Brands Inc. (the “Company”) as of December 31, 2020 and the related consolidated statements of operations, stockholders’ deficiency, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Iconic Brands Inc. as of December 31, 2020 and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Going Concern Uncertainty

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company’s present financial situation raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 2 (m). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Sales – Refer to Note 2 (m)

Critical Audit Matter Description

The Company’s fiscal year 2020 sales increased by $1,638,671 or 135% from 2019. The increase in sales is primarily due to revenue generated from one new customer, which accounted approximately 70% of total sales for the year.

How the Critical Audit Matter was Addressed in the Audit:

Our principal audit procedures related to the Company’s sales included:

1.	Reviewed the Company’s revenue recognition process and ascertained the Company has adopted ASC 606.
2.	Performed detail testing on sales, including the new customer that accounted for majority of the sales.
3.	Performed sales cutoff procedures to verify sales are recorded in the proper period.
4.	Considered the adequacy of the disclosure in the financial statements in relation to sales.

/s/ Fei Qi CPA

Fei Qi CPA

Elmhurst, New York

April 13, 2021

We have served as the Company’s auditor since 2020.

F-20

BMKR, LLP Certified Public Accountants 1200 Veterans Memorial Hwy. Suite 350 Hauppauge, New York 11788	T 631 293-5000 F 631 234-4272 www.bmkr.com	BM K&R

Thomas G. Kober, CPA Alfred M. Rizzo, CPA Joseph Mortimer. CPA	Charles W. Blanchfield, CPA (Retired) Bruce A. Meyer, CPA (Retired)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Iconic Brands Inc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Iconic Brands Inc. (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of operations, consolidated stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $3,953,704 during the year ended December 31, 2019, and as of that date, had a deficit net worth of $22,925,748. The company is in arears with certain vendor creditors which, among other things, cause the balances to become due on demand. The Company is not aware of any alternate sources of capital to meet such demands, if made.

As discussed in note 2 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

BMKR,LLP

BMKR, LLP

We have served as the Company's auditor since 2016.

Hauppauge, NY
April 14, 2020

Member American Institute of Certified Public Accountants

Member Public Company Accounting Oversight Board

F-21

Iconic Brands, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
	2020	2019

Assets

Current assets:
Cash and cash equivalents	$457,041	$263,638
Accounts receivable (less allowance for doubtful accounts of $83,617 and $26,513, respectively)	334,458	573,747
Inventory	507,500	573,800

Total current assets	1,298,999	1,411,185

Right-of-use assets	45,381	136,836
Leasehold improvements, furniture, and equipment (less accumulated depreciation and amortization of $29,196 and $0, respectively)	10,512	20,000
Investment in Can B Corp	-	1,000,000

Total assets	$1,354,892	$2,568,021

Liabilities and Stockholders’ Equity (Deficiency)

Current liabilities:
Current portion of operating lease liability	$49,147	$90,982
Accounts payable and accrued expenses	3,089,773	1,852,563
Loans payable to officer and affiliated entity
-noninterest bearing and due on demand	15,637	45,131
Notes payable	28,458	40,000

Total current liabilities	3,183,015	2,028,676

Non-current portion of operating lease liability	-	49,147
Total liabilities	3,183,015	2,077,823
Commitments and contingencies (Note 13)

Stockholders’ equity (deficiency):
Preferred stock, $.001 par value; authorized 100,000,000 shares:
Series A, 1 and 1 share issued and outstanding, respectively	1	1
Series E, 2,115,224 and 2,790,224 shares issued and outstanding, respectively	2,115	2,790
Series F ($1,000 per share stated value), 2413.75 and 3155.75 shares issued and outstanding, respectively	2,413,750	3,155,750
Series G ($1,000 per share stated value), 1,475 and 0 shares issued and outstanding, respectively	1,475,000	-
Common stock, $.001 par value; authorized 2,000,000,000 shares,
17,268,881 and 14,576,681 shares issued and outstanding respectively	17,269	14,577

Treasury stock, at cost – 1,000,000 shares common stock	(516,528)	-

Additional paid-in capital	22,430,430	21,282,679

Accumulated deficit	(26,497,350)	(22,925,748)

Total Iconic Brands, Inc. stockholders’ equity (deficiency)	(675,313)	1,530,049

Noncontrolling interests in subsidiaries and variable interest entity	(1,152,810)	(1,039,851)

Total stockholders’ equity (deficiency)	(1,828,123)	490,198

Total liabilities and stockholders’ equity (deficiency)	$1,354,892	$2,568,021

See notes to consolidated financial statements.

F-22

Iconic Brands, Inc. and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31, 2020	Year Ended December 31, 2019

Sales	$2,848,913	$1,210,242
Cost of Sales	1,330,441	734,428
Gross profit	1,518,472	475,814

Operating expenses:
Officers compensation	415,000	497,000
Professional and consulting fees	962,481	1,260,343
Royalties	497,253	198,002
Fulfillment	536,255	-
Marketing and advertising	801,445	512,707
Occupancy costs	121,579	115,759
Travel and entertainment	41,208	319,483
Investor relations	525,448	415,130
Provision for doubtful accounts	57,104	26,513
Other	758,791	462,174

Total operating expenses	4,716,564	3,807,111

Operating loss from continuing operations	(3,198,092)	(3,331,297)

Loss on investment in and receivable from Can B Corp.	(483,472)	-

Loss from continuing operations	(3,681,564)	(3,331,297)

Loss (income) from continuing operations attributable to noncontrolling interests in subsidiaries and variable interest entity	109,962	424,599

Loss from continuing operations attributable to Iconic Brands, Inc.	(3,571,602)	(2,906,698)

Discontinued operations (Note 3):
Loss from operations of discontinued subsidiary	-	(487,007)
Loss from discontinued operations attributable to noncontrolling interest in discontinued subsidiary	-	238,633
Loss on sale of discontinued subsidiary	-	(798,839)
Loss on discontinued operation	-	(1,047,213)

Net loss attributable to Iconic Brands, Inc.	$(3,571,602)	$(3,953,911)

Net loss per common share – basic and diluted:
Continuing operations	$(0.22)	$(0.27)
Discontinued operations	-	(0.10)
Total	$(0.22)	$(0.37)

Weighted average common shares outstanding and to be issued to Escrow Agent:
Basic and diluted	16,367,218	10,818,233

See notes to consolidated financial statements.

F-23

Iconic Brands, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity (Deficiency)

Years Ended December 31, 2020 and 2019

	Series A Preferred Stock, $.001 par		Series C Preferred Stock, $.001 par		Series D Preferred Stock, $.001 par		Series E Preferred Stock, $.001 par		Series F Preferred Stock, $1,000 stated value per share		Series G Preferred Stock, $1,000 stated value per share		Common Stock, $.001 par		Common Stock to be issued to Escrow Agent, $0.001 par		Treasury Stock		Additional Paid-in	Noncontrolling Interests in Subsidiaries and Variable Interest	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Entity	Deficit	Total
Balance at December 31, 2018	1	$1	1,000	$1	10	$-	6,602,994	$6,603	-	$-	-	$-	5,439,765	$5,440	534,203	$534	-	$-	$18,798,438	$(615,300)	$(21,233,083)	$(3,037,366)

Cumulative effect adjustment relating to reduction of derivative liability on warrants, pursuant to ASU 2017-11	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	2,261,039	2,261,039

Balance, January 1, 2019 (as adjusted)	1	1	1,000	1	10	-	6,602,994	6,603	-	-	-	-	5,439,765	5,440	534,203	534	-	-	18,798,438	(615,300)	(18,972,044)	(776,327)
Rounded up shares in connection with 1 share for 250 shares reverse stock split effective January 18, 2019	-	-	-	-	-	-	-	-	-	-	-	-	547	1	-	-	-	-	(1)	-	-	-
Common stock issued to Escrow Agent	-	-	-	-	-	-	-	-	-	-	-	-	534,203	534	(534,203)	(534)			-	-	-	-
Sale of Series E Preferred Stock and warrants in connection with Securities Purchase Agreement dated September 27, 2018	-	-	-	-	-	-	2,037,520	2,037	-	-	-	-	-	-	-	-	-	-	507,343	-	-	509,380
Issuance of common stock in connection with Settlement and Release Agreement dated February 7, 2019	-	-	-	-	-	-	-	-	-	-	-	-	120,000	120	-	-	-	-	91,080	-	-	91,200
Issuance of common stock in connection with Business Development Agreement dated March 15, 2019	-	-	-	-	-	-	-	-	-	-	-	-	150,000	150	-	-	-	-	199,350	-	-	199,500
Issuance of common stock in exchange for the surrender of Series C Preferred Stock on March 27, 2019	-	-	(1,000)	(1)	-	-	-	-	-	-	-	-	1,000,000	1,000	-	-	-	-	(999)	-	-	-
Issuance of common stock in exchange for the surrender of Series D Preferred Stock on March 27, 2019	-	-	-	-	(10)	-	-	-	-	-	-	-	1,000,000	1,000	-	-	-	-	(1,000)	-	-	-
Issuance of common stock in exchange for Series E Preferred Stock	-	-	-	-	-	-	(3,125,290)	(3,125)	-	-	-	-	1,250,116	1,250	-	-	-	-	1,875	-	-	-
Exercise of warrants at $0.32 per share pursuant to Warrant Exercise Agreements dated May 9, 2019	-	-	-	-	-	-	-	-	-	-	-	-	960,000	960	-	-	-	-	306,240	-	-	307,200
Issuance of common stock in connection with Share Exchange Agreement dated April 17, 2019	-	-	-	-	-	-	-	-	-	-	-	-	2,000,000	2,000	-	-	-	-	1,248,000	-	-	1,250,000

F-24

Issuance of common stock in connection with Consulting Agreement dated April 15, 2019	-	-	-	-	-	-	-	-	-	-	-	-	50,000	50	-	-	-	-	94,950	-	-	95,000
Issuance of common stock in connection with Consulting Agreement dated May 23, 2019	-	-	-	-	-	-	-	-	-	-	-	-	250,000	250	-	-	-	-	389,750	-	-	390,000
Sale of Series F Preferred Stock and warrants in connection with Securities Purchase Agreements dated July 18, 2019	-	-	-	-	-	-	-	-	3,125	3,125,000	-	-	-	-	-	-	-	-	-	-	-	3,125,000
Placement agent commissions, expenses and stock-based compensation	-	-	-	-	-	-	-	-	-	-	-	-	781,250	781	-	-	-	-	(323,281)	-	-	(322,500)
Exchange of Series E Preferred Stock for Series F Preferred Stock	-	-	-	-	-	-	(2,725,000)	(2,725)	681	681,250	-	-	-	-	-	-	-	-	(678,525)	-	-	-
Issuance of common stock in exchange for Series F Preferred Stock	-	-	-	-	-	-	-	-	(650)	(650,500)	-	-	1,040,800	1,041	-	-	-	-	649,459	-	-	-
Net income (loss)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(424,551)	(3,953,704)	(4,378,255)
Balance, December 31, 2019	1	1	-	-	-	-	2,790,224	2,790	3,156	3,155,750	-	-	14,576,681	14,577	-	-	-	-	21,282,679	(1,039,851)	(22,925,748)	490,198

Sale of Series G Preferred stock and warrants	-	-	-	-	-	-	-	-	-	-	1,475	1,475,000	-	-	-	-	-	-	-	-	-	1,475,000
Placement agent fees and stock-based compensation	-	-	-	-	-	-	-	-	-	-	-	-	375,000	375	-	-	-	-	(150,375)	-	-	(150,000)
Issuance of common stock in exchange for Series E Preferred stock	-	-	-	-	-	-	(675,000)	(675)	-	-	-	-	270,000	270	-	-	-	-	405	-	-	-
Issuance of common stock in exchange for Series F Preferred stock	-	-	-	-	-	-	-	-	(190)	(190,000)	-	-	304,000	304	-	-	-	-	189,696	-	-	-
Issuance of common stock in exchange for services rendered and to be rendered	-	-	-	-	-	-	-	-	-	-	-	-	460,000	460	-	-			302,308	-	-	302,768
Issuance of common stock in exchange for Series F Preferred stock	-	-	-	-	-	-	-	-	(552)	(552,000)	-	-	883,200	883	-	-	-	-	551,117	-	-	-
Issuance of common stock in exchange for services	-	-	-	-	-	-	-	-	-	-	-	-	400,000	400	-	-			254,600	-	-	255,000
Treasury stock acquired from Can B Corp	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(1,000,000)	(516,528)	-	-	-	(516,528)
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(109,962)	(3,571,602)	(3,681,564)
Adjustment	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(2,997)	-	(2,997)
Balance at December 31, 2020	1	$1	-	$-	-	$-	2,115,224	$2,115	2,414	$2,413,750	1,475	$1,475,000	17,268,881	$17,269	-	$-	(1,000,000)	$(516,528)	$22,430,430	$(1,152,810)	$(26,497,350)	$(1,828,123)

F-25

Iconic Brands, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2020	2019
Operating Activities:
Loss from continuing operations attributable to Iconic Brands, Inc.	$(3,571,602)	$(2,906,698)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Income (loss) from continuing operations attributable to noncontrolling interests in subsidiaries and variable interest entity	(109,962)	(424,599)
Issuance of note payable to consultant	-	50,000
Stock-based compensation	557,768	775,700
Noncash lease expense	-	3,293
Depreciation and amortization	29,196	-
Loss on investment in and receivable from Can B Corp.	483,472	-
Changes in operating assets and liabilities:
Accounts receivable	239,289	(460,241)
Inventories	66,300	(315,530)
Accounts payable and accrued expenses	1,234,686	541,343

Net cash used in operating activities	(1,070,853)	(2,736,732)

Investing Activities :
Leasehold improvements	(11,000)	(20,000)
Furniture and equipment	(8,708)	-
Loans to discontinued subsidiary	-	(797,213)

Net cash used in investing activities	(19,708)	(817,213)

Financing Activities :
Proceeds from sale of series G Preferred Stock and warrants (net of placement agent fees of $150,000)	1,325,000	-
Proceeds from exercise of warrants	-	307,200
Proceeds from sale of series F Preferred Stock and warrants (net of placement agent fees of $322,500)	-	2,802,500
Proceeds from sale of Series E Preferred Stock and warrants	-	509,380
Proceeds from note payable	28,458	-
Repayment of debt and accrued interest	(40,000)	(10,000)
Loans payable to officer and affiliated entity	(29,494)	17,040

Net cash provided by financing activities	1,283,964	3,626,120

Increase (decrease) in cash and cash equivalents	193,403	72,175

Cash and cash equivalents, beginning of period	263,638	191,463

Cash and cash equivalents, end of period	$457,041	$263,638

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid	$-	$-
Interest paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:

Purchase of treasury stock (1,000,000 shares of common stock) in connection with exchange of 543,714 shares of Can B Corp common stock	$516,528	$-
Issuance of common stock in exchange for the surrender of
Series C Preferred Stock and Series D Preferred Stock	$-	$500,000

Issuance of common stock in exchange for the Series E
Preferred Stock	$675	$781,323

Issuance of common stock in connection with acquisition of
51% equity interest in Green Grow Farms, Inc.	$-	$1,250,000

Issuance of note payable in connection with acquisition of 51%
equity interest in Green Grow Farms, Inc.	$-	$200,000

Exchange of Series E Preferred Stock for Series F Preferred
Stock	$-	$681,250

Issuance of common stock in exchange for Series F Preferred
Stock	$742,000	$650,500

Receipt of Can B Corp. common stock in connection with sale
of 51% equity interest in Green Grow Farms, Inc, effective December 31, 2019	$-	$1,000,000

Issuance of common stock to Escrow Agent in connection with
Settlement Agreement and Amended Settlement Agreement	$-	$133,551

See notes to consolidated financial statements.

F-26

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2020 and 2019

1. ORGANIZATION AND NATURE OF BUSINESS

Iconic Brands, Inc., formerly Paw Spa, Inc. (“Iconic Brands” or “Iconic”), was incorporated in the State of Nevada on October 21, 2005. Effective December 31, 2016, Iconic closed on a May 15, 2015 agreement to acquire a 51% interest in BiVi LLC (“BiVi”), the brand owner of “BiVi 100 percent Sicilian Vodka,” and closed on a December 13, 2016 agreement to acquire a 51% interest in Bellissima Spirits LLC (“Bellissima”), the brand owner of Bellissima sparkling wines. These transactions involved entities under common control of the Company’s chief executive officer and represented a change in reporting entity. The financial statements of the Company have been retrospectively adjusted to reflect the operations at BiVi and Bellissima from their inception.

BiVi was organized in Nevada on May 4, 2015. Bellissima was organized in Nevada on November 23, 2015.

Effective May 9, 2019, Iconic closed on a Share Exchange Agreement to acquire a 51% interest in Green Grow Farms, Inc. (“Green Grow”), an entity organized on February 28, 2019 to grow hemp for CBD extraction. Effective December 31, 2019, Iconic sold its 51% interest in Green Grow Farms, Inc. to Can B Corp (see Note 3).

Reverse Stock Split

Effective January 18, 2019, the Company effectuated a 1 share for 250 shares reverse stock split which reduced the issued and outstanding shares of common stock at December 31, 2018 from 1,359,941,153 shares to 5,439,765 shares. The accompanying financial statements have been retrospectively adjusted to reflect this reverse stock split.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Principles of Consolidation

The consolidated financial statements include the accounts of Iconic, its two 51% owned subsidiaries BiVi and Bellissima, its 51% owned subsidiary Green Grow Farms Inc. (“Green Grow”) for the period May 9, 2019 (date of acquisition) to December 31, 2019 (date of sale), and United Spirits, Inc., a variable interest entity of Iconic (see Note 6) (collectively, the “Company”). All inter-company balances and transactions have been eliminated in consolidation.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

F-27

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2020 and 2019

(c) Fair Value of Financial Instruments

Generally accepted accounting principles require disclosing the fair value of financial instruments to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

In assessing the fair value of financial instruments, the Company uses a variety of methods and assumptions, which are based on estimates of market conditions and risks existing at the time. For certain instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, loans payable to officer and affiliated entity, and note payable, it was estimated that the carrying amount approximated fair value because of the short maturities of these instruments.

(d) Cash and Cash Equivalents

The Company considers all liquid investments purchased with original maturities of ninety days or less to becash equivalents.

(e) Accounts Receivable, Net of Allowance for Doubtful Accounts

The Company extends unsecured credit to customers in the ordinary course of business but mitigates risk by performing credit checks and by actively pursuing past due accounts. The allowance for doubtful accounts is based on customer historical experience and the aging of the related accounts receivable. At December 31, 2020 and December 31, 2019, the allowance for doubtful accounts was $83,617 and $26,513, respectively.

(f) Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market, with due consideration given to obsolescence and to slow moving items. Inventories at December 31, 2020 and 2019 consists of cases of BiVi Vodka and cases of Bellissima sparkling wines purchased from our Italian suppliers and cases of alcoholic beverages and packaging materials relating to our Hooters line of products introduced in August 2019.

(g) Revenue Recognition

In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers” (Topic 606) which establishes revenue recognition standards. ASU 2014-19 was effective for annual reporting periods beginning after December 15, 2017. We adopted ASU 2014-09 effective January 1, 2018. ASU 2014-09 has not had a significant effect on the Company’s financial position and results of operations.

Our revenue (referred to in our financial statements as “sales”) consists primarily of the sale of wine and spirits imported for cash or otherwise agreed-upon credit terms. Our customers consist primarily of retailers. Our revenue generating activities have a single performance obligation and are recognized at the point in time when control transfers and our obligation has been fulfilled, which is when the related goods are shipped or delivered to the customer, depending upon the method of distribution, and shipping terms. We have elected to treat shipping as a fulfillment activity. Revenue is measured as the amount of consideration we expect to receive in exchange for the sale of our product. The Company has no obligation to accept the return of products sold other than for replacement of damaged products. Other than quantity price discounts negotiated with customers prior to billing and delivery (which are reflected as a reduction in sales), the Company does not offer any sales incentives or other rebate arrangements to customers.

F-28

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2020 and 2019

(h) Shipping and Handling Costs

Shipping and handling costs to deliver product to customers are reported as operating expenses in the accompanying statements of operations. Shipping and handling costs to purchase inventory are capitalized and expensed to cost of sales when revenue is recognized on the sale of product to customers.

(i) Stock-Based Compensation

Stock-based compensation is accounted for at fair value in accordance with Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation”. For the years ended December 31, 2020 and 2019, stock-based compensation was $557,768 and $775,700, respectively.

(j) Income Taxes

Income taxes are accounted for under the assets and liability method. Current income taxes are provided in accordance with the laws of the respective taxing authorities. Deferred income taxes are provided for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion or all of the deferred tax assets will be realized.

(k) Net Income (Loss) per Share

Basic net income (loss) per common share is computed on the basis of the weighted average number of common shares outstanding and to be issued to Escrow Agent (see Note 11) during the period of the financial statements.

Diluted net income (loss) per common share is computed on the basis of the weighted average number of common shares and to be issued to Escrow Agent (see Note 11) and dilutive securities (such as stock options, warrants, and convertible securities) outstanding.  Dilutive securities having an anti-dilutive effect on diluted net income (loss) per share are excluded from the calculation.

(l) Recently Issued Accounting Pronouncements

Effective January 1, 2019, we adopted ASU 2016-2 (Topic 842) which establishes a new lease accounting model for lessees. Under the new guidance, lessees are required to recognize right of use assets and liabilities for most leases having terms of 12 months or more. We adopted this new accounting guidance using the effective date transition method, which permits entities to apply the new lease standards using a modified retrospective transition approach at the date of adoption. As such, historical periods were continued to be measured and presented under the previous guidance while current and future periods are subject to this new accounting guidance. Upon adoption we recorded a total of $223,503 for right-of-use assets related to our two operating leases (see Note 13g) and a total of $223,503 for lease liabilities.

F-29

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2020 and 2019

On July 13, 2017, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (“ASU”) 2017-11. Among other things, ASU 2017-11 provides guidance that eliminates the requirement to consider “down round” features when determining whether certain financial instruments or embedded features are indexed to an entity’s stock and need to be classified as liabilities. ASU 2017-11 provides for entities to recognize the effect of a down round feature only when it is triggered and then as a dividend and a reduction to income available to common stockholders in basic earnings per share. The guidance is effective for annual periods beginning after December 15, 2018; early adoption is permitted. Accordingly, effective January 1, 2019, the Company will reflect a $2,261,039 reduction of the derivative liability on warrants (see Note 10) and a $2,261,039 cumulative effect adjustment reduction of accumulated deficit.

Certain other accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to bematerial.

(m) Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has sustained significant net losses which have resulted in an accumulated deficit at December 31, 2020 of $26,497,350 and has experienced periodic cash flow difficulties, all of which raise substantial doubt regarding the Company’s ability to continue as a going concern.

Continuation of the Company as a going concern is dependent upon obtaining additional working capital and attaining profitable operations. The management of the Company has developed a strategy which it believes will accomplish these objectives and which will enable the Company to continue operations for the coming year. However, there is no assurance that these objectives will be met. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from the outcome of this uncertainty.

3. DISCONTINUED OPERATIONS

Effective December 31, 2019, the Company sold its 51% equity interest in Green Grow Farms, Inc. (“Green Grow”) to Can B Corp. in exchange for 37,500,000 shares of Can B Corp. common stock and a Can B Corp. obligation to issue additional shares (“Additional Purchases Shares”) of Can B Corp. common stock to the Company on June 30, 2020 in such number so that the aggregate value of the aggregate shares issued to the Company equaled $1,000,000. We acquired this equity interest on May 9, 2019 in exchange for a $200,000 note payable to NY Farms Group Inc. and 2,000,000 shares of Company common stock valued at $1,250,000.

F-30

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2020 and 2019

The $487,007 loss from operations of discontinued subsidiary for the period May 9, 2019 to December 31, 2019 consists of:

Sales	$-

Cost of sales	239,810

Gross profit	(239,810)

Operating expenses:

Officer’s compensation	168,232

Occupancy costs	30,373

Other	48,592

Total operating expenses	247,197

Net loss	$(487,007)

The $798,839 loss on sale of discontinued subsidiary was calculated as follows:

Consideration received from sale effective December 31, 2019:

Can B Corp. common stock	$487,500

Receivable from Can B for “Additional Purchase Shares” due June 30, 2020	512,500

Forgiveness of note payable to NY Farms Group Inc.	200,000

Total consideration	1,200,000

Company investment in 515 of Green Grow at December 31, 2019:

Initial investment on May 9, 2019	1,450,000

Loans receivable from Green Grow (forgiven)	797,213

51% of net loss of Green Grow for the year ended December 31, 2019	(248,374)

Total investment	1,998,839

Loss on sale of discontinued subsidiary	$(798,839)

Effective March 6, 2020, CANB effected a 1 share for 300 shares reverse stock split resulting in a reduction of the number of the Company’s shares of CANB common stock from 37,500,000 shares to 125,000 shares. On July 8, 2020, CANB delivered 418,714 additional shares of CANB common stock required under the December 31, 2019 agreement. The fair value of the 543,714 shares of CANB common stock at June 30, 2020 was $1,073,835 and the Company recognized an unrealized gain of $73,835 in the quarterly period ended June 30, 2020.

On July 29, 2020, the Company executed an exchange agreement with CANB and delivered the 543,714 shares of CANB common stock to CANB in exchange for CANB’s delivery of 1,000,000 shares of common stock to the Company. The July 29, 2020 closing price of CANB common stock was $0.95 per share. In the balance sheet as of September 30, 2020, the Company recorded treasury stock in the amount of $516,528. The Company recognized a loss of $557,307 from the Company’s investment in CANB common stock.

F-31

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2020 and 2019

4. INVESTMENT IN BIVI LLC

On May 15, 2015, Iconic entered into a Securities Exchange Agreement by and among the members of BiVi LLC, a Nevada limited liability company (“BiVi”), under which Iconic acquired a 51% majority interest in BiVi in exchange for the issuance of (a) 1,000,000 shares of restricted common stock and (b)  1,000 shares of newly created Series C Convertible Preferred Stock.

Prior to May 15, 2015, BiVi was beneficially owned and controlled by Richard DeCicco, the controlling shareholder, President, CEO and Director of Iconic Brands, Inc.

5. INVESTMENT IN BELLISSIMA SPIRITS LLC

On December 13, 2016, Iconic entered into a Securities Purchase Agreement with Bellissima Spirits LLC (“Bellissima”) and Bellissima’s members under which Iconic acquired a 51% Majority Interest in Bellissima in exchange for the issuance of a total of 10 shares of newly designated Iconic Series D Convertible Preferred Stock. Each share of Iconic Series D Convertible Preferred Stock is convertible into the equivalent of 5.1% of Iconic common stock issued and outstanding at the time of conversion.

Prior to December 13, 2016, Bellissima was controlled by Richard DeCicco, the controlling shareholder, President, CEO and Director of Iconic.

6. UNITED SPIRITS, INC.

United Spirits, Inc. (“United”) is owned and managed by Richard DeCicco, the controlling shareholder, President, CEO, and Director of Iconic. United provides distribution services for BiVi and Bellissima (see Note 13d) and is considered a variable interest entity (“VIE”) of Iconic. Since Iconic has been determined to be the primary beneficiary of United, we have included United’s assets, liabilities, and operations in the accompanying consolidated financial statements of Iconic. Summarized financial information of United follows:

Balance Sheets:	December 31, 2020	December 31, 2019

Cash and cash equivalents	$448,254	$130,454
Intercompany receivable from Iconic (A)	1,693,012	56,495
Right-of-use asset	4,441	54,955
Total assets	$2,145,707	$241,904

Accounts payable and accrued expenses	$210,693	$187,658
Loans payable to officer and affiliated entity	58,582	88,077
SBA Paycheck Protection Program loan	28,458	-
Intercompany payable to Bellissima (A)	2,242,243	317,722
Intercompany payable to BiVi (A)	66,876	66,876
Operating lease liability	4,441	54,955
Total Liabilities	2,611,293	715,288
Noncontrolling interest in VIE	(465,586)	(473,384)
Total liabilities and stockholders’ deficiency	$2,145,707	$241,904

	Year ended December 31,
Statements of operations:	2020	2019
Intercompany distribution income (A)	$19,134	$13,418

Royalty expense	-	127,500
Officers’ compensation	-	82,000
Other operating expenses – net	11,337	46,069
Total operating expenses	11,337	255,569
Net income (loss)	$7,797	$(242,151)
(A) Eliminated in consolidation

F-32

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2020 and 2019

7. INVENTORIES

Inventories consist of:

	December 31, 2020	December 31, 2019
Finished goods:
Hooters brands	$259,837	$286,123
Bellissima brands	163,258	199,580
BiVi brands	47,439	48,132
Total finished goods	470,534	533,835

Raw materials:
Hooters brands	36,966	39,965
Total raw materials	36,966	39,965

Total	$507,500	$573,800

8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of:

	December 31, 2020	December 31, 2019
Accounts payable	$1,444,213	$737,850
Accrued officers compensation	843,050	813,050
Accrued royalties	792,295	295,042
Other	10,215	6,621
Total	$3,089,773	$1,852,563

F-33

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2020 and 2019

9. NOTES PAYABLE

Notes payable consist of:

	December 31, 2020	December 31, 2019
Small Business Administration Paycheck Protection Program forgivable loan payable	$28,458	$-
Amount due to a former Bellissima consultant pursuant to a Settlement and Release Agreement dated February 7, 2019, due December 31, 2019	-	40,000
Total	$28,458	$40,000

10. DERIVATIVE LIABILITY ON WARRANTS

From September 2017 to November 2017, in connection with the sale of a total of 480,000 shares of common stock, the Company issued a total of 480,000 Common Stock Purchase Warrants (the “Warrants”) to the respective investors. The Warrants are exercisable into ICNB common stock at a price of $2.50 per share, expire five years from date of issuance, and contain “down round” price protection.

Effective May 21, 2018, in connection with the sale of a total of 120,000 shares of Series E Preferred Stock, the Company issued a total of 480,000 Warrants to four investors. These warrants are exercisable into ICNB common stock at a price of $2.50 per share, expire five years from date of issuance, and contain “down round” price protection.

The down round provision of the above Warrants requires a reduction in the exercise price if there are future issuances of common stock equivalents at a lower price than the $2.50 exercise price of the Warrants. Accordingly, we have recorded the $2,261,039 fair value of the Warrants at December 31, 2018 as a derivative liability.

Effective January 1, 2019 (see Note 2), the Company adopted ASU 2017-11 and reduced the $2,261,039 derivative liability on warrants at December 31, 2018 to $0 and recognized a $2,261,039 cumulative effect adjustment reduction of accumulated deficit.

11. CAPITAL STOCK

The one share of Series A Preferred Stock, which was issued to Richard DeCicco on September 10, 2009, entitles the holder to two votes for every share of Common Stock Deemed Outstanding and has no conversion or dividend rights.

The 1000 shares of Series C Preferred Stock, which were issued to Richard DeCicco on May 15, 2015 pursuant to the Securities Exchange Agreement (see Note 4) for the Company’s 51% investment in BiVi, entitled the holder in the event of a Sale (as defined) to receive out of the proceeds of such Sale (in whatever form, be it cash, securities, or other assets), a distribution from the Company equal to 76.93% of all such proceeds received by the Company prior to any distribution of such proceeds to all other classes of equity securities, including any series of preferred stock designated subsequent to this Series C Preferred Stock. Effective March 27, 2019, pursuant to a Preferred Stock Exchange Agreement, Mr. DeCicco exchanged the 1,000 shares of Series C Preferred Stock for 1,000,000 shares of Company common stock.

F-34

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2020 and 2019

The 10 shares of Series D Preferred Stock, which were issued to Richard DeCicco and Roseann Faltings (5 shares each) on December 13, 2016 pursuant to the Securities Purchase Agreement (See Note 5) for the Company’s 51% investment in Bellissima, entitled the holders to convert each share of Series D Preferred Stock to the equivalent of 5.1% of the common stock issued and outstanding at the time of conversion. Effective March 27, 2019, pursuant to a Preferred Stock Exchange Agreement, Mr. DeCicco and Ms. Faltings exchanged the 10 shares of Series D Preferred Stock for 1,000,000 shares of Company common stock (500,000 shares each).

Effective May 21, 2018, the Company entered into a Share Purchase Agreement with the four investors who purchased 480,000 shares of common stock pursuant to a Securities Purchase Agreement dated October 27, 2017. The Exchange Agreement provided for the exchange of the 480,000 shares of common stock for 1,200,000 shares of Series E Preferred Stock. Each share of Series E Preferred Stock is convertible into 0.4 shares of common stock, is entitled to 0.4 votes on all matters to come before the common stockholders or shareholders generally, is entitled to dividends on an as-converted-to-common stock basis, is entitled to a distribution preference of $0.25 upon liquidation, and is not redeemable.

Also effective May 21, 2018, the Company sold a total of 1,200,000 shares of Series E Preferred Stock and 480,000 warrants to the four investors referred to in the preceding paragraph for $300,000 cash pursuant to an Amendment No. 1 to Securities Purchase Agreement.

Effective October 4, 2018, the Company closed on the first tranche of the Securities Purchase Agreement dated September 27, 2018 with nine (9) accredited investors for the sale of an aggregate of 4,650,000 shares of our Series E convertible preferred stock and warrants to acquire 1,860,000 shares of our common stock (at an exercise price of $1.25 per share for a period of five years) for gross proceeds of $1,162,500. The first tranche sale was for 1,550,000 shares of our Series E Preferred stock and warrants to acquire 620,000 shares of our common stock for gross proceeds of $387,500.

As a condition to the closing of the first tranche, the Company entered into Securities Exchange Agreements with holders of convertible notes totaling $519,499 who exchanged their convertible notes for an aggregate of 2,077,994 shares of our Series E Preferred stock plus warrants to acquire 831,198 shares of our common stock. Also, holders of convertible notes totaling $76,569 exchanged their notes for an aggregate of 122,510 shares of our common stock and holders of convertible notes totaling $90,296 were paid off with cash.

On November 30, 2018 and December 20, 2018, the Company received two payments of $71,875 and $71,875 respectively (totaling $143,750) in exchange for 287,500 and 287,500 shares of Series E Preferred Stock (totaling 575,000 shares) respectively at $0.25 per share. These payments represented advance payments in connection with the second tranche of the Securities Purchase Agreement dated September 27, 2018 which closed on February 7, 2019.

Effective February 7, 2019, the Company closed on the second tranche of the Securities Purchase Agreement dated September 27, 2018. The Company received the remaining $243,750 (of the $387,500 total second tranche proceeds) and issued the investors the remaining total of 975,000 shares of Series E Preferred Stock (of the 1,550,000 total second tranche shares) and warrants to acquire 620,000 shares of our common stock.

F-35

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2020 and 2019

On February 12, 2019 and March 18, 2019, the Company received two payments of $71,880 and $25,000 respectively (totaling $96,880) in exchange for 287,520 and 100,000 shares of Series E Preferred Stock (totaling 387,520 shares) respectively at $0.25 per share. These payments represent advance payments in connection with the third tranche of the Securities Purchase Agreement dated September 27, 2018. Closing of the third tranche of $387,500 has not occurred.

On April 25, 2019 and September 4, 2019, the Company received payments of $71,875 and $96,875 respectively (totaling $168,750) in exchange for 287,500 and 387,500 shares of Series E Preferred Stock (totaling 675,000 shares) respectively at $0.25 per share. These payments represent advance payments in connection with the third tranche of the Securities Purchase Agreement dated September 27, 2018. Closing of the third tranche of $387,500 has not occurred.

On April 23, 2019, a holder converted 673,398 shares of Series E Preferred Stock into 269,359 shares of Iconic common stock.

On May 17, 2019, a holder converted 800,000 shares of Series E Preferred Stock into 320,000 shares of Iconic common stock.

On July 18, 2019, Iconic entered into Securities Purchase Agreements with certain accredited investors (the “Investors”) for the sale of an aggregate of 3,125 shares of newly designated Series F Convertible Preferred Stock plus 5,000,000 warrants at a price of $1,000 per share of Series F Convertible Preferred Stock or for a total of $3,125,000 (which was collected in full from July 18, 2019 to August 2, 2019). On August 2, 2019, Iconic paid $322,500 in commissions and expenses to the placement agent of this offering. Each share of Series F Convertible Preferred Stock has a stated value of $1,000, is convertible into 1,600 shares of common stock (subject to adjustment under certain circumstances), has no voting rights, is entitled to dividends on an as-converted-to common stock basis, is entitled to a distribution preference of $1,000 upon liquidation, and is not redeemable. Each warrant is exercisable into one share of common stock at an exercise price of $0.625 per share (subject to adjustment under certain circumstances) for a period of five years from the date of issuance.

We also entered into separate Registration Rights Agreements with the purchasers of the Series F Preferred Stock, pursuant to which the Company agreed to file a registration statement to register the resale of the shares underlying the Series F Convertible Preferred Stock and Warrants within thirty (30) days following the closing date (the “Filing Date”), to cause such registration statement to be declared effective within 60 days following the earlier of (i) the date that the registration statement is filed with the Securities and Exchange Commission (the “SEC”) and (ii) the Filing Date, and to maintain the effectiveness of the registration statement until all of such shares of Common Stock have been sold or are otherwise able to be sold pursuant to Rule 144 under the Securities Act, without any restrictions. We filed the Form S-1 registration statement on September 9, 2019 which was declared effective by the SEC on September 18, 2019. If we fail to maintain the effectiveness of the registration statement for the required time period, the Company is obligated to pay liquidated damages in the amount of 1% of their subscription amount, per month, until such event is satisfied.

Concurrently with the closing of the financing transaction described above, we entered into Securities Exchange Agreements with certain holders of our Series E Convertible Preferred Stock and exchanged their 2,725,000 shares of Series E Convertible Preferred Stock for an aggregate of 681.25 shares of our Series F Convertible Preferred Stock.

F-36

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2020 and 2019

From July 26, 2019 to August 28, 2019, three holders converted a total of 1,000,000 shares of Series E Preferred Stock into a total of 400,000 shares of Iconic common stock.

From September 19, 2019 to September 27, 2019, three holders converted a total of 14.20 shares of Series E Preferred Stock into a total of 227,200 shares of Iconic common stock.

On October 25, 2019 and December 28, 2019, two holders converted a total of 651,892 shares of Series E Preferred Stock into a total of 260,757 shares of Iconic common stock.

From October 2, 2019 to December 31, 2019, six holders converted a total of 508.50 shares of Series F Preferred Stock into a total of 813,600 shares of Iconic common stock.

On January 12, 2020, the Company entered into securities purchase agreements with certain accredited investors for the sale of a total of 1,500 shares of Series G Convertible Preferred Stock and warrants o purchase 1,200,000 shares of our common stock for gross proceeds of $1,500,000 (of which $1,475,000 was collected on January 13, 2020 and January 14, 2020). Each share of Series G Convertible Preferred Stock (designated on January 13, 2020) has a stated value of $1,000, is convertible into shares of common stock at a price of $1.25 per share (subject to adjustment under certain circumstances), has no voting rights, is entitled to dividends on an as-converted-to common stock basis, is entitled to a distribution preference of $1,000 upon liquidation, and is not redeemable. Each warrant is exercisable into one share of common stock at an exercise price of $1.25 per share (subject to adjustment under certain circumstances) for a period of five years from the date of issuance.

On February 12, 2020, February 13, 2020, and February 14, 2020, three holders converted a total of 675,000 shares of Series E Preferred Stock into a total of 270,000 shares of Iconic common stock.

From January 16, 2020 to February 24, 2020, two holders converted a total of 190 shares of Series F Preferred Stock into a total of 304,000 shares of Iconic common stock.

On May 29, 2020 and June 5, 2020, four holders converted a total of 552 shares of Series F Preferred Stock into a total of 883,200 shares of Iconic common stock.

Common Stock

On March 28, 2017, the Company executed a Settlement Agreement and Release (the “Settlement Agreement”) with 4 holders of convertible notes payable. Notes payable and accrued interest totaling $892,721 were satisfied through the Company’s agreement to irrevocably reserve a total of 1,931,707 shares of its common stock and to deliver such shares in separate tranches to the Escrow Agent upon receipt of a conversion notice delivered by the Escrow Agent to the  Company.

F-37

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2020 and 2019

On May 5, 2017, the Company executed an Amended Settlement Agreement and Release (the “Amended Settlement Agreement”) replacing the Settlement Agreement and Release dated March 28, 2017 (see preceding paragraph). The Amended Settlement Agreement is with 5 holders of convertible notes payable (the 4 holders who were parties to the Settlement Agreement and Release dated March 28, 2017 and one additional holder) and provided for the satisfaction of notes payable and accrued interest totaling $1,099,094 (a $206,373 increase from the $892,721 amount per the Settlement Agreement and Release dated March 28, 2017) through the Company’s agreement to irrevocably reserve a total of 2,452,000 shares of its common stock (a 520,293 shares increase from the 1,931,707 shares per the Settlement Agreement and Release dated March 28, 2017) and deliver such shares in separate tranches to the Escrow Agent upon receipt of a conversion notice delivered by the Escrow Agent to the Company.

In the quarterly period ended June 30, 2017, the Company issued an aggregate of 284,777 shares of its common stock to the Escrow Agent pursuant to the Amended Settlement Agreement. In the quarterly period ended September 30, 2017, the Company issued an aggregate of 253,333 shares of its common stock to the Escrow Agent pursuant to the Amended Settlement Agreement.

From September 2017 to November 2017, pursuant to a Securities Purchase Agreement dated October 27, 2017 (the “SPA”), the Company issued a total of 480,000 shares of its common stock and 480,000 warrants to four investors for a total of $300,000 cash. The Warrants, which were exercised May 8, 2019 pursuant to Warrant Exercise Agreements, were exercisable into ICNB common stock at a price of $2.50 per share, were to expire five years from date of issuance, and contained “down round” price protection (see Note 10).

On January 2, 2018, the Company issued 103,447 shares of its common stock to the Escrow Agent pursuant to the Amended Settlement Agreement.

On January 19, 2018, the Company issued 216,127 shares of its common stock to the Escrow Agent pursuant to the Amended Settlement Agreement.

On March 14, 2018, the Company issued 126,667 shares of its common stock to the Escrow Agent pursuant to the Amended Settlement Agreement.

On April 5, 2018, the Company issued 172,000 shares of its common stock to the Escrow Agent pursuant to the Amended Settlement Agreement.

On April 9, 2018, the Company issued 280,296 shares of its common stock to the Escrow Agent pursuant to the Amended Settlement Agreement.

On April 12, 2018, the Company issued 481,151 shares of its common stock to the Escrow Agent pursuant to the Amended Settlement Agreement.

On August 14, 2018, the Company issued 51,938 shares of its common stock in settlement of convertible notes payable and accrued interest payable totaling $32,461.

On September 7, 2018, the Company issued 70,572 shares of its common stock in settlement of convertible notes payable and accrued interest payable totaling $44,108.

F-38

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2020 and 2019

Effective May 21, 2018, the Company entered into a Share Purchase Agreement with the four investors who purchased 480,000 shares of common stock pursuant to a Securities Purchase Agreement dated October 27, 2017. The Exchange Agreement provided for the exchange of the 480,000 shares of common stock for 1,200,000 shares of Series E Preferred Stock. Each share of Series E Preferred Stock is convertible into 0.4 shares of common stock, is entitled to 0.4 votes on all matters to come before the common stockholders or shareholders generally, is entitled to dividends on an as-converted-to-common stock basis, is entitled to a distribution preference of $0.25 upon liquidation, and is not redeemable.

On January 16, 2019, the Company issued 436,125 shares of its common stock to the Escrow Agent pursuant to the Amended Settlement Agreement.

On January 24, 2019, the Company issued 98,078 shares of its common stock to the Escrow Agent pursuant to the Amended Settlement Agreement. This issuance completed the Company’s obligation to deliver shares of our common stock to the Escrow Agent.

On February 7, 2019, the Company agreed to issue 120,000 shares of its common stock (issued April 18, 2019) and a $50,000 note payable due December 31, 2019 to a former Bellissima consultant pursuant to a Settlement and Release Agreement. The $141,200 total fair value of the note ($50,000) and the 120,000 shares of common stock ($91,200) was expensed as consulting fees in the three months ended March 31, 2019.

On March 15, 2019, the Company agreed to issue 150,000 shares of its common stock (issued April 8, 2019) to a consulting firm entity pursuant to a Business Development Agreement. The $199,500 fair value of the 150,000 shares of common stock was expensed as consulting fees in the three months ended March 31, 2019.

On March 27, 2019, the Company issued 1,000,000 shares of its common stock to Chief Executive Officer Richard DeCicco in exchange for the surrender of the 1,000 shares of Series C Preferred Stock owned by Mr. DeCicco.

On March 27, 2019, the Company issued a total of 1,000,000 shares of its common stock (500,000 shares to Chief Executive Officer Richard DeCicco; 500,000 shares to Vice President Roseann Faltings) in exchange for the surrender of the 5 shares each of Series D Preferred Stock owned by Mr. DeCicco and Ms. Faltings.

Effective April 15, 2019 the Company issued 50,000 shares of its common stock to a consulting firm entity pursuant to a Consulting Agreement. The $95,000 fair value of the 50,000 shares of Iconic common stock was expensed as consulting fees in the three months ended June 30, 2019.

On April 23, 2019, a stockholder converted 673,398 shares of Series E Preferred Stock into 269,359 shares of Iconic common stock.

On May 8, 2019, Iconic executed Warrant Exercise Agreements with four holders of Company warrants. The holders exercised a total of 960,000 warrants at an agreed price of $0.32 per share and paid the Company a total of $307,200. Pursuant to the Warrant Exercise Agreements, the holders were issued a total of 1,920,000 New Warrants which are exercisable into Company common stock at a price of $2.25 per share for a period of five years.

F-39

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2020 and 2019

On May 9, 2019, Iconic closed on a Share Exchange Agreement (the “Agreement”) with Green Grow Farms, Inc. (“Green Grow”) and NY Farms Group Inc. (“NY Farms”). Pursuant to the Agreement, Iconic acquired a 51% equity interest in Green Grow in exchange for (i) note payable of $200,000 and (ii) 2,000,000 shares of Company common stock. Effective December 31, 2019, Iconic sold its 51% equity interest in Green Grow (see Note 3).

On May 17, 2019, a stockholder converted 800,000 shares of Series E Preferred Stock into 320,000 shares of Iconic common stock.

Effective May 23, 2019, the Company issued 250,000 shares of its common stock to a consulting firm entity pursuant to a Consulting Agreement. The $390,000 fair value of the 250,000 shares of Iconic common stock was expensed as consulting fees in the three months ended June 30, 2019.

From July 26, 2019 to August 28, 2019, three holders converted a total of 1,000,000 shares of Series E Preferred Stock into a total of 400,000 shares of Iconic common stock.

On September 3, 2019, the Company issued a total of 781,250 shares of common stock to the placement agent and five associated individuals for services relating to the offering of 3,125 shares of Series F Preferred Stock which concluded on August 2, 2019 (see Preferred Stock above).

From September 19, 2019 to September 27, 2019, three holders converted a total of 14.2 shares of Series F Preferred Stock into a total of 227,200 shares of Iconic common stock.

On October 25, 2019 and December 26, 2019, two holders converted a total of 651,892 shares of Series E Preferred Stock into a total of 260,757 shares of Iconic common stock.

From October 2, 2019 to December 31, 2019, six holders converted a total of 508.50 shares of Series F Preferred Stock into a total of 813,600 shares of Iconic common stock.

On January 22, 2020, the Company issued a total of 375,000 shares of its common stock to the placement agent and four associated individuals for services relating to the offering of 1,500 shares of Series G Preferred Stock that concluded on January 14, 2020 (see Preferred Stock above).

On January 22, 2020, and February 27, 2020, the Company issued a total of 160,000 shares of its common stock to an investor relations firm for services rendered to the Company. The $101,018 total fair value of the 160,000 shares of Iconic common stock on the respective dates of issuance was expensed as investor relations in the three months ended March 31, 2020.

On January 26, 2020, the Company issued 150,000 shares of its common stock to a consulting firm for services rendered to the Company. The $100,500 fair value of the 150,000 shares of Iconic common stock was expensed as consulting fees in the three months ended March 31, 2020.

F-40

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2020 and 2019

On February 24, 2020, the Company issued 100,000 shares of its common stock to William Clyde Elliot II pursuant to an Endorsement Agreement dated February 15, 2020 (see Note 12). The $67,500 fair value of the 100,000 shares of Iconic common stock was charged to prepaid expenses and was expensed over the term of the Endorsement Agreement.

On February 24, 2020, the Company issued 50,000 shares of its common stock to a consulting firm for services rendered to the Company. The $33,750 fair value of the 50,000 shares of Iconic common stock was expensed as consulting fees in the three months ended March 31, 2020.

On February 12, 2020, February 13, 2020, and February 14, 2020, three holders converted a total of 675,000 shares of Series E Preferred Stock into a total of 270,000 shares of Iconic common stock.

From January 16, 2020 to February 24, 2020, two holders converted a total of 190 shares of Series F Preferred Stock into a total of 304,000 shares of Iconic common stock.

On May 1, 2020, the Company issued 275,000 shares of its common stock to an investor relations firm for services rendered to the Company. The $167,750 fair value of the 275,000 shares of Iconic common stock was expensed as investor relations in the three months ended June 30, 2020.

On June 1, 2020, the Company issued 75,000 shares of its common stock to a consultant for services rendered to the Company. The $51,750 fair value of the 75,000 shares of Iconic common stock was expensed as consulting fees in the three months ended June 30, 2020.

On June 2, 2020, the Company issued 50,000 shares of its common stock to a consulting firm entity for services rendered to the Company. The $35,500 fair value of the 50,000 shares of Iconic common stock was expensed as consulting fees in the three months ended June 30, 2020.

On May 29, 2020 and June 5, 2020, four holders converted a total of 552 shares of Series F Preferred Stock into a total of 883,200 shares of Iconic common stock.

Warrants

A summary of warrants activity for the period January 1, 2018 to December 31, 2020 follows:

Common shares Equivalent

Balance, January 1, 2018	534,000
Issued in the year ended December 31, 2018	2,361,198

Balance, December 31, 2018	2,895,198
Issued in the three months ended March 31, 2019	620,000

Balance, March 31, 2019	3,515,198

Exercise of warrants in connection with Warrant
Exercise Agreements dated May 8, 2019	(960,000)

Issuance of New Warrants in connection with
Warrant Exercise Agreements dated May 8, 2019	1,920,000

Balance, June 30, 2019	4,475,198
Issued in the three months ended September 30, 2019	5,000,000

Balance, September 30, 2019 and December 31, 2019	9,475,198
Issued in the three months ended March 31, 2020	1,180,000

Balance, March 31, 2020, June 30, 2020, September 30,
2020, and December 31, 2020	10,655,198

F-41

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2020 and 2019

Issued and outstanding warrants at December 31, 2020 consist of:

Year Granted	Number Common Shares Equivalent	Exercise Price Per Share		Expiration Date
2017	54,000	$2.50		June 22, 2022 to June 30, 2022
2018	400,000	$0.625		March 28, 2021
2018	30,000	$2.50		May 21, 2023
2018	831,198	$1.25		September 20, 2023
2018	620,000	$1.25	*	September 20, 2023
2019	620,000	$1.25	*	February 7, 2024
2019	1,920,000	$2.25	*	May 8, 2024
2019	5,000,000	$0.625		August 2, 2024
2020	1,180,000	$1.25		January 12, 2025

Total	10,655,198

* These warrants contain a “down round” provision and thus the exercise price is reduceable to $0.625 per share as a result of the Series F Preferred Stock financing that closed on August 2, 2019.

Effective October 4, 2018, the Company closed on the first tranche of the Securities Purchase Agreement dated September 27, 2018 with nine (9) accredited investors for the sale of an aggregate of 4,650,000 shares of our Series E convertible preferred stock and warrants to acquire 1,860,000 shares of our common stock (at an exercise price of $1.25 per share for a period of five years) for gross proceeds of $1,162,500. The first tranche sale was for 1,550,000 shares of our Series E convertible preferred stock and warrants to acquire 620,000 shares of our common stock for gross proceeds of $387,500. The second tranche of $387,500 closed on February 7, 2019 and also was for 1,550,000 shares of our Series E convertible preferred stock and warrants to acquire 620,000 shares of our common stock.

F-42

On May 8, 2019, Iconic executed Warrant Exercise Agreements with four holders of Company warrants. The holders exercised a total of 960,000 warrants (which were acquired from September 2017 to November 2017 and on May 21, 2018) at an agreed price of $0.32 per share and paid the Company a total of $307,200. Pursuant to the Warrant Exercise Agreements, the holders were issued a total of 1,920,000 New Warrants that are exercisable into Company common stock at a price of $2.25 per share for a period of five years and contain “down round” price protection.

As discussed in Preferred Stock above, the Company issued a total of 5,000,000 warrants to investors as part of the offering of 3,125 shares of Series F Preferred Stock that concluded on August 2, 2019. Each warrant is exercisable into one share of common stock at an exercise price of $0.625 per share for a period of five years from the date of issuance and contains “down round” price protection.

As also discussed in Preferred Stock above, the Company issued a total of 1,180,000 warrants to investors as part of the offering of 1,500 shares of Series G Preferred Stock that concluded on January 14, 2020. Each warrant is exercisable into one share of common stock at an exercise price of $1.25 per share for a period of five years from the date of issuance and contains “down round” price protection.

12. INCOME TAXES

No income taxes were recorded in the years ended December 31, 2020 and 2019 since the Company had taxable losses in these periods.

The provision for (benefit from) income taxes differs from the amount computed by applying the statutory United States federal income tax rate of 21% for the periods presented to income (loss) from continuing operations before income taxes. The sources of the difference are as follows:

	Year ended December 31,
	2020	2019
Expected tax at 21%	$(773,128)	$(699,572)

Nontaxable loss on investment in and receivable from Can B Corp.	101,529	-
Nondeductible stock-based compensation	117,131	162,897
Increase (decrease) in valuation allowance	554,468	536,675

Income tax provision	$-	$-

F-43

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2020 and 2019

Significant components of the Company’s deferred income tax assets are as follows:

	December 31,	December 31,
	2020	2019

Net operating loss carryforward	4,849,551	4,295,083

Less valuation allowance	(4,849,551)	(4,295,083)

Deferred income tax assets - net	$-	$-

Based on management’s present assessment, the Company has not yet determined that a deferred tax asset attributable to the future utilization of the net operating loss carryforward as of December 31, 2020 will be realized. Accordingly, the Company has maintained a 100% valuation allowance against the deferred tax asset in the financial statements at December 31, 2020. The Company will continue to review this valuation allowance and make adjustments as appropriate.

Current United States income tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited.

All tax years remain subject to examination by major taxing jurisdictions.

13. COMMITMENTS AND CONTINGENCIES

a. Iconic Guarantees

On May 26, 2015, BiVi LLC (“BiVi”) entered into a License Agreement with Neighborhood Licensing, LLC (the “BiVi Licensor”), an entity owned by Chazz Palminteri (“Palminteri”), to use Palminteri’s endorsement, signature and other intellectual property owned by the BiVi Licensor. Iconic has agreed to guarantee and act as surety for BiVi’s obligations under certain sections of the License Agreement and to indemnify the BiVi Licensor and Palminteri against third party claims.

On November 12, 2015, Bellissima Spirits LLC (“Bellissima”) entered into a License Agreement with Christie Brinkley, Inc. (the “Bellissima Licensor”), an entity owned by Christie Brinkley (“Brinkley”), to use Brinkley’s endorsement, signature, and other intellectual property owned by the Bellissima Licensor. Iconic has agreed to guarantee and act as surety for Bellissima’s obligations under certain sections of the License Agreement and to indemnify the Bellissima Licensor and Brinkley against third party claims.

b. Royalty Obligations of BiVi and Bellissima

Pursuant to the License Agreement with the Bivi Licensor (see Note 13a. above), BiVi is obligated to pay the BiVi Licensor a Royalty Fee equal to 5% of monthly gross sales of BiVi Brand products payable monthly subject to an annual Minimum Royalty Fee of $100,000 in year 1, $150,000 in year 2, $165,000 in year 3, $181,500 in year 4, $199,650 in year 5, and $219,615 in year 6 and each subsequent year. The Minimum Royalty Fee has been waived until such time as the parties agree to reinstate the Minimum Royalty Fee.

F-44

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2020 and 2019

Pursuant to the License Agreement and Amendment No. 1 to the License Agreement effective September 30, 2017 with the Bellissima Licensor (see Note 13a. above), Bellissima is obligated to pay the Bellissima Licensor a Royalty Fee equal to 10% of monthly gross sales (12.5% for sales in excess of defined Case Break Points) of Bellissima Brand products payable monthly. The Bellissima Licensor has the right to terminate the endorsement if Bellissima fails to sell 10,000 cases of Bellissima Brand products in year 1, 15,000 cases in year 2, or 20,000 cases in year 3 and each subsequent year.

c. Brand Licensing Agreement relating to Hooters Marks

On July 23, 2018, United Spirits, Inc. (“United”) executed a Brand Licensing Agreement (the “Hooters Agreement”) with HI Limited Partnership (“the Licensor”). The Agreement provides United a license to use certain “Hooters” Marks to manufacture, market, distribute, and sell alcoholic products.

The Initial Term of the Hooters Agreement is from July 23, 2018 through December 31, 2020. Provided that United is not in breach of any terms of the Agreement, United may extend the Term for an additional 3 years through December 31, 2023.

The Hooters Agreement provides for United’s payment of Royalty Fees (payable quarterly) to the Licensor equal to 6% of the net sales of the licensed products subject to a minimum royalty fee of $65,000 for Agreement year 1 (ending December 31, 2018), $255,000 for Agreement year 2, $315,000 for Agreement year 3 and 4, $360,000 for Agreement year 5, and $420,000 for Agreement year 6.

The Hooters Agreement also provided for United’s payment of an advance payment of $30,000 to the Licensor to be credited towards royalty fees payable to Licensor. On September 6, 2018, the $30,000 advance payment was paid to the Licensor. The Hooters Agreement also provides for United’s payment of a marketing contribution equal to 2% of the prior year’s net sales of the Licensed Products. If United fails to spend the required marketing contribution in any calendar year, the deficiency will be paid to Licensor.

For the years ended December 31, 2020 and 2019, royalties expense under this Agreement was $429,953 and $137,267, respectively.

d. Marketing and Order Processing Services Agreement

During October 2019, United Spirits, Inc. (“United”) executed a Marketing and Order Processing Services Agreement (the “QVC Agreement”) with QVC, Inc. (“QVC”). Among other things, the Agreement provides for United’s grant to QVC of an exclusive worldwide right to promote the Bellissima products through direct response television programs.

The Initial License Period commenced October 2019 and expires in December 2021 (i.e., two years after first airing of a Bellissima product). Unless either party notifies the other party in writing at least 30 days prior to the end of the Initial License Period or any Renewal License Period of its intent to terminate the QVC Agreement, the License continually renews for additional two-year periods.

The QVC Agreement provides for United’s payment of “Marketing Fees” (payable no less than monthly) to QVC in amounts agreed to between United and QVC from time to time. For the years ended December 31, 2020 and 2019, the Marketing Fees expense (payable to QVC) was $461,861 and $82,983, respectively, and the direct response sales generated from QVC programs was $1,994,349 and $366,959, respectively.

F-45

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2020 and 2019

e. Distribution Agreements

On May 1, 2015, BiVi entered into a Distribution Agreement with United for United to distribute and wholesale BiVi’s product and to act as the licensed importer and wholesaler. The Distribution Agreement provides United the exclusive right for a term of ten years to sell BiVi’s product for an agreed distribution fee equal to $1.00 per case of product sold.

In November 2015, Bellissima and United agreed to have United distribute and wholesale Bellissima’s products under the same terms contained in the Distribution Agreement with BiVi described in the preceding paragraph.

Effective April 1, 2019, the Company and United agreed to have United distribute and wholesale Hooters brand products under the same terms contained in the Distribution Agreement with BiVi described in the second preceding paragraph.

f. Compensation Arrangements

Effective April 1, 2018, the Company executed Employment Agreements with its Chief Executive Officer Richard DeCicco (“DeCicco”) and its Vice President of Sales and Marketing Roseann Faltings (“Faltings”). Both agreements had a term of 24 months (to June 30, 2020) and have continued thereafter under the same terms. The DeCicco Employment Agreement provides for a base salary at the rate of $265,000 per annum. The Faltings Employment Agreement provides for a base salary at the rate of $150,000 per annum. For the year ended December 31, 2019, we accrued a total of $415,000 officers compensation pursuant to these two Employment Agreements which was allocated 50% to Iconic ($207,500), 40% to Bellissima ($166,000), and 10% to BiVi ($41,500). For the year ended December 31, 2020, we accrued a total of $415,000 officers compensation pursuant to these two Employment Agreements which was allocated 50% to Iconic ($207,500) and 50% to Bellissima ($207,500).

As of December 31, 2020 and December 31, 2019, accrued officers compensation was $843,050 and $813,050, respectively.

g. Lease Agreements

On March 27, 2018, United Spirits, Inc. executed a lease extension for the Company’s office and warehouse space in North Amityville New York. The extension had a term of three years from February 1, 2018 to January 31, 2021 and provided for monthly rent of $4,478.

On January 1, 2019, United Spirits, Inc. executed a lease agreement with the two officers of the Company to use part of their residence in Copiague, New York for Company office space. The agreement has a term of three years from January 1, 2019 to December 31, 2021 and provides for monthly rent of $3,930.

F-46

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2020 and 2019

At December 31, 2020, the future minimum lease payments under these two non-cancellable operating leases were:

Year ended December 31, 2021	$51,643

Total	$51,643

The operating lease liabilities totaling $49,147 at December 31, 2020 as presented in the Consolidated Balance Sheets represents the discounted (at our 10% estimated incremental borrowing rate) value of the future lease payments of $51,643 at December 31, 2020.

h. Endorsement Agreement

In February 2020, Iconic executed an Endorsement Agreement with an entity (“CEE”) controlled by Chase Elliott (“Elliott”), driver of the Hendrick Motorsports Number 9 NAPA/Hooter’s Chevrolet in races of the NASCAR Cup Series. The agreement, which has a term ending on December 31, 2021, provides Iconic the right to utilize Elliott’s name in connection with the promotion and distribution of Hooters brand products and requires CEE and Elliott to perform certain specified services for Iconic including certain promotional appearances. The agreement provides for compensation payable to CEE of (1) Initial Share Award of 100,000 shares of Iconic common stock (which was issued on February 24, 2020); (2) $75,000 year 2020 cash compensation (which was paid March 6, 2020); (3) $75,000 year 2021 cash compensation payable on or before February 15, 2021 (which has not yet been paid); and (4) Year 2021 Second Share Award of that number of shares of Iconic common stock equal to $75,000 based upon the average closing price of the common stock for the five trading days immediately preceding February 15, 2021 (which has not yet been issued).

For the year ended December 31, 2020, we expensed $142,500 in license fees relating to this Endorsement Agreement.

i. Concentration of sales

For the years ended December 31, 2020 and 2019, sales consisted of:

	2020	2019
Bellissima product line:

QVC direct response sales	$1,994,349	$366,959
Other	704,705	681,457
Total Bellissima	2,699,054	1,048,416
BiVi product line	-	3,700
Hooters product line	149,859	158,126

Total	$2,848,913	$1,210,242

For the year ended December 31, 2020, our largest two customers accounted for sales of $153,943 and $142,185, respectively. For the year ended December 31, 2019, our largest two customers accounted for sales of $119,640 and $105,608, respectively.

Accounts receivable due from QVC direct response sales was $272,297 at December 31, 2020.

14. SUBSEQUENT EVENT

On January 1, 2021, Iconic Brands, Inc. extended a Lease Agreement with Day Kay International (an entity controlled by Richard DeCicco) for the lease of the Company’s office and warehouse space in North Amityville New York (see Note 13g. above). The agreement has a term of three years from January 1, 2021 to January 1, 2024 and provides for monthly rent of $4,893.

On February 24, 2021, the Small Business Administration forgave the $28,458 loan payable of United Spirits Inc. See Note 9. Above.

On March 29, 2021 we issued 401,670 shares of  restricted common stock to a supplier of services to the Company.

F-47

128,995,031 Shares of Common Stock underlying Warrants

Iconic Brands, Inc.

PROSPECTUS

December 21, 2021